Exhibit 10.5

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE OMITTED INFORMATION IS INDICATED BY [***].

STOCK PURCHASE AGREEMENT

by and among

MAVIS TIRE SUPPLY, LLC, as buyer,

METIS HOLDCO, INC., as buyer guarantor and solely for purposes of Sections 6.25 and 9.3,

ICAHN AUTOMOTIVE GROUP LLC, as seller

and

ICAHN ENTERPRISES L.P., as seller guarantor and solely for purposes of Sections 6.1(d), 6.3, 6.4, 6.5, 6.6, 6.7, 6.10, 6.18, 6.22, 6.23, 6.25 and 9.2

Dated as of July 19, 2026

Table of Contents

Article I Definitions1

Article II Stock Purchase; Closing19

2.1 Purchase and Sale19

2.2 Closing19

2.3 Purchase Price19

2.4 Escrow22

2.5 Withholding23

Article III Representations and Warranties of Seller on behalf of itself and of the Company and its Subsidiaries23

3.1 Organization; Good Standing; Power23

3.2 Authorization; Execution and Enforceability; No Breach24

3.3 Title to Company Shares25

3.4 Capitalization25

3.5 Financial Statements; Indebtedness26

3.6 Absence of Undisclosed Liabilities27

3.7 Absence of Changes27

3.8 Assets29

3.9 Taxes30

3.10 Contracts33

3.11 Intellectual Property Rights; Information Technology36

3.12 Data Privacy38

3.13 Litigation39

3.14 Labor Matters40

3.15 Employee Benefits42

3.16 Compliance with Laws; Licenses44

3.17 Government Contracting45

3.18 Inventory45

3.19 Real Property45

3.20 Environmental Matters48

3.21 Affiliate Transactions48

3.22 Insurance49

3.23 Customers and Vendors51

3.24 Accounts Receivable52

3.25 Bank Accounts52

3.26 No Broker52

3.27 No Other Representations and Warranties52

Article IV Representations and Warranties of Buyer53

4.1 Organization; Good Standing; Power53

4.2 Authorization; Execution and Enforceability; No Breach53

4.3 Brokerage54

4.4 Litigation54

4.5 Financing54

4.6 Independent Investigation54

Article V Survival; Indemnification55

5.1 Survival55

5.2 Indemnifiable Matters55

5.3 Limitations on Indemnification57

5.4 Manner of Payment58

5.5 Third Party Claims58

5.6 Direct Claims59

5.7 Final Purchase Price Adjustment59

5.8 Exclusive Remedies60

5.9 Tax Benefits60

Article VI Covenants and Agreements60

6.1 Tax Matters60

6.2 Employees and Benefit Plans66

6.3 Restrictive Covenants67

6.4 Confidentiality68

6.5 Certain Lease Matters68

6.6 Company Name and Marks70

6.7 Release71

6.8 Record Retention71

6.9 Tail Insurance71

6.10 Insurance Coverage72

6.11 Termination Costs72

6.12 R&W Insurance Policy73

6.13 Conduct of Business Prior to Closing73

6.14 Access to Information Prior to Closing75

6.15 No Solicitation of Other Bids75

6.16 Notice of Certain Events76

6.17 Colchester Matters76

6.18 Restructuring77

6.19 Data Room Copies78

6.20 Replacement of Seller Credit Support78

6.21 Post-Closing Misdirected Payments.80

6.22 Certain Retained Leases; Post-Closing Cooperation and Cost Allocation.80

6.23 Seller Cooperation.82

6.24 Contractual Matters82

6.25 No Impairment83

Article VII CONDITIONS TO CLOSING83

7.1 Conditions to Obligations of the Parties83

7.2 Conditions to Obligations of Buyer83

7.3 Conditions to Obligations of Seller.86

Article VIII Termination87

8.1 Termination87

8.2 Effect of Termination88

Article IX Miscellaneous89

9.1 Fees and Expenses89

9.2 Seller Guaranty89

9.3 Buyer Guaranty93

9.4 Further Assurances97

9.5 Press Release and Announcements97

9.6 Consent to Amendments; Waivers98

9.7 Successors and Assigns98

9.8 Severability98

9.9 Counterparts98

9.10 Descriptive Headings; Interpretation98

9.11 Entire Agreement99

9.12 Specific Performance99

9.13 No Third Party Beneficiaries99

9.14 Schedules, Annexes and Exhibits100

9.15 Governing Law100

9.16 Jurisdiction; Venue100

9.17 Waiver of Jury Trial100

9.18 Notices100

9.19 No Strict Construction101

SCHEDULES

Schedule 1.1(a) –    –[***] Litigation

Schedule 1.1(c) –Capital Leases

Schedule 1.1(d) –Tax Liens

Schedule 5.2(a)(xii) –[***] Leases

Schedule 6.5(c)–    List of Retained Leases

Schedule 7.2(h)–Surviving Affiliate Transactions

Schedule 7.2(l)–Required Estoppel Certificates

Schedule 7.2(m)–Required Landlord Consents

EXHIBITS

Exhibit A–List of Repair Shops and Distribution Centers

Exhibit B–Restructuring Plan

Exhibit C–Accounting Principles

Exhibit D–Change of Control Payments

Exhibit E–Closed Leased Locations

Exhibit F–Closed Owned Locations

Exhibit G–Corporate Contracts

Exhibit H –Corporate Employees

Exhibit I-1–List of Lease Amendment Agreements

Exhibit I-2–Form of Lease Amendment Agreements

Exhibit J–Non-Demised Repair Shop Floor Plans

Exhibit K–Illustrative Net Working Capital

Exhibit L-1–List of New Sublease Agreements

Exhibit L-2(a)–Form of New Sublease Agreements – Not Demised

Exhibit L-2(b)–Form of New Sublease Agreements – Demised

Exhibit L-2(c)–Form of New Sublease Agreements – Demise in Process

Exhibit M–Transition Services Agreement

Exhibit N–Escrow Agreement

Exhibit O–Form of Recognition Agreement

Exhibit P–Form of Estoppel Certificate

Exhibit Q-1–List of Landlord Consents

Exhibit Q-2–Form of Landlord Consent

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of July 19, 2026, is entered into by and among Mavis Tire Supply, LLC, a Delaware limited liability company (“Buyer”), solely for purposes of Sections 6.25 and 9.3, Metis HoldCo, Inc., a Delaware corporation (“Buyer Guarantor”), Icahn Automotive Group LLC, a Delaware limited liability company (“Seller”) and, solely for purposes of Sections 6.1(d), 6.3, 6.4, 6.5, 6.6, 6.7, 6.10, 6.18, 6.22, 6.23, 6.25 and 9.2, Icahn Enterprises L.P., a Delaware limited partnership (“Seller Guarantor”).  Buyer and Seller are referred to herein as the “Parties” and each as a “Party”.  Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in Article I.

The Pep Boys-Manny, Moe & Jack Holding Corp., a Delaware corporation (the “Company”) and its Subsidiaries are engaged in the business of (i) owning and operating and providing a full range of automotive maintenance and repair services at the tire and automotive repair shops listed on Exhibit A hereto (the “Repair Shops”); (ii) operating real estate consisting of leased, subleased, and owned supercenters, service and tire centers, and distribution centers; and (iii) the supporting store operation management and distribution network, including the operation of the distribution centers listed on Exhibit A hereto (the “Distribution Centers”) (such business as currently conducted by the Company and its Subsidiaries, together with the business of Colchester solely as it relates to providing captive insurance coverage to the Company and its Subsidiaries engaged in the Business, the “Business”).

WHEREAS, Seller owns all of the issued and outstanding capital stock of the Company, consisting of 100 shares of Company Common Stock (the “Company Shares”);

WHEREAS, subject to the terms and conditions set forth herein, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Company Shares, in consideration for payment of the Purchase Price; and

WHEREAS, on or prior to the Closing, Seller Guarantor and its Subsidiaries (including the Company) will complete the activities and transactions set forth on Exhibit B hereto in accordance with, and on the terms and conditions set forth in, Section 6.18 and the Restructuring Documents approved by Buyer in accordance with the terms and conditions set forth in Section 6.18 and on Exhibit B (collectively, the “Restructuring”).

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

Article I
Definitions

For the purposes hereof, the following terms have the meanings set forth below:

“Access Limitations” has the meaning set forth in Section 2.3(d)(ii).

“Accounting Principles” means the accounting principles, conventions, policies, practices, procedures, classifications, judgments and methods set forth on Exhibit C.

“Acquisition Proposal” has the meaning set forth in Section 6.15(a).

“Adjustment Amount” means an amount (which may be positive or negative) equal to (a) the amount of Closing Cash and Cash Equivalents, minus (b) the amount of Closing Indebtedness, plus (c) the Net Working Capital Adjustment (which may be positive or negative), minus (d) the amount of Unpaid Seller Expenses, minus (e) the amount of Unpaid Income Taxes.

“Adjustment Escrow Amount” has the meaning set forth in Section 2.3(b)(i).

“Adjustment Escrow Fund” has the meaning set forth in Section 2.4.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, Contract or otherwise; provided, that, the Affiliates of Seller shall not include, as of the date of measurement, any Person that is a Public Company (other than (a) Seller Guarantor or its direct or indirect Subsidiaries or (b) any Public Company in which Carl C. Icahn owns (of record or beneficially) equity interests representing in excess of 50% of the voting power of the equity interests of such Public Company) in which Carl C. Icahn or any of his Affiliates has an interest as of the date hereof or acquires an interest after the date hereof (except to the extent that the applicable entity ceases to be a Public Company), or any direct or indirect Subsidiary thereof.  “Affiliates” of Buyer shall not include any investment fund managed by or affiliated with, or portfolio company of any fund managed by or affiliated with, [***].

“Affiliate Agreement” has the meaning set forth in Section 3.21.

“Affiliate Transactions” has the meaning set forth in Section 3.21.

“Affiliated Group” means any affiliated group as defined in Section 1504 of the Code that has filed a consolidated return for U.S. federal income tax purposes (or any consolidated, combined or unitary group under state, local or non-U.S. Law).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Asset Retirement Obligations” means the aggregate amount of costs and Liabilities incurred or to be incurred by the Company or any of its Subsidiaries, to the extent required by any applicable lease or other Contract (whether operative or expired or terminated) or Law to remove improvements, equipment, cabling, fixtures, tanks, machinery, or other installations, and otherwise restore physically the applicable premises.

“Auditor Review Period” has the meaning set forth in Section 2.3(d)(iv).

“Base Purchase Price” means $700,000,000.

“[***] Bond” means the Seller Credit Support marked with an asterisk (*) on Schedule 3.5(d).

“Business Day” means each day that is not a day on which banking institutions in the city of New York, New York are authorized or obligated by Law or executive Order to close.

“Business IP” means all (a) Intellectual Property Rights used in, held for use in, developed for, or otherwise relating to the Business, (b) Intellectual Property Rights licensed or sublicensed to the Company or any of its Subsidiaries, and (c) Company Owned IP.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Guaranteed Obligations” has the meaning set forth in Section 9.3(a).

“Buyer Guarantor” has the meaning set forth in the preamble to this Agreement.

“Buyer Guaranty” has the meaning set forth in Section 9.3(a).

“Buyer Indemnified Persons” has the meaning set forth in Section 5.2(a).

“Captive Collateral Arrangements” has the meaning set forth in Section 3.22(h).

“Captive Insurance Program” has the meaning set forth in Section 3.22(c).

“Cash and Cash Equivalents” means the aggregate amount of all freely available cash and cash equivalents of the Company and its Subsidiaries, on a consolidated basis, in accordance with the Accounting Principles (which for the purposes of clarity, does not include (a) with respect to Colchester, cash or cash equivalents required to collateralize any letters of credit, performance bonds or other similar instruments, (b) cash or cash equivalents subject to legal or other restrictions on transfer or that would cause the Company or any of its Subsidiaries to realize any Liability or cost (including any Taxes) if transferred between jurisdictions or between the Company and its Subsidiaries, including, restrictions on dividends and repatriations or any other form of restriction), (c) any restricted cash related to the Captive Insurance Program or (d) any cash, cash equivalents, restricted cash, marketable securities, deposits, or investments included within Net Working Capital.  For the avoidance of doubt, Cash and Cash Equivalents shall exclude the amount of any outstanding checks, outstanding drafts, outstanding wire transfers and outstanding debit transactions written or made for the accounts of the Company or any of its Subsidiaries.

“Change of Control Payments” means all change of control severance, bonus or retention payments that are payable by the Company or any of its Subsidiaries to any Person (other than any banker, broker or investment advisor to the Company) as a result of the transactions contemplated hereby (but without regard to any action taken by Buyer), including those payments set forth on Exhibit D of this Agreement.

“Claim” means any action, suit, proceeding (including any arbitration proceeding), investigation, claim, charge, complaint, demand, challenge, notice audit, inquiry or other proceeding.

“Closed Leased Locations” means the tire and automotive repair shops, distribution centers and other properties currently or previously leased by the Company or any of its Subsidiaries that are closed or inoperative as of the Closing Date, including those listed on Exhibit E hereto.

“Closed Owned Locations” means the tire and automotive repair shops, distribution centers and other properties owned by the Company or any of its Subsidiaries that are closed or inoperative as of the Closing Date and listed on Exhibit F hereto.

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash and Cash Equivalents” means the Cash and Cash Equivalents as of immediately prior to the Closing (after giving effect to payment by the Company of the amounts required to be paid pursuant to Section 6.2(b)).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Indebtedness” means the aggregate Indebtedness of the Company and its Subsidiaries, on a consolidated basis, as of immediately prior to the Closing.

“Closing Payroll Taxes” means the sum of the aggregate amount of the employer-paid portion of any employment and payroll Taxes that will arise from (a) any Change of Control Payments, (b) the payment by the Company of any bonuses or commissions that are earned prior to the Closing but not yet paid as of the Closing, or (c) any unpaid severance liabilities currently being paid or payable to any employees or service providers who terminated employment or other service with the Company or any of its Subsidiaries (as applicable) prior to the Closing.

“Closing Statement” has the meaning set forth in Section 2.3(d)(i).

“Closing Statement Review Period” has the meaning set forth in Section 2.3(d)(ii).

“COBRA” has the meaning set forth in Section 3.15(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Colchester” means Colchester Insurance Company, a Vermont insurance company.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Affiliate” has the meaning set forth in Section 3.21.

“Company Assets” has the meaning set forth in Section 3.8(a).

“Company Common Stock” means the common stock of the Company, par value $0.01 per share.

“Company Name and Marks” means (a) the “PEP BOYS” Trademark or any other Trademark constituting Company Owned IP, (b) any variations, translations, adaptations, derivations, abbreviations, acronyms, or combinations based on or including any Trademark referenced in clause (a), or (c) any Trademark confusingly similar to any Trademark referenced in clauses (a) or (b).

“Company Owned IP” means all (a) Intellectual Property Rights owned or purported to be owned (whether solely or jointly with others) by the Company or any of its Subsidiaries and (b) Intellectual Property Rights set forth on Schedule 3.11(a).

“Company Shares” has the meaning set forth in the recitals to this Agreement.

“Company Systems” means all of the following equipment and systems that are used by the Company or any of its Subsidiaries, whether owned by any such Person or which any such Person lease, license, or otherwise have the legal right to use: computers, computer systems, servers, hardware, Software, firmware, middleware, websites, Data, networks, servers, workstations, routers, hubs, switches, data communication equipment and lines, telecommunications equipment and lines, co-location facilities and equipment, and all other information technology equipment and related items of automated, computerized or Software systems, including any outsourced systems and processes (e.g., hosting locations) and all associated documentation.

“Confidentiality Agreement” means that certain confidentiality agreement, dated as of November 17, 2025, by and between Mavis Tire Express Services Corp. and Seller Guarantor, as amended.

“Contest” has the meaning set forth in Section 6.1(g).

“Contract” means any agreement, contract, license, sublicense, covenant not to sue, exercise or assert, lease, obligation, undertaking or other commitment or arrangement, whether written or oral, that is legally binding upon a Person or any of its property, including all amendments, waivers or other changes thereto.

“Corporate Contracts” means all Contracts listed on Exhibit G and all other Contracts to which the Company or any of its Subsidiaries is a party as of immediately prior to the Closing, which relate to the Company’s corporate functions and not specifically to Repair Shops, Distribution Centers or the supporting store operation management and distribution network.

“Corporate Employees” means the Persons employed by the Company or its Subsidiaries who are listed on Exhibit H.

“[***]” means [***].

“Data” means data, databases, data repositories, data lakes and collections, recordings, organization, structuring, storage, alignment or other combination of data or other Personal Information processing, information technology and communication environments, data classifications and data analysis.

“Data Privacy and Security Requirements” means the following, in each case to the extent applicable to the conduct of the Business, any privacy or security (including security breach notification) requirements, any Company System, or any matters relating to privacy and Personal

Information protection, security or Processing: (a) all Privacy and Security Laws and other applicable Laws and any related security (including security breach notification) requirements; (b) the Company’s and its Subsidiaries’ own respective internal and external past and present rules, policies, and procedures; (c) industry standards, best available practices (including relevant guidance and case law) and codes of conduct to which the Company or any of its Subsidiaries purport to comply with or be bound, requirements of self-regulatory bodies, and the Payment Card Industry Data Security Standard; and (d) Contracts or other representations, obligations, or commitments (including security controls) to which the Company or any of its Subsidiaries is bound or has made or agreed to comply with.

“Data Room” means the virtual data room established by the Company in relation to the transactions contemplated by this Agreement, hosted by Intralinks.

“Direct Claim” has the meaning set forth in Section 5.6.

“Dispute” has the meaning set forth in Section 9.16.

“Disputed Item” has the meaning set forth in Section 2.3(d)(iii).

“Distribution Centers” has the meaning set forth in the Recitals.

“Employee Benefit Plan(s)” has the meaning set forth in Section 3.15(a).

“Environmental Laws” means whenever enacted or in effect all Laws and contractual obligations, in each case concerning public or worker health and safety, pollution, the generation, use, treatment, storage, transportation, handling, disposal, or release of Hazardous Substances, or protection of the environment.

“Equity” means, with respect to any Person, any capital stock, membership interests, other share capital, equity or ownership interest or other security.

“Equity Equivalents” means, with respect to any Person, (a) any securities (including debt securities) directly or indirectly convertible into or exchangeable or exercisable for any Equity or securities containing any profit participation features, (b) any rights, warrants or options directly or indirectly to subscribe for or to purchase any Equity or securities containing any profit participation features, or to subscribe for or to purchase any securities (including debt securities) convertible into or exchangeable or exercisable for any Equity or securities containing any profit participation features, (c) any share appreciation rights, phantom share rights, other rights the value of which is linked to the value of any securities or interests referred to in clauses (a) and (b) above or other similar rights, or (d) any securities (including debt securities) issued or issuable with respect to the securities or interests referred to in clauses (a) through (c) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any employer that is or would be at the relevant time treated as a single employer with the Company or any of its Subsidiaries under Sections 414(b), (c), (m) or (o) of the Code.

“–[***] Litigation” means the litigation identified on Schedule 1.1(a).

“Escheat and Unclaimed Property Obligations” means any Liability (including any penalties or interest in connection therewith) imposed by, or otherwise owed to, a Government Entity on or by, as applicable, the Company or any of its Subsidiaries under any applicable unclaimed property, abandoned property, or escheat or similar Law in respect of escheatable, unclaimed or abandoned property attributable to any period ending on or before the Closing Date.

“Escrow Agent” has the meaning set forth in Section 2.3(b)(i).

“Escrow Agreement” has the meaning set forth in Section 2.4.

“Estimated Adjustment Amount” means an amount (which may be positive or negative) equal to (a) the amount of Estimated Cash and Cash Equivalents minus (b) the amount of Estimated Closing Indebtedness plus (c) the Estimated Net Working Capital Adjustment (which may be positive or negative) minus (d) the amount of Estimated Unpaid Seller Expenses, minus (e) the amount of Estimated Unpaid Income Taxes.

“Estimated Cash and Cash Equivalents” has the meaning set forth in Section 2.3(a).

“Estimated Closing Indebtedness” has the meaning set forth in Section 2.3(a).

“Estimated Net Working Capital Adjustment” has the meaning set forth in Section 2.3(a).

“Estimated Purchase Price” means the Base Purchase Price plus the Estimated Adjustment Amount.

“Estimated Unpaid Seller Expenses” has the meaning set forth in Section 2.3(a).

“Estimated Unpaid Income Taxes” has the meaning set forth in Section 2.3(a).

“Excluded Business” means any business currently or previously conducted by Seller, the Excluded Entities and any of their respective Affiliates (including the Company and its Subsidiaries), in each case, other than the Business, which includes, for the avoidance of doubt, (a) the business of Colchester related to providing captive insurance coverage to any Excluded Entities or other Affiliates of Seller Guarantor (other than the Company and its Subsidiaries (following the Restructuring)), and (b) the Closed Leased Locations.

“Excluded Entities” means Precision Auto Care, Inc., a Virginia corporation (a subsidiary of the Company), Icahn Automotive Service LLC, a Delaware limited liability company (including, among others, American Driveline Systems Inc., a Delaware corporation, Icahn Automotive Service Partners LLC, a Delaware limited liability company, AAMCO Transmissions, Inc., a Pennsylvania corporation, AAMCO Transmissions, LLC, a Pennsylvania limited liability company, and Cottman Transmission Systems, LLC, a Delaware limited liability company), AEP PLC LLC, a Delaware limited liability company, IEH Auto Parts Holding LLC, a Delaware limited liability company, Pep Boys Pakistan (SMC-Private) Limited, a single member Pakistan private company, and Icahn Automotive Group Team Member Charitable Fund, a Delaware charitable nonstock corporation, and each of their respective Subsidiaries.

“Final Purchase Price” has the meaning set forth in Section 2.3(d)(v).

“Financial Statements” has the meaning set forth in Section 3.5(a).

“Fraud” means fraud under Delaware law with respect to the making of the representations and warranties set forth in Article III, Article IV, Section 9.2 and Section 9.3 of this Agreement, but excluding any claim for equitable fraud, constructive fraud, promissory fraud, unfair dealings fraud, fraud by reckless or negligent misrepresentations or any tort based on negligence or recklessness.

“Fundamental Representations” means the representations set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.21 and Section 3.26.

“GAAP” means the United States generally accepted accounting principles.

“Government Bid” means any bid, proposal, quotation, or other offer made by the Company or any of its Subsidiaries, that, if accepted, could reasonably be expected to lead to the award of a Government Contract.

“Government Contract” means any Contract that is (i) between the Company or any of its Subsidiaries and a Government Entity, or (ii) entered into by the Company or any of its Subsidiaries as a subcontractor at any tier in connection with a contract between another Person and a Government Entity.

“Government Entity” means any United States or foreign governmental authority, including any national, federal, territorial, state, commonwealth, province, territory, county, municipal, district, local governmental jurisdiction of any nature or any other governmental, self-regulatory or quasi-governmental authority of any nature (including any governmental department, division, agency, bureau, office, branch, court, commission, arbitral or other tribunal, or other governmental instrumentality) or any political or other subdivision or part of any of the foregoing.

“Hazardous Substance” means any substance, material or waste as to which Liability or standards of conduct are imposed under any Environmental Law, including any quantity of asbestos in any form, urea formaldehyde, Polychlorinated Biphenyls, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products, per- and poly-fluoroalkyl substances, any radioactive substance, or any toxic, infectious, reactive, corrosive, ignitable or flammable chemical or chemical compound substance, material or waste or words of similar meaning and regulatory effect as such terms are defined by any Environmental Laws, whether solid, liquid or gas.

“In Process Division Costs” has the meaning set forth in Section 3.19(f).

“Indebtedness” means, as of any time, without duplication, the aggregate amount of (a) any obligations of any Person arising under any indebtedness for borrowed money (including all obligations for principal, interest, penalties, fees, expenses, expenses associated with repayment including prepayment premiums or penalties, early termination fees, breakage costs and bank overdrafts thereunder), (b) any indebtedness of any Person evidenced by any note, bond, debenture or other debt security, (c) in each case to the extent drawn, obligations for letters of credit, performance bonds, surety bonds, bankers’ acceptances, or similar facilities, (d) any Liability of any Person with respect to interest rate swaps, collars, caps and similar hedging obligations, (e) all obligations of any Person for leases classified as capital or finance leases in the Financial Statements or required to be so classified in accordance with GAAP, and any operating leases currently or formerly (following the Most Recent Audit Date) classified as capital or finance leases, including, in either case, those set forth on Schedule 1.1(c) and calculated in accordance therewith, (f) all obligations of any Person for fixed and determinable deferred and unpaid purchase price of property or services, (other than trade payables and accrued expenses incurred in the Ordinary Course), including any earn-out obligations, seller notes, indemnities, post-closing purchase price true-ups, and holdbacks (in each case, whether contingent or otherwise, and calculated as the maximum amount payable under or pursuant to such obligation), (g) any unpaid severance liabilities in respect of employees and service providers of such Person pursuant to a written separation agreement, severance agreement or severance plan who terminated employment or whose services to the Company or any of its Subsidiaries have ceased (as applicable) prior to the Closing and deferred compensation Liabilities of such Person, (h) any obligations of any Person upon which interest charges are customarily paid (excluding trade accounts payable), (i) any obligations of any Person to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially similar securities or property, (j) any payments made to or upon the termination of, and any fees and expenses owing in respect of any Affiliate Agreements or Affiliate Transactions and any unpaid dividends or distributions, or any amounts owed to Seller or any of its Affiliates, (k) the balance sheet value of any loss contract as determined in accordance with GAAP, (l) any Liabilities under any supplier financing arrangements entered into by the Company or any of its Subsidiaries, (m) all obligations, net of reimbursement receivables arising from sub tenant rent, common area maintenance and related Taxes relating to periods prior to the Closing, which shall not be a negative number, (n) aged accounts payable, accrued liabilities, or other Liabilities outstanding for more than five years as of the Closing, which shall in the aggregate be no less than $[***], (o) the Payroll Lien Amount, (p) all obligations of the type referred to in clauses (a) through (o) of any Persons the payment of which any Person is responsible or liable directly or indirectly as obligor, guarantor, or surety or otherwise.  For the avoidance of doubt, Indebtedness shall not include (x) any item included in the calculation of Net Working Capital; (y) trade payables, accrued payroll, accrued bonuses, accrued vacation, customer deposits, short-term deferred revenue, operating lease liabilities, warranty reserves and other current liabilities incurred in the Ordinary Course; or (z) contingent obligations except to the extent specifically described in clauses (a) through (q) of in this definition, due and payable as of Closing or that facts and circumstances resulting in the obligations occurred as of Closing.

“Indemnified Party” has the meaning set forth in Section 5.5(a).

“Independent Auditor” has the meaning set forth in Section 2.3(d)(iv).

“Information Security Program” means a written information security program that complies with and provides reasonable and appropriate administrative, technical, and physical measures consistent with Data Privacy and Security Requirements and that is reasonable for the industry in which the Company operates to protect Personal Information and Company Systems against loss, damage, and unauthorized access, use, modification or misuse.

“Insurance Policy” has the meaning set forth in Section 3.22(a).

“Intellectual Property Rights” means all rights, title, and interest in and to all intellectual property and proprietary rights of every kind and nature however denominated in any jurisdiction throughout the world, including (a) patents, patent applications and patent disclosures and improvements thereto, (b) Trademarks, (c) copyrights (whether registered or unregistered), works of authorship (whether or not copyrightable), moral rights and all applications, registrations and renewals in connection therewith, (d) rights in and to Software, all accelerators, enrichment, measurement and management tools used in performing services, and all rights therein or thereto, (e) rights in and to Data, (f) all rights of privacy and publicity, including rights to use of the names, likenesses, voices, signatures, and biographical information of real persons, (g) Trade Secret rights, (h) rights in or relating to (including the right to claim priority to) applications, registrations, renewals, extensions, combinations, revisions, divisions, continuations, continuations-in-part and reissues of, and applications for, any of the rights referred to in any of the foregoing clauses (a) through (g), (i) all rights to sue (and recover and retain damages and costs and attorneys’ fees) for past, present and future infringement, misappropriation, dilution or other violations of any of the foregoing clauses (a) through (h), and (j) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“IP Agreements” has the meaning set forth in Section 3.10(a)(vii).

“IRS” means the Internal Revenue Service of the United States.

“Inventory” means all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, tires and other inventories, in each case, related to the Business.

“Knowledge” means, with respect to Seller, the actual knowledge of [***] after reasonable inquiry.

“Laws” means all statutes, laws (including common law), codes, ordinances, regulations, rules, Orders, assessments, awards or acts of any Government Entity.

“Lease Amendment Agreements” shall mean the lease amendment agreements with respect to the Leases set forth on Exhibit I-1 to this Agreement (other than those which indicate a term length of zero years), to be entered into by and between Seller or one of its Affiliates and the Company or one of its Subsidiaries at the Closing, substantially in the form attached hereto as Exhibit I-2, with the applicable rent amounts and term for each such Lease as described on Exhibit I-1, which exhibit shall also indicate whether the applicable Repair Shop has been separately demised, has not been separately demised or is in the process of being separately demised (for purposes of determining the appropriate terms within Exhibit I-2) and if not separately demised, the percentage of the square footage of such property that such Repair Shop will occupy, and with respect to those Repair Shops that have not yet been separately demised, attaching the applicable floor plan (as described in Exhibit I-1) for such property attached hereto as Exhibit J.

“LeaseCo” means IAG LeaseCo LLC, a Delaware limited liability company.

“Leased Real Property” has the meaning set forth in Section 3.19(b).

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which Seller Guarantor, the Company or any of their respective Subsidiaries hold any Leased Real Property (including any prime lease underlying any New Sublease Agreement), including all amendments and modifications thereto and the right to all security deposits and other amounts and instruments deposited by or on behalf of Seller Guarantor, the Company or any of their respective Subsidiaries thereunder.

“Liability” means any liability, commitment, debt, claim, demand, expense or obligation (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated and due or to become due).

“License” means any permit, license, variance, franchise, security clearance, Order, approval, consent, certificate, registration, accreditation or other authorization issued or granted by any Government Entity and other similar rights.

“Lien” means any charge, claim, assignment, deposit arrangement, mortgage, pledge, encumbrance, license, sublicense, lien (statutory or otherwise), right of first or last refusal or offer, option, covenant not to assert or sue, ownership interest of another Person, or other security interest, restriction, limitation or other similar third party right of any kind or nature.

“Losses” means all losses, Liabilities, Claims, cause of actions, costs, damages, demands, judgments, awards, settlements, Taxes and expenses, whether or not arising out of Third Party Claims (including interest, penalties, fines, reasonable attorneys’, consultants’, experts’ and other professional advisors’ fees and expenses and all amounts paid in investigation, defense or settlement of any of the foregoing).

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that, individually or in the aggregate with any other results, occurrences, facts, changes, events or effects, (a) has a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) materially impairs or materially delays the ability of the Company or Seller to consummate the transactions contemplated by this Agreement in a timely manner or to perform its obligations hereunder.  Notwithstanding the foregoing, solely for the purposes of the foregoing clause (a), no result, occurrence, fact, change, event or effect shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent resulting from (i) conditions generally affecting the industry in which the Company and its Subsidiaries operate, the United States economy or the economy of any jurisdiction in which the Company and its Subsidiaries have material operations, (ii) any national or international political or social conditions, including engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iii) changes in GAAP or changes in any Laws, (iv) general changes in the financial, banking or securities markets, (v) natural disasters and other “acts of God”, pandemics, epidemics, public health emergencies, quarantines and responses thereto, (vi) the public announcement and consummation of the transactions contemplated by this Agreement, or (vii) any failure by the Company and its Subsidiaries to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the date of this Agreement (although the underlying facts and circumstances resulting in such failure shall be taken into account); provided, that any change, effect, event, circumstance, occurrence or state of facts relating to clauses (i) through (v) may be taken into account in determining whether a Material Adverse Effect has occurred to the extent such change, effect, event, circumstance, occurrence or state of facts has a disproportionate adverse effect on the Company and its Subsidiaries as compared to other participants in the industries in which the Company and its Subsidiaries operate.

“Material Contracts” has the meaning set forth in Section 3.10(b).

“Material Customer(s)” have the meaning set forth in Section 3.23.

“Material Vendor(s)” have the meaning set forth in Section 3.23.

“Most Recent Audit Date” has the meaning set forth in Section 3.5(a).

“Most Recent Audited Balance Sheet” has the meaning set forth in Section 3.5(a).

“Most Recent Balance Sheet” has the meaning set forth in Section 3.5(a).

“Most Recent Balance Sheet Date” has the meaning set forth in Section 3.5(a).

“Net Working Capital” means (a) the current assets of the Company and its Subsidiaries, on a consolidated basis, as of immediately prior to the Closing, minus (b) the current liabilities of the Company and its Subsidiaries, on a consolidated basis, as of immediately prior to the Closing, in the case of each of clauses (a) and (b), determined in accordance with the Accounting Principles.  Set forth on Exhibit K is an illustrative calculation of the Net Working Capital of the Company and its Subsidiaries as of April 30, 2026.  For the avoidance of doubt, (1) Net Working Capital shall include any current Tax assets other than income Tax assets (including, for example, any prepaid Taxes and, to the extent not included in the definition of Cash and Cash Equivalents, money set aside for the payment of Taxes in trust accounts or otherwise) and any current Tax liabilities, and (2) Net Working Capital shall not include any amounts of Closing Cash and Cash Equivalents, Closing Indebtedness, Unpaid Seller Expenses, Unpaid Income Taxes, or income Tax assets or liabilities (current or deferred).

“Net Working Capital Adjustment” means (a) if the Net Working Capital exceeds the NWC Target Amount, then the amount by which Net Working Capital exceeds the NWC Target Amount or (b) if the NWC Target Amount exceeds the Net Working Capital, then the amount by which the NWC Target Amount exceeds the Net Working Capital; provided, that any amount which is calculated pursuant to clause (b) above shall be deemed to be a negative number.

“New Sublease Agreements” shall mean the sublease agreements with respect to the Repair Shops set forth on Exhibit L-1 to this Agreement (other than with respect to the Retained Leases as determined as of the Closing Date), to be entered into by and between LeaseCo and the Company or one of its Subsidiaries at the Closing, substantially in the form attached hereto as Exhibit L-2(a), Exhibit L-2(b) or Exhibit L-2(c), as applicable, with the applicable rent amount for each such Lease as described on Exhibit L-1, which exhibit shall also indicate whether the applicable Repair Shop has been separately demised (so Exhibit L-2(b) is applicable), has not yet been separately demised (so Exhibit L-2(a) is applicable) or is in the process of being separately demised (so Exhibit L-2(c) is applicable) and if not yet separately demised, the percentage of the square footage of such property that such Repair Shop will occupy, and with respect to those Repair Shops that have not yet been separately demised, attaching the applicable floor plan (as described in Exhibit L-1) for such property attached hereto as Exhibit J.

“Non-Puerto Rico 401(k) Plan” has the meaning set forth in Section 6.2(c).

“Notice of Disagreement” has the meaning set forth in Section 2.3(d)(iii).

“NWC Target Amount” equals $[***], as such amount may be increased, as provided in the Accounting Principles.

“Off-the-Shelf Software” means Software that is generally commercially available, unmodified and prepackaged and licensed pursuant to a standard form click-wrap or shrink-wrap agreement, and used by the Company or any of its Subsidiaries solely for their own internal use with a replacement cost or aggregate fee, royalty, or other consideration for any such Software of no more than $[***].

“Open Source Software” means Software that is licensed pursuant to: (a) any license that is, or is substantially similar to, a license approved by the Open Source Initiative (www.opensource.org), (b) any license under which Software is distributed or licensed as “free software,” “open source software,” or under similar terms, or (c) any license that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to modify, make derivative works of, or reverse-engineer (other than as prohibited under Law) any such other Software, or (iv) a requirement that such other Software be redistributable by other licensees, in each case (a), (b) and (c) whether or not source code is available or included in such license.

“Order” means any order, judgment, writ, injunction, stipulation, award or decree.

“Ordinary Course” means the ordinary course of business consistent with past practice.

“Outside Date” means the first Business Day that is at least 90 days following the date of this Agreement.

“Owned Real Property” has the meaning set forth in Section 3.19(a).

“Payroll Lien Amount” means an amount equal to $[***], which represents the U.S. federal payroll taxes owed by the Company for the U.S. federal payroll tax period ending [***] and which amount, for the avoidance of doubt, excludes any interest, penalties, fines, additions to tax in respect of the same, less amounts paid in satisfaction thereof in accordance with this Agreement.

“Permitted Liens” means (a) landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory Liens arising or incurred in the Ordinary Course for amounts which are not due and payable, (b) Liens for Taxes or assessments and similar charges, which are not due and payable or being contested in good faith and for which appropriate reserves have been established in accordance with GAAP in the Financial Statements, (c) zoning, building and other land use regulations imposed by Government Entities having jurisdiction over the Real Property which are not violated by the current use and operations of the Real Property, and (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Real Property which do not materially impair the occupancy or use of the Real Property by the Company or its Subsidiaries for the purposes for which it is currently used in connection with their business.

“Person” means an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization, Government Entity or department, agency or political subdivision thereof or other entity.

“Personal Information” means any data, alone or in combination, that (a) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be associated or linked, directly or indirectly, with a particular individual, household, or device (e.g., name, address, phone number, email address, financial account number, payment card data, government issued identifier, health or medical information, account user names and passwords, cookies and similar technologies, IP addresses, unique online identifiers and unique device identifiers), or (b) is otherwise protected by or subject to any Privacy and Security Law or defined as “personal information”, “personal data”, “personally identifiable information”, “personally identifiable data”, or “protected health information”.

“PPACA” has the meaning set forth in Section 3.15(c).

“Pre-Closing Seller Premises Division Work” has the meaning set forth in Section 3.19(e).

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion of any Straddle Period beginning on the first day of such Straddle Period and ending on the Closing Date.

“Pre-Closing Taxes” means, without duplication, (a) all Taxes (or the non-payment thereof) of Seller and any Excluded Entities, (b) all Taxes (or the non-payment thereof) of or imposed on the Company or any of its Subsidiaries for any Pre-Closing Tax Period, (c) all Taxes of any member of an Affiliated Group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar U.S. state or local, or non-U.S. Law, (d)  all Taxes arising from the purchase and sale of the Company Shares as contemplated by this Agreement except as otherwise expressly allocated pursuant to this Agreement, (e) any obligation to indemnify, reimburse, or otherwise make payments to any Person in respect of Taxes pursuant to a Contract entered into prior to Closing, (f) any Taxes of any Person (other than the Company or any of its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by Contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing, (g) any Taxes arising from the settlement, repayment, retirement, cancellation or elimination of any intercompany balances between the Company and any of its Subsidiaries or between any of the Company’s Subsidiaries existing as of the beginning of the day on the Closing Date, (h) any Taxes payable under Section 965 of the Code, regardless of whether an election under Section 965(h) of the Code has been made, (i) any Taxes incurred in connection with the Restructuring, (j) any Taxes resulting from any breach or non-fulfillment of any Tax covenant, agreement, or obligation of the Company or any of its Subsidiaries (prior to the Closing) and Seller contained in Section 6.1, and (k) any Taxes incurred by the Company or any of its Subsidiaries after the Closing as a result of (i) any deferred intercompany transaction described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) which occurred in a Pre-Closing Tax Period or excess loss account arising under Treasury Regulations Section 1.1502-19 (or any corresponding or similar provision of state, local or non-U.S. income Tax law) established in a Pre-Closing Tax Period, (ii) a change in method of accounting or Section 481 adjustment in a Pre-Closing Tax Period, (iii) any inclusion under Section 951(a) or Section 951A of the Code properly allocable to a Pre-Closing Tax Period, (iv) installment method of accounting or open transaction disposition entered into prior to the Closing, or (v) any prepaid amount received or paid in a Pre-Closing Tax Period; provided, however, that Pre-Closing Taxes shall not include (A) any Tax or Taxes accounted for or otherwise included in the calculation of Net Working Capital, Closing Indebtedness, Closing Payroll Taxes, or Unpaid Income Taxes, (B) any Taxes, other than Taxes described in clause (k)(i) above, resulting from action taken by Buyer or its Affiliates (including, after the Closing, the Company and its Subsidiaries) or any transactions entered into by Buyer or its Affiliates (including, after the Closing, the Company and its Subsidiaries) in each case outside the Ordinary Course occurring on the Closing Date after the Closing, unless contemplated by this Agreement, (C) Taxes due to the unavailability in any Tax periods (or portions thereof) beginning after the Closing Date of any net operating losses, credits, or other Tax attributes of the Company from a Tax period (or portion thereof) ending on or before the Closing Date, or (D) any Taxes resulting from a breach by Buyer of its obligations under Section 6.1(c)(i).

“Preliminary Closing Statement” has the meaning set forth in Section 2.3(a).

“Privacy and Security Laws” means all (a) applicable Laws concerning Processing, Personal Information, data protection, privacy, security or other similar Laws (including any security breach notification requirements); (b) mandatory industry guidelines (whether statutory or non-statutory) or mandatory codes of practice issued by the relevant supervisory authority relating to data protection, privacy or security; and (c) Contracts to which the Company is a party or otherwise bound.

“Process” (or “Processing” or “Processed”) means any operation or set of operations, whether or not by automatic means, which is performed on Data, sets of Data or a Company System.

“Prohibited Behavior” means (a) any form of harassment, discrimination or retaliation or (b) any type of misconduct on the basis of a protected status or classification.

“Public Company” shall mean any entity having securities which are listed on any tier of the New York Stock Exchange or the NASDAQ Stock Market or any other similar national or international securities exchange or quoted on any tier of the OTC Markets Group (including the OTCQX, OTCQB and OTC Pink marketplace) or any other similar national or international quotation service.

“Purchase Price” means the Base Purchase Price plus the Adjustment Amount.

“R&W Insurance Policy” means the Buyer-side representations and warranties insurance policy to be procured and issued to Buyer with respect to this Agreement.

“Real Property” has the meaning set forth in Section 3.19(c).

“Reinsurance Agreements” has the meaning set forth in Section 3.22(f).

“Released Persons” has the meaning set forth in Section 6.7.

“Repair Shops” has the meaning set forth in the Recitals.

“Resolution Period” has the meaning set forth in Section 2.3(d)(iii).

“Responsible Party” has the meaning set forth in Section 5.5(a).

“Restructuring” has the meaning set forth in the Recitals.

“Restructuring Documents” means each agreement, instrument, certificate, consent, approval, filing, notice, assignment, conveyance, transfer document and other document contemplated by Exhibit B or to be otherwise entered into, delivered or filed by Seller Guarantor or any of its Subsidiaries (including the Company) or any other party contemplated to be party thereto in accordance with Exhibit B, as may be necessary or appropriate to consummate the Restructuring in accordance with Section 6.18.

“Retained Lease” has the meaning set forth in Section 6.22(a).

“Reverse Termination Fee” has the meaning set forth in Section 8.2(b).

“Schedules” has the meaning set forth in the preamble to Article III.

“Security Incident” means (a) actual, suspected, or alleged unauthorized access, acquisition, interruption, alteration or modification, loss, theft, corruption or other unauthorized Processing of Personal Information or other Data, (b) inadvertent, unauthorized, and/or unlawful sale, or rental of Personal Information or other Data, or (c) any breach of the security of or other unauthorized access to or use of or other compromise to the integrity or availability of the Company Systems.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Credit Support” means all letters of credit, surety bonds, guarantees or other credit support instruments issued for the benefit of or posted by or on behalf of Seller Guarantor or any of its Affiliates, including Colchester, the Company or any of its Subsidiaries exclusively in connection with the Business, described on Schedule 3.5(d).

“Seller Contest” has the meaning set forth in Section 6.1(g).

“Seller Expenses” means the aggregate amount of (a) any fees, expenses, commissions or other amounts payable by the Company or any of its Subsidiaries (whether on behalf of the Company or any of its Subsidiaries or Seller or any of their respective Affiliates) or that is subject to payment or reimbursement by the Company or any of its Subsidiaries in connection with this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including the fees and expenses of any advisors, experts, brokers, finders, consultants, accountants, auditors, lawyers, investment bankers or other advisors, (b) any Change of Control

Payments, (c) Closing Payroll Taxes, (d) 50% of any fees and expenses to the Escrow Agent pursuant to the Escrow Agreement which shall be prepaid for the full escrow term at the Closing.

“Seller Guaranteed Obligations” has the meaning set forth in Section 9.2(a).

“Seller Guarantor” has the meaning set forth in the preamble to this Agreement.

“Seller Guaranty” has the meaning set forth in Section 9.2(a).

“Seller Indemnified Persons” has the meaning set forth in Section 5.2(b).

“Software” means all data, databases, collections of data, computer programs, including all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, all documentation, including user manuals and other training or other documentation or media, relating to any of the foregoing.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interest of which is sufficient to elect at least a majority of the board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interest of which) is owned directly or indirectly by such first Person.

“Tax” means (a) U.S. federal, state, local or non-U.S. or other taxes, including income, gross receipts, ad valorem, franchise, profits, windfall profits, value-added, goods and services, harmonized sales, sales, use, transfer, registration, excise, utility, environmental, communications, real or personal property, capital stock, license, payroll, wage or other withholding, employment, unemployment, disability, social security (or similar), health insurance, premiums, any state insurance premium-based tax (including premium tax, self-procurement tax, and surplus line tax), government pension plan, severance, stamp, occupation, alternative or add-on minimum, estimated, customs duties, assessments, charges and other taxes of any kind whatsoever, and (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority or Tax Law in connection with any item described in clause (a) above, including as a result of any failure to timely or properly file a Tax Return.

“Tax Return” means any return, declaration, report, claim for refund, estimate, information report, return statement or filing, filed or required to be filed relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Taxing Authority” means any Government Entity responsible for the administration, imposition or collection of any Tax.

“[***] Escrow Amount” has the meaning set forth in Section 2.3(b)(i).

“[***] Escrow Fund” has the meaning set forth in Section 2.4.

“[***] Statement” has the meaning set forth in Section 6.11(a).

“[***] Statement Review Period” has the meaning set forth in Section 6.11(a).

“Third Party Claim” has the meaning set forth in Section 5.5(a).

“Trade Secrets” means, collectively, (a) trade secrets and other confidential or sensitive information (including of third parties), Personal Information, Data, inventions (whether or not patentable or reduced to practice), ideas, know-how, processes, methods, techniques, research and development, source code, drawings, specifications, layouts, designs, formulae, algorithms, compositions, industrial models, architectures, plans, proposals, technical data, financial, business and marketing plans and proposals, customer and supplier lists, and price and cost information, and (b) privileged or proprietary information which, if compromised through any theft, interruption, modification, corruption, loss, misuse or unauthorized access or disclosure, could cause serious harm to the organization owning it.

“Trademarks” means any and all trademarks, service marks, brands, certification marks, collective marks, trade dress, trade names, slogans, product designations, logos, Internet domain names, corporate names, rights in telephone numbers, rights in and to usernames, handles, tags, and other online identifiers, profiles, and accounts, for all third party social media, advertising, e-commerce, and other similar online sites, and any other indicia of source or origin (including “look and feel”), together with all translations, adaptations, derivations, abbreviations, acronyms, and combinations thereof, all applications, registrations, and renewals in connection therewith, and all goodwill associated with each of the foregoing.

“Transaction Documents” means, collectively, this Agreement, the Lease Amendment Agreements, the New Sublease Agreements, the Escrow Agreement, the Transition Services Agreement, the Restructuring Documents, and all other agreements, certificates and instruments contemplated by this Agreement.

“Transfer Taxes” has the meaning set forth in Section 6.1(f).

“Transition Services Agreement” means that certain Transition Services Agreement to be entered into by and between Buyer and Seller on the Closing Date, substantially in the form attached hereto as Exhibit M, pursuant to which (a) the Company, through the Corporate Employees, will provide certain services to Seller and its Affiliates, and (b) Seller and its Affiliates will provide certain services to the Company and its Subsidiaries.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Unpaid Seller Expenses” means those Seller Expenses that have not been paid as of immediately prior to the Closing.

“Unpaid Income Taxes” means the amount (which shall not be less than zero) of any accrued and unpaid federal, state, local and non-U.S. Taxes of the Company and its Subsidiaries based on or measured by reference to gross or net income or receipts, including any gross receipts Tax, franchise Tax, commercial activity Tax or business and occupations Tax (to the extent, in each case, such Tax is imposed in lieu of an income Tax) and that are attributable to the Pre-Closing Tax Period (as apportioned with respect to any Straddle Period, pursuant to

Section 6.1(a)), determined on a jurisdiction-by-jurisdiction basis, including any Taxes payable under Section 965 of the Code, regardless of whether an election under Section 965(h) of the Code has been made.

“WARN Act” has the meaning set forth in Section 3.14(c).

Article II
Stock Purchase; Closing
2.1Purchase and Sale.  Subject to the terms and conditions of this Agreement, Seller shall sell, assign, transfer and convey to Buyer, free and clear of all Liens and restrictions on transfer (other than restrictions on transfer under applicable securities Laws), and Buyer shall purchase and acquire from Seller, all of the Company Shares and, in exchange, Buyer shall pay the Estimated Purchase Price to Seller (in accordance with Section 2.3).
2.2Closing.  The consummation of the transactions contemplated by this Agreement (collectively, the “Closing”) will take place remotely by the exchange of documents and signatures (or their electronic counterparts), no later than five Business Days after the last of the conditions to Closing set forth in Article VII has been satisfied or waived by the party or parties entitled to waive the same (other than conditions which, by their nature, are to be satisfied on the Closing Date, but are capable of being satisfied on the Closing Date), or at such other time or on such other date or at such other place as Seller and Buyer may mutually agree upon in writing, which date shall be referred to as the “Closing Date”.  The Closing shall be effective as of 12:01 a.m., Eastern Time, on the Closing Date.
2.3Purchase Price.
(a)Estimated Purchase Price.  At least five Business Days prior to the Closing, Seller shall prepare and deliver to Buyer a good faith calculation and estimate (the “Preliminary Closing Statement”) of: (i) the amount of Closing Cash and Cash Equivalents (the “Estimated Cash and Cash Equivalents”), (ii) the Net Working Capital and the resulting Net Working Capital Adjustment (the “Estimated Net Working Capital Adjustment”), (iii) the amount of Closing Indebtedness (the “Estimated Closing Indebtedness”), (iv) the amount of Unpaid Seller Expenses (the “Estimated Unpaid Seller Expenses”), (v) the amount of Unpaid Income Taxes (the “Estimated Unpaid Income Taxes”) and (vi) using the amounts referred to in clauses (i) through (v), the resulting calculation of the Estimated Purchase Price, together with reasonable supporting detail and documentation.  The Preliminary Closing Statement, and each element of the Preliminary Closing Statement shall be prepared in accordance with the Accounting Principles and the applicable definitions herein.  Buyer shall have the right to review and comment on the Preliminary Closing Statement and Seller shall consider such comments in good faith and revise the Preliminary Closing Statement as appropriate to reflect any agreed adjustments thereto, it being understood and agreed that Buyer’s proposal of revisions or failure to propose any revisions to the Preliminary Closing Statement shall not be deemed to waive or otherwise impair any rights of Buyer pursuant to this Agreement.
(b)Closing Payments.  At the Closing, Buyer shall pay or cause to be paid by wire transfer of immediately available funds, the Estimated Purchase Price as follows:

(i)$[***] (the “Adjustment Escrow Amount”) and $[***] (the “[***] Escrow Amount”) to the Escrow Agent, which amount shall be deposited into segregated accounts established and maintained at Western Alliance Bank (the “Escrow Agent”) for credit toward, respectively, the Adjustment Escrow Fund and the [***]Escrow Fund with each to be held and delivered by the Escrow Agent in accordance with the terms and provisions of this Agreement and the Escrow Agreement;
(ii)the remainder of the Estimated Purchase Price after taking into account the payment described in the preceding clause (i), which amount shall be deposited into the account designated in writing by Seller at least two Business Days prior to Closing.
(c)Other Payments.  At the Closing, Buyer shall pay, or shall cause to be paid, by wire transfer of immediately available funds, each the following payments:
(i)the portion of Estimated Closing Indebtedness payable to each applicable third party to whom Estimated Closing Indebtedness is owed as of the Closing, in accordance with the terms of the applicable payoff letter or release and related wire instructions from each such creditor or recipient thereof delivered pursuant to Section 7.2(g);
(ii)the portion of the Estimated Unpaid Seller Expenses (other than Change of Control Payments and Closing Payroll Taxes related thereto) payable to each applicable third party to whom Estimated Unpaid Seller Expenses are owed as of the Closing, in accordance with invoices and payment instructions, including wire instructions, provided by Seller at least five Business Days prior to the Closing Date; and
(iii)the amount of all Change of Control Payments plus the Closing Payroll Taxes related thereto to the Company, which amount shall be deposited into an account of the Company designated in writing by Seller at least five Business Days prior to the Closing Date.
(d)Determination of Final Purchase Price.
(i)Within 90 days after the Closing Date, Buyer shall deliver to Seller a good faith calculation (the “Closing Statement”) of: (A) the amount of Closing Cash and Cash Equivalents, (B) the Net Working Capital and the resulting Net Working Capital Adjustment, (C) the amount of Closing Indebtedness, (D) the amount of Unpaid Seller Expenses, (E) the amount of Unpaid Income Taxes and (F) using the amounts referred to in clauses (A) through (E), a calculation of the Final Purchase Price.  The Closing Statement, and each element of the Closing Statement, shall be prepared in accordance with the Accounting Principles and the applicable definitions herein, and be accompanied by reasonable supporting detail.
(ii)During the 45 days immediately following Buyer’s delivery to Seller of the Closing Statement (the “Closing Statement Review Period”),

Buyer shall provide Seller and its representatives reasonable access to the books and records of the Company and such information that Seller reasonably requests that Buyer used to prepare the Closing Statement for the purpose of reviewing the Closing Statement and preparing a Notice of Disagreement, if any.  Notwithstanding the foregoing, Buyer shall not be required to provide access to any information that would violate (A) any obligation of confidentiality to which Buyer or any of its Affiliates may be subject, (B) any attorney-client privilege, attorney work product protection or other privilege associated with such information or (C) any applicable Laws (the matters referred to in clauses (A), (B) and (C), the “Access Limitations”).
(iii)If Seller disagrees with any of the items included in the Closing Statement, then Seller may, on or prior to the last day of the Closing Statement Review Period, deliver a written notice of the specific item in disagreement to Buyer (a “Notice of Disagreement”).  Each disagreement contained in a Notice of Disagreement must specify in reasonable detail the nature and amount of such disagreement, as well as a reasonable basis therefor and relevant supporting documentation and calculations (each specific item in disagreement meeting the requirements of this Section 2.3(d)(iii) and included in a timely Notice of Disagreement, a “Disputed Item”), and any other items and amounts that are not Disputed Items, and the calculation thereof, set forth in the Closing Statement shall be final and binding on the Parties.  If Seller does not deliver a timely Notice of Disagreement meeting the requirements of this Section 2.3(d)(iii) during the Closing Statement Review Period, then the Closing Statement delivered by Buyer pursuant to Section 2.3(d)(i) above shall be final and binding on the Parties and deemed to set forth the Final Purchase Price.  If Seller delivers a timely Notice of Disagreement meeting the requirements of this Section 2.3(d)(iii), then, during the 30-day period following delivery of such Notice of Disagreement (the “Resolution Period”), Buyer and Seller shall seek in good faith to resolve the Disputed Item(s).  During the Resolution Period, Seller shall provide Buyer and its representatives with access to information that Buyer reasonably requests relating to the Notice of Disagreement and Seller’s preparation thereof; provided, that Seller shall not be required to provide access to information that would violate the Access Limitations.
(iv)If, at the end of the Resolution Period, Buyer and Seller have not resolved each Disputed Item, then Buyer and Seller shall submit each unresolved Disputed Item(s) to RSM, or if RSM is unwilling or unable to serve, a nationally recognized accounting or consulting firm, mutually agreed to by Seller and Buyer (the “Independent Auditor”) for review and resolution.  The Independent Auditor shall, and Buyer and Seller shall cause the Independent Auditor to, (A) act as an expert and not an arbitrator, (B) make a final determination based solely on the applicable provisions of this Agreement (and not by independent review), (C) base its decision on any presentation(s) submitted in writing by each of Buyer and Seller and on any written response(s) to each such presentation (unless the Independent Auditor requests an additional response from either Buyer or Seller), and not on independent investigation, and (D) with respect to each unresolved Disputed Item, render a determination that must be within the ranges of values claimed by each of Buyer and Seller (which shall not be greater than or less than the values set forth in the Closing Statement or the Notice of Disagreement, as applicable).  Each of Seller and Buyer shall use commercially reasonable efforts to cause the Independent Auditor to render a final determination as to each Disputed Item within 45 days following the end of the Resolution Period (the “Auditor Review Period”).  During the Auditor Review Period, each of Buyer and Seller shall provide the Independent Auditor with reasonable access to information relating to any Disputed Item; provided, that neither Buyer nor Seller will be required to provide access to information that would violate the Access Limitations.  The fees and expenses of the Independent Auditor shall be borne by Seller, on the one hand, and Buyer, on the other hand, in the same proportion that the aggregate amount of the items unsuccessfully disputed by each (as finally determined by the Independent Auditor) bears to the aggregate amount of the Disputed Items submitted to the Independent Auditor for review and resolution.
(v)The final determination as to each Disputed Item as determined by the Independent Auditor shall be final and binding on the Parties, absent a showing of fraud or willful misconduct.  The Purchase Price, as finally determined pursuant to this Section 2.3(d), shall be referred to herein as the “Final Purchase Price”.
(e)Adjustment to Estimated Purchase Price.
(i)If the Final Purchase Price is greater than the Estimated Purchase Price, then (A) Buyer shall pay, or cause to be paid, an aggregate amount equal to such excess to Seller, and (B) Buyer and Seller shall deliver joint written instructions, instructing the Escrow Agent to release the amounts from the Adjustment Escrow Fund to Seller, in each case, by wire transfer of immediately available funds to an account designated in writing by Seller, within five Business Days of the final determination of the Final Purchase Price.
(ii)If the Final Purchase Price is less than the Estimated Purchase Price, then Buyer and Seller shall deliver joint written instructions, instructing the Escrow Agent to pay to Buyer an aggregate amount equal to such shortfall from the Adjustment Escrow Funds, and to release the remainder, if any, of the amounts from the Adjustment Escrow Fund to Seller, in each case, within five Business Days of the determination of the Final Purchase Price, by wire transfer of immediately available funds to one or more accounts as designated in writing by Buyer and, if applicable, Seller; provided, that if the aggregate amount of such shortfall exceeds the Adjustment Escrow Funds, then Seller shall pay, within five Business Days, to Buyer, by wire transfer of immediately available funds to an account designated in writing by Buyer, an amount equal to such shortfall.
(f)Treatment.  For the avoidance of doubt, all payments made under this Section 2.3 shall constitute an adjustment to the Final Purchase Price for Tax purposes.
2.4Escrow Funds.  At the Closing, the Company, Seller, Buyer and the Escrow Agent shall enter into an escrow agreement, substantially in the form attached hereto as Exhibit N

(the “Escrow Agreement”), pursuant to which: (a) the Adjustment Escrow Amount shall be deposited into an escrow account with the Escrow Agent for the purpose of funding Seller’s obligations pursuant to Section 2.3(e) (such amount held by the Escrow Agent pursuant to the Escrow Agreement, the “Adjustment Escrow Fund”), and (b) the [***] Escrow Amount shall be deposited into an escrow account with the Escrow Agent for the purpose of funding Seller’s obligations pursuant to Section 6.11 (such amount held by the Escrow Agent pursuant to the Escrow Agreement, the “[***] Escrow Fund”).  Pursuant to the terms of the Escrow Agreement, any funds remaining in the Adjustment Escrow Fund shall be released by the Escrow Agent for distribution upon final determination of the Final Purchase Price in accordance with Section 2.3.  Pursuant to the terms of the Escrow Agreement, any funds remaining in the [***] Escrow Fund shall be released by the Escrow Agent for distribution upon final determination of the [***]in accordance with Section 6.11.

2.5Withholding.  Buyer and the Escrow Agent and any of their respective agents or Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable with respect to this Agreement (including any amounts payable pursuant to the Escrow Agreement) such amounts as may be required to be deducted and withheld therefrom or with respect thereto under the Code or other applicable Law.  To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.  Buyer timely shall remit such withheld amounts to the appropriate Taxing Authority in accordance with applicable Law.  If Buyer believes that any such deduction or withholding is required (other than deductions or withholding (i) with respect to compensatory payments or (ii) as a result of Seller’s failure to deliver the IRS Form W-9 pursuant to Section 7.2(j)), Buyer will use commercially reasonable efforts to notify Seller, no later than five days prior to payment of amounts subject to such deduction or withholding of the amounts to be so deducted and reasonably cooperate with Seller to reduce or eliminate such deduction or withholding to the extent permitted by applicable Law.
Article III
Representations and Warranties of Seller on behalf of itself and of the Company and its Subsidiaries

Seller makes to Buyer the representations and warranties contained in this Article III as of the date hereof and as of the Closing Date, except as disclosed by Seller in the written schedules delivered in final form to Buyer as of the date hereof (the “Schedules”).  The Schedules shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article III.  The disclosures in any section or subsection of the Schedules corresponding to any section or subsection of this Article III shall qualify other sections and subsections in this Article III only if indicated by cross-references to such other sections and subsections or if the applicability of such matter to such other section or subsection is reasonably apparent from the face of such disclosure.

3.1Organization; Good Standing; Power.
(a)Seller is duly organized, validly existing and in good standing under the Laws of the state of Delaware.  Seller possesses full power and authority necessary to own and operate its properties and assets and to carry on the Business in all material respects as presently conducted.
(b)The Company is duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of the state of Delaware and is licensed or qualified to conduct the Business and is in good standing in each jurisdiction where such licensing or qualification is necessary to conduct the Business, except where the failure to be so licensed, qualified or in good standing would not be material to the Company and its Subsidiaries taken as a whole.  The Company possesses full power and authority necessary to own and operate its properties and assets and to carry on the Business in all material respects as presently conducted.
(c)Except as set forth on Schedule 3.1(c), each Subsidiary of the Company is duly organized, validly existing and in good standing (or the similar equivalent in any jurisdiction) under the Laws of the jurisdiction of its formation or organization and is licensed or qualified to conduct the Business and is in good standing (or the similar equivalent in any jurisdiction) in each jurisdiction where such licensing or qualification is necessary to conduct the Business, except where the failure to be so licensed, qualified or in good standing would not be material to the Company and its Subsidiaries taken as a whole.  Each Subsidiary of the Company possesses full power and authority necessary to own and operate its properties and assets and to carry on its businesses in all material respects as presently conducted.
(d)Colchester holds all material Licenses required under applicable Laws for the conduct of its business as currently conducted, including all Licenses required by its jurisdiction of incorporation and any other jurisdiction in which Colchester is required to be licensed or authorized, and all such Licenses are in full force and effect and will remain in full force and effect immediately after the Closing.  No loss or expiration of any License of Colchester is pending or, to the Knowledge of Seller, threatened or reasonably foreseeable (including as a result of the transactions contemplated by this Agreement).  Colchester is not subject to any Order of any Government Entity restricting, limiting or conditioning its authority to conduct business.
(e)Seller has made available true, complete and correct copies of the certificate of incorporation and bylaws (or other comparable organizational documents) of the Company and each of its Subsidiaries, each as amended and in effect as of the date of this Agreement.
3.2Authorization; Execution and Enforceability; No Breach.
(a)Seller, the Company, and each of its Subsidiaries (as applicable) possess full legal right and all requisite power and authority, and have taken all actions necessary, to authorize, execute, deliver and perform this Agreement and each other Transaction Document to which Seller is a party, and to consummate the transactions contemplated hereby and thereby, in accordance with the terms of this Agreement and the other Transaction Documents.  No other entity action on the part of Seller, the Company, or any of its Subsidiaries is necessary to authorize the execution, delivery and performance of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby.  Each Transaction Document to which Seller, the Company or any of its Subsidiaries is or will be a party has been, or upon execution will be, duly and validly executed and delivered by such party, and constitutes, or upon its execution and delivery will constitute (in each case, assuming due execution and delivery by each other party thereto), a valid and legally binding obligation of such party, enforceable against such party in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.
(b)Except as set forth on Schedule 3.2(b), and as required for compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the expiration or termination of any applicable waiting period thereunder, no material filing with or notice to, and no material permit, authorization, registration, consent or approval of, any Government Entity is required on the part of Seller, the Company or any Subsidiary of the Company for the execution, delivery and performance by Seller, the Company and the Company’s Subsidiaries of this Agreement and the other Transaction Documents nor the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  Neither the execution, delivery or performance by Seller, the Company or any of the Company’s Subsidiaries of this Agreement and the other Transaction Documents nor the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, will (i) conflict with or result in a breach, violation or infringement of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (except for a Permitted Lien), (iv) give any Person the right to modify, cancel, terminate, suspend, revoke or accelerate or increase any obligation under, or (v) result in a violation of (A) the certificate of incorporation or bylaws (or other comparable organizational documents) of Seller, the Company or any of its Subsidiaries, (B) any Law or Order to which Seller, the Company, any of its Subsidiaries or any of their respective properties or assets is subject or bound, or (C) any material Contract to which Seller, the Company or any of its Subsidiaries is a party or by which its properties, rights or assets is subject or bound or any Material Contract, except in the case of clauses (B) and (C), for breaches, violations, infringements or Liens that would not be expected to (1) prevent, hinder or materially delay any of the transactions completed by this Agreement, (2) materially impair the ability of Seller to perform its obligations under this Agreement and the other Transaction Documents, or (3) be material to the Company and its Subsidiaries taken as a whole.
3.3Title to Company Shares.  Seller owns of record and beneficially all of the Company Shares.  Seller has good and valid title to such Company Shares, free and clear of all Liens and restrictions on transfer (other than restrictions on transfer under applicable securities Laws) and, at the Closing, Seller will deliver to Buyer good and valid title to such Company Shares, free and clear of all Liens and restrictions on transfer (other than restrictions on transfer under applicable securities Laws).
3.4Capitalization.
(a)The Company Shares constitute all of the issued and outstanding capital stock of the Company and are duly authorized, validly issued, fully paid and non-assessable.  The Company Shares were offered, issued, sold and delivered in material compliance with all applicable Laws governing the issuance of securities and were not issued in violation of (or subject to) any preemptive rights, rights of first refusal or offer or other similar rights.  Except for the Company Shares, the Company does not have any outstanding Equity or Equity Equivalents.  There are no declared or accrued but unpaid dividends with respect to any of the Company Shares.

There are no voting trusts, proxies or other agreements among any of the Company’s stockholders with respect to the voting or transfer of any Equity or Equity Equivalents of the Company.
(b)Schedule 3.4(b) sets forth each Subsidiary of the Company and such Subsidiary’s jurisdiction of organization or formation, as applicable, and except for such Subsidiaries, the Company does not own or control, directly or indirectly, any Equity or Equity Equivalents in or interest convertible into or exchangeable or exercisable for Equity or Equity Equivalents in or have any obligation to invest in or purchase any Equity or Equity Equivalents of any Person.  The authorized, issued and outstanding Equity or Equity Equivalents of each Subsidiary of the Company is set forth on Schedule 3.4(b), all of which is duly authorized, validly issued, fully paid and non-assessable and is held beneficially and of record as set forth on Schedule 3.4(b), free and clear of any Liens or restrictions on transfer (other than restrictions on transfer under applicable securities Laws), was offered, issued, sold and delivered in material compliance with all applicable Laws governing the issuance or transfer of securities and was not issued in violation of (or subject to) any preemptive rights, rights of first refusal or offer or other similar rights.  Except as set forth on Schedule 3.4(b), no Subsidiary of the Company has any outstanding Equity or Equity Equivalents.  There are no voting trusts, proxies or other agreements among the equityholders of any Subsidiary of the Company with respect to the voting or transfer of any Equity or Equity Equivalents of such Subsidiary.
3.5Financial Statements; Indebtedness.
(a)Schedule 3.5(a) sets forth true, complete and correct copies of the (i) audited combined consolidated balance sheets, statements of income, and statements of cash flows of the Company and American Driveline Systems, Inc. as of December 31, 2025 and December 31, 2024, and for the years then ended, respectively (the balance sheets as of December 31, 2025, the “Most Recent Audited Balance Sheet” and December 31, 2025, the “Most Recent Audit Date”), and (ii) unaudited consolidated balance sheet and income statement of the Company (excluding Precision Auto Care, Inc. and AEP PLC) as of May 31, 2026 (the “Most Recent Balance Sheet Date” and such balance sheet, the “Most Recent Balance Sheet”) and for the five-month period then ended (such balance sheets and statements in clauses (i) and (ii) above are referred to collectively as the “Financial Statements”).  Each of the Financial Statements (including the notes thereto, if any) has been prepared from, and is consistent with, the books and records of the Company and its Subsidiaries, and fairly presents the financial condition of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended, and has been prepared in accordance with GAAP (except that unaudited interim financial statements are subject to normal and recurring year-end adjustments, none of which are, individually or in the aggregate, material in amount or effect and do not include footnotes).
(b)The Company and its Subsidiaries have established and adhered to a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of financial reporting.  Except as set forth on Schedule 3.5(b), since February 4, 2016 there has not been (i) any significant deficiency or material weakness in any system of internal accounting controls used by the Company or any of its Subsidiaries, (ii) any fraud or other wrongdoing that involves any of the management or other employees of the Company or any of its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls used by the Company and its Subsidiaries, or (iii) any claim or allegation regarding any of the foregoing.  Since December 31, 2025, there has been no change in any of the accounting (and Tax accounting) policies, practices or procedures of the Company and its Subsidiaries other than as contemplated to occur in connection with the Restructuring and pursuant to the Restructuring Documents and specifically described on Exhibit B.
(c)(i) Except as set forth on Schedule 3.5(c), the reserves of Colchester for losses, loss adjustment expenses and unearned premiums (collectively, the “Captive Reserves”) have been established in accordance with generally accepted actuarial principles and practices consistently applied, are fairly stated in all material respects in the Financial Statements and statutory financial statements of Colchester, and represent a good faith estimate of the ultimate net cost of all reported and unreported losses and loss adjustment expenses incurred through the respective dates of such Financial Statements and statutory financial statements; (ii) Colchester’s capital and surplus satisfy, in all material respects, the minimum capital and surplus requirements imposed by its domiciliary jurisdiction and any other jurisdiction that imposes such requirements on Colchester; and (iii) Schedule 3.5(c) sets forth the most recent actuarial report, reserve study or analysis prepared by or on behalf of Colchester or Seller with respect to the Captive Reserves, and the data underlying such report was accurate and complete in all material respects as of the date of such report.
(d)Schedule 3.5(d) sets forth a true, complete and correct list of all letters of credit, surety bonds, guarantees or other credit support instruments issued for the benefit of or posted by or on behalf of Seller Guarantor or any of its Affiliates, including Colchester, the Company or any of its Subsidiaries in connection with the Business.
3.6Absence of Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any Liabilities, except for (a) Liabilities specifically reflected on, and adequately reserved against in the Most Recent Audited Balance Sheet (or notes thereto), (b) Liabilities that have arisen after the Most Recent Audit Date in the Ordinary Course (none of which is a Liability resulting from noncompliance with any applicable Law or Licenses, breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or Claim), or (c) Liabilities that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.  Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).  Except as reflected in the Financial Statements, neither the Company nor any of its Subsidiaries has any material amount of Liability under any escheat, abandoned or unclaimed property Laws.
3.7Absence of Changes.  Since the Most Recent Audit Date (a) there has occurred no result, occurrence, fact, change, event or effect that has had, or would reasonably be expected to have, a Material Adverse Effect, and (b) through the date of this Agreement, the Company and its Subsidiaries have (i) conducted their businesses in the Ordinary Course and (ii) not taken or agreed to take any of the following actions, other than in accordance with Exhibit B, Section 6.18 or the terms of the applicable Restructuring Documents:

(A)amended or changed the organizational documents of the Company or any of its Subsidiaries;
(B)(i) entered into any new line of business, or incurred or committed to incur any capital expenditures or Liabilities in connection therewith or (ii) abandoned or discontinued any existing lines of business;
(C)made any capital expenditures in excess of $[***] in the aggregate;
(D)made any acquisition of, or invested in, any assets (other than Inventory in the Ordinary Course), business, equity interests or other securities or Indebtedness, having an aggregate value in excess of $[***];
(E)(i) merged or consolidated or agreed to merge or consolidate with or into any other Person or (ii) entered into any joint ventures, strategic alliance, partnership, sharing of profit arrangement or similar arrangement;
(F)(i) made any loans, advances or capital contributions to, or guarantees for the benefit of, or investments in, any other Person or (ii) canceled or forgiven any debts owed to it or claims held by it, except, in each case, in the Ordinary Course;
(G)transferred, assigned, leased, sold, licensed, sublicensed, covenanted not to sue, exercise, or assert, abandoned, lost, let lapse, let expire or otherwise disposed of or encumbered any material asset, including any material Company Owned IP, except in the Ordinary Course;
(H), adopted or completed a partial plan of liquidation, dissolution, restructuring, recapitalization, bankruptcy, suspension or payments or other reorganization;
(I)mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any asset, including any Owned Real Property or Leased Real Property;
(J)(i) made any increases in the compensation or benefits payable to any of its current or former directors, officers, employees or other individual service providers, other than (A) in the case of employees who are not officers or directors, normal annual increases in base salaries, wage rates or annual (or shorter period) bonuses or commissions in the Ordinary Course, or (B) as required by the terms of any Employee Benefit Plan existing on the date hereof that is listed on Schedule 3.15(a), (ii) except to the extent required by applicable Law or by written agreements existing on the date of this Agreement that have been disclosed on Schedule 3.15(a), entered into or amended any Contracts of employment or any individual contractor, individual consulting, bonus, severance, retention, change in control, retirement or similar agreement, except for employment agreements, offer letters or other service agreements for newly hired employees or other service providers in the Ordinary Course, (iii) except as required to ensure that any Employee Benefit Plan is not then out of compliance with applicable Law, entered into or adopted any new, or increased compensation or benefits under or renewed, amended or terminated any existing Employee Benefit Plan or benefit arrangement or any collective bargaining agreement (or any arrangement that would be an Employee Benefit Plan if in effect on the date hereof) other than in the Ordinary Course in connection with annual open enrollment, (iv) taken any action to cause to accelerate the payment, funding, right to payment or vesting of any compensation or benefits (except as required pursuant to this Agreement), (v) terminated the employment or services of any employee or contractor of the Company or any of its Subsidiaries with an annual base salary, wage rate or fee that exceeds $[***], or (vi) granted or announced any equity based incentive awards;
(K)made any material change to the operation or security of any Company Systems or the Company’s or any of its Subsidiaries’ respective rules, policies, or procedures with respect to Data Privacy and Security Requirements or Data (including the Processing thereof), except to the extent required by applicable Law or otherwise in the Ordinary Course;
(L)implemented or announced any layoff of employees that would reasonably be expected to implicate the WARN Act;
(M)settled or compromised any Claim (i) involving the payment of, or an agreement to pay overtime, in cash, notes or other property, in the aggregate, an amount exceeding $[***], (ii) which after the Closing Date will require the Company or any of its Subsidiaries to satisfy any obligation or (iii) which imposed any equitable or injunctive relief;
(N)delayed, postponed or cancelled the payment of any accounts payable or any other Liability, agreed to negotiate with any party to extend the payment date of any accounts payable or accelerated the collection of any accounts or notes receivable or otherwise changed any of its practices with respect to payables, receivables or cash management;
(O)(i) made, changed or revoked any income Tax election (other than income Tax elections made in the Ordinary Course for the filing of the Company’s 2025 income Tax Returns in a manner consistent with past practice and that will not materially and adversely affect Buyer, the Company, or any of its Subsidiaries in any taxable period beginning after the Closing Date) or other material Tax election, (ii) changed any Tax annual accounting period, adopted or changed any material accounting method, (iii) filed any amended Tax Return, (iv) entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (v) settled, compromised, conceded or abandoned any material Tax claims or assessments relating to the Company or any of its Subsidiaries, (vi) surrendered any right to claim a refund of any material amount of Taxes, or (vii) consented to any extension or waiver of the limitation period applicable to any Tax claim as it became due;
(P)authorized, resolved to take or agreed (in writing or otherwise) to take any action described in this Section 3.7.
3.8Assets.
(a)The Company and its Subsidiaries have good and valid title to, a valid leasehold interest in, or a valid License or other contractual right to use all properties and assets shown on the Most Recent Balance Sheet or acquired thereafter, free and clear of all Liens, other than any Permitted Liens and the Liens set forth on Schedule 3.8 (the “Company Assets”).  Each tangible asset is, free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition, ordinary wear and tear excepted, and is adequate and suitable for the purpose for which it is presently being used, in each case in all material respects.
(b)The Company Assets, together with (i) the services provided and rights granted to Buyer, the Company or any of their respective Subsidiaries under this Agreement or the other Transaction Documents, and (ii) all other rights under the Contracts and assets validly leased or licensed by the Company and its Subsidiaries, comprise all of the assets, properties and rights of every type and description, whether tangible or intangible, real or personal, that are necessary for and used in the conduct of the Business as currently conducted and such assets and rights are sufficient for the conduct of the Business as currently conducted in all material respects.
3.9Taxes.  For taxable periods or portions thereof beginning on or after February 4, 2016:
(a)Each of the Company and its Subsidiaries has duly and timely filed all income and other material Tax Returns required to be filed by or with respect to it under applicable Laws, and all such Tax Returns are true, complete and correct in all respects and have been prepared in compliance with all applicable Laws.
(b)Each of the Company and its Subsidiaries has timely paid all income and other material Taxes, including all installments on account of Taxes for the current year, due and owing by it (whether or not such Taxes are related to, shown on or required to be shown on any Tax Return), and has timely withheld or deducted and paid over to the appropriate Taxing Authority all Taxes which it is required to withhold or deduct from amounts paid or owing (or deemed paid or owing) or benefits given to any employee, stockholder, creditor, or other Person, including for services performed outside the city, state, province or country where any employee is based.
(c)None of the Company, any of its Subsidiaries or Seller has (i) waived any statute of limitations with respect to any Taxes of the Company or any of its Subsidiaries or agreed to any extension of time for filing any Tax Return of the Company or any of its Subsidiaries other than any automatic extensions of time to file such Tax Return obtained in the Ordinary Course or (ii) consented to any extension of time with respect to any Tax assessment or deficiency of the Company or any of its Subsidiaries, which waiver or extension of time is currently outstanding.
(d)No Tax audits, assessments, proposed adjustments, requests for information, or administrative or judicial Claims are pending or threatened in writing with respect to any Tax Return of Company or any of its Subsidiaries, and, to the Knowledge of Seller, there are no matters under discussion, audit, or appeal with any Taxing Authority with respect to any Tax Returns of the Company or any of its Subsidiaries.

(e)Neither the Company nor any of its Subsidiaries has incurred any Liability for Taxes other than Taxes incurred in the Ordinary Course or Taxes incurred as a result of the transactions contemplated by this Agreement.
(f)There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than liens described in clause (b) of the definition of Permitted Liens.
(g)No claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction, which claim has not been resolved, and neither the Company nor any of its Subsidiaries has a taxable presence or nexus other than in the jurisdictions in which it currently files Tax Returns.
(h)Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group, (ii) has any Liability for the Taxes of any Person other than itself under Section 1.1502-6 of the Treasury Regulations (or any similar provision of U.S. state or local or non-U.S. Law) as a transferee or successor or by Contract (other than any such Contract entered into in the Ordinary Course the principal purpose of which does not relate to Taxes), or (iii) is party to, bound by, or has any obligations under any Tax allocation, Tax sharing, Tax indemnification, or other similar Contract (other than any such Contract entered into in the Ordinary Course and the principal purpose of which is not the allocation or sharing of Taxes) and no charge to Tax will arise to the Company as a result of the Company ceasing to be a member of any Affiliated Group in connection with this Agreement, or (iv) is party to any Contract or arrangement to pay, indemnify, or make any payment with respect to any Tax liabilities of any stockholder, member, manager, director, officer or other employee or contractor of the Company, any of its Subsidiaries or Seller.
(i)Neither the Company nor any of its Subsidiaries is or has been a resident for Tax purposes in any jurisdiction other than the jurisdiction of its formation, or is or has had, any branch, agency, permanent establishment, or other taxable presence in any jurisdiction other than the jurisdiction of its formation.  Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment (as defined in any applicable Tax treaty or convention between the applicable country of incorporation, organization or formation and such foreign country) or other place of business in that foreign country.
(j)Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.
(k)Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Section 6707(a) of the Code or Treasury Regulations Section 1.6011-4.  The Company and each of its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(l)Neither the Company nor any of its Subsidiaries nor Seller (with respect to the Company or any of its Subsidiaries) has requested or received a written ruling from any Taxing Authority or signed any binding agreement with any Taxing Authority other than an agreement with a Taxing Authority fully resolving an audit, assessment, proposed adjustment or administrative or judicial Claim.  The amount of Tax chargeable on the Company and each of its Subsidiaries does not depend, and has not depended, to any material extent, on any concession, agreement or other formal or informal arrangement with any Taxing Authority.
(m)Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an improper method of, accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) any transaction under which previously utilized Tax losses or credits may be recaptured (including a dual consolidated loss or an excess loss account), (vi) any gain recognition agreement entered into in a Pre-Closing Tax Period, or (vii) prepaid amount received or deferred revenue accrued on or prior to the Closing Date.
(n)Neither the Company nor any of its Subsidiaries will be required to pay any Tax after the Closing Date as a result of an election made pursuant to Section 965(h) of the Code.
(o)None of the Company’s Subsidiaries is or has been a “controlled foreign corporation” within the meaning of Section 957 of the Code.
(p)Neither the Company nor any of its Subsidiaries is, or at any time has been, subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code.
(q)No Person holds shares of Company Common Stock that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made.
(r)Schedule 3.9(r) sets forth a list of the entity classification of the Company and each of its Subsidiaries for U.S. federal income tax purposes and the U.S. and non-U.S. jurisdictions in which the Company and such Subsidiary files Tax Returns.
(s)Neither the Company nor any of its Subsidiaries is a non-U.S. entity or has any equity interests in any non-U.S. entity.
(t)Neither the Company nor any of its Subsidiaries is a member of an entity classified as a partnership for U.S. federal income Tax purposes or a member of any collaboration, joint venture or arrangement, or agreement that may give rise to a partnership for U.S. federal income Tax purposes.  The prices and terms for the provision of any property or services undertaken among the Company and its Subsidiaries are arm’s length for purposes of the relevant transfer pricing Laws, and all related documentation required by such Laws has been timely prepared or obtained and, if necessary, retained.
(u)Each of the Company and its Subsidiaries has duly and timely collected all amounts on account of any material amounts of sales or transfer taxes, or other similar Taxes required by applicable Laws to be collected by it and has duly and timely remitted to the appropriate Taxing Authority any such amounts required by Law to be remitted by it.
(v)No power of attorney currently in force has been granted with respect to any matter relating to the Taxes of the Company which will be in force for any taxable period (or portion thereof) beginning after the Closing Date.
(w)Colchester is, and has been since February 4, 2016, properly treated as an “insurance company” within the meaning of Section 831(c) of the Code.  No Taxing Authority has asserted in writing that Colchester does not qualify as an insurance company for Tax purposes.
(x)Colchester’s insurance arrangements constitute bona fide insurance for U.S. federal income Tax purposes, including the presence of insurance risk and risk distribution to the extent required under applicable Tax Law.

For purposes of this Section 3.9, (a) all representations and warranties made with respect to the Company or any of its Subsidiaries are made with respect to any predecessor of the Company or such Subsidiary and (b) no representations and warranties are made with respect to the Excluded Entities.  Notwithstanding anything contained in this Agreement to the contrary, Seller does not make any representations or warranties with respect to the existence, availability, amount, usability, or limitations (or lack thereof) of any net operating loss, net operating loss carryforward, capital loss carryforward, basis amount, or other Tax attributes of the Company or any of its Subsidiaries for any Tax period (or portion thereof) beginning after the Closing Date.

3.10Contracts.
(a)Schedule 3.10(a) sets forth a list (by each applicable subsection referenced below in this Section 3.10(a)) of all of the following Contracts to which the Company or any of its Subsidiaries is a party to or by which any of them or their respective properties or assets is bound:
(i)any Contract providing for (A) payment by any Person to the Company or any of its Subsidiaries in excess of $[***] annually or (B) payment by the Company or any of its Subsidiaries to any Person in excess of $[***] annually (excluding any Contract disclosed on Schedule 3.15(a));
(ii)any Contract that involves non-cancelable commitments to make capital expenditures in excess of $[***] annually;
(iii)any Contract establishing any joint ventures, strategic alliance, partnership, sharing of profit arrangement, minority equity investments or similar arrangement;

(iv)any Contract for the employment or service of any officer, individual employee, director, individual service provider or other Person providing for (A) fixed or variable compensation in the aggregate in excess of $[***] annually or (B) the payment of any severance, retention, change in control or similar payments;
(v)any Contract or indenture under which the Company or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) mortgaged, pledged or otherwise placed or granted a Lien (other than a Permitted Lien) on its properties or assets to secure such Indebtedness or (C) extended credit to any Person (including any loan or advance);
(vi)any Contract under which the Company or any of its Subsidiaries is a (A) lessee of or holds or operates any personal property, owned by any other Person, or (B) lessor of or permits any other Person (other than the Company and its Subsidiaries) to hold or operate any personal property owned or controlled by it;
(vii)any (A) license, sublicense, release, option, royalty, indemnification, covenant not to sue, exercise, or assert (including coexistence, prior rights, or similar agreements), escrow, concurrent use, consent to use, ownership interest or other right to interest or other Contract relating to any Intellectual Property Rights (including any Contracts relating to the licensing or sublicensing of Intellectual Property Rights) (1) by any Person to the Company or any of its Subsidiaries, or (2) by the Company or any of its Subsidiaries to any person; and (B) other Contracts affecting the Company’s or any of its Subsidiaries’ ability to own, enforce, use, license or disclose any Intellectual Property Rights or providing for the development or acquisition of any Intellectual Property Rights (including any Data) (clauses (A) and (B), collectively, “IP Agreements”), provided, that licenses of Off-the-Shelf Software shall not be required to be set forth on Schedule 3.10(a)(vii);
(viii)any agent, sales representative, referral, marketing or distribution agreement or any other agreement that requires payment by or to the Company of referral fees, commissions or other monetary or non-monetary compensation in respect of a referral;
(ix)any Contract that limits the ability of the Company or any of its Affiliates to engage in any line of business or that contains a covenant not to compete applicable to the Company or any of its Affiliates;
(x)any Contract that contains “most favored nations” pricing terms or grants to any customer, supplier or vendor any right of first offer or right of first refusal or exclusivity or any similar requirement;

(xi)any Contract that contains any “no hire” or similar provisions which restrict the Company or any of its Affiliates from soliciting, hiring, engaging, retaining or employing any other Person’s current or former employees;
(xii)any settlement, conciliation or similar agreement entered into in the past three years or under which there are continuing obligations or Liabilities on the part of the Company or any of its Subsidiaries;
(xiii)any Contract to acquire or sell, transfer or divest any business, material assets or Real Property (other than purchases of Inventory or components in the Ordinary Course);
(xiv)any Contract wherein or whereby the Company or any of its Subsidiaries has agreed to, or assumed, any obligation or duty to indemnify, reimburse, hold harmless, guarantee, or otherwise assume or incur any obligation or liability and such obligation or duty is uncapped or otherwise not limited or provides a right of rescission;
(xv)any Contract containing any provision or covenant that binds or purports to bind “Affiliates” of the Company or any of its Subsidiaries (other than Subsidiaries of the Company) or any of their respective assets or that would otherwise bind or purport to bind Buyer or any of its Affiliates, or any of its or their assets, after the Closing;
(xvi)any Contract between or among the Company or any of its Subsidiaries, on the one hand, and Seller or its Affiliates (other than the Company or any of its Subsidiaries), on the other hand, or any Affiliate Agreement;
(xvii)any Contract pursuant to which the Company or any of its Subsidiaries subcontracts work to a third party in connection with its business;
(xviii)any Contract with a Material Customer or Material Vendor;
(xix)any Contract pursuant to which any Person has authored, created, conceived, invented, developed, or reduced to practice any Intellectual Property Rights for, on behalf of or under the direction or supervision of the Company or any of its Subsidiaries;
(xx)any Government Contract (including any facilities Contract or Lease for the use of government-owned facilities);
(xxi)any Contract providing for an increased payment or benefit, or accelerated vesting or payment, upon the execution of this Agreement or any other Transaction Document, or in connection with the consummation of the transactions contemplated hereby or thereby;

(xxii)any power of attorney, agency authorization or similar arrangement granted by the Company or any of its Subsidiaries for any purpose; and
(xxiii)any commitment or arrangement to enter into any of the foregoing.
(b)(i) Each of the Contracts set forth or required to be set forth on Schedule 3.10(a) (collectively, the “Material Contracts”) is in full force and effect and constitutes a valid, binding and enforceable obligation of the Company and its Subsidiaries a party thereto, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and implied covenant of good faith and fair dealing.  To the Knowledge of Seller, the other parties thereto, (i) neither the Company nor any of its Subsidiaries is or, to the Knowledge of Seller, is alleged to be in breach of or default in any material respect under any Material Contract, and (ii) to the Knowledge of Seller, no counterparty is in breach of or default in any material respect under any Material Contract.  Neither the Company nor any of its Subsidiaries has received written notice of an intention by a counterparty to a Material Contract of an intention to terminate such Contract or materially amend the terms of such Contract, other than in the Ordinary Course.  Neither the Company nor any of its Subsidiaries has waived any material rights under any Material Contract.  Seller has provided a true, complete and correct copy of each written Material Contract, together with all amendments, waivers or other changes thereto.  Neither the Company nor any of its Subsidiaries has entered into any oral Contracts that, if reduced to writing, would be required to be set forth on Schedule 3.10(a).
3.11Intellectual Property Rights; Information Technology.
(a)Schedule 3.11(a) includes a true, complete, and correct list of: (i) all issued, registered, or applications to issue or register Company Owned IP (collectively, the “Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title of the item, (B) the owner(s) of the item (and if different, the record owner(s) thereof) and for any domain names, the registrant and the registrar thereof, and for any social media identifiers, the account holder and platform, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed, and (D) the issuance, registration or application numbers and dates; (ii) all material unregistered Trademarks owned or purported to be owned by the Company; and (iii) all proprietary Software owned or purported to be owned by the Company.  The Registered IP is subsisting and in full force and effect, and all Registered IP (other than applications) is valid and enforceable.  All filings and fees necessary to maintain and update the records of the Registered IP have been timely submitted.  Schedule 3.11(a) further sets forth a true, complete, and correct list of all material Business IP licensed or sublicensed to the Company or any of its Subsidiaries, other than Off-the-Shelf Software (“Material In-Licensed Business IP”).
(b)Except as set forth on Schedule 3.11(b), (i) the Company or one of its Subsidiaries solely and exclusively owns and possesses all right, title, and interest in and to the Company Owned IP, and (ii) the Company and its Subsidiaries own or have the right to use or practice all Business IP as such Business IP is used in the Business, in each case of clauses (i) and (ii), free and clear of all Liens, other than Permitted Liens.  The Company Owned IP, together with the Material In-Licensed Business IP, constitute all Intellectual Property Rights that are material and necessary for the conduct and operation of the Business as currently conducted and operated.  Without limiting the foregoing, no Intellectual Property Rights of Seller Guarantor or any of its Subsidiaries (other than the Company and its Subsidiaries) or any Excluded Entity have been or are currently used in the conduct or operation of the Business.  No current or former Affiliate (other than Company and its Subsidiaries), partner, director, stockholder, shareholder, officer, employee or consultant of Seller or any of its Affiliates (other than Company and its Subsidiaries) or, to the Knowledge of Seller, any other third party, owns, or will own after giving effect to the transactions contemplated by this Agreement or any other Transaction Document, any Business IP.
(c)Except as set forth on Schedule 3.11(c), there is not, and there has not been during the past three years, any Claim (including unsolicited offers, demands, or requests to license or for indemnification, or cease and desist letters) pending, threatened, sent, or received in writing by or against the Company or any of its Subsidiaries with respect to any Intellectual Property Right (including any Claim for infringement, misappropriation, dilution, or other violation thereof, or any Claim challenging the enforceability, use or practice, right to use or practice, ownership, inventorship, authorship, registrability or right to register, duration, priority, scope, licensing, effectiveness, transferability, or validity of any of the Company Owned IP or the Company’s and its Subsidiaries’ rights therein).  Neither the Company nor any of its Subsidiaries is subject to any Order that does or could reasonably be expected to restrict or impair the use of any Company Owned IP or any other material Business IP.  To the Knowledge of Seller, no Person has infringed, misappropriated, diluted or otherwise violated any of the Company Owned IP or any other material Business IP.
(d)Except as set forth on Schedule 3.11(d), none of the Registered IP is or has been involved in or the subject of any interference, opposition, cancellation, invalidity, unenforceability, reissue, reexamination, inter partes, ex parte, post-grant, or other similar proceeding.
(e)Except as set forth on Schedule 3.11(e), neither the Company, nor any of its Subsidiaries, or the conduct of the Business, infringes, misappropriates, dilutes, or otherwise violates, or during the past three years, has infringed, misappropriated, diluted, or otherwise violated, any Intellectual Property Rights of any Person.
(f)To the Knowledge of Seller, no Person has the right to claim, and neither the Company nor any of its Subsidiaries has received any written notice from any Person claiming to have, any ownership right or license in or to any material Business IP.  To the Knowledge of Seller, (i) no Person has been given access or gained access to any Trade Secret or material confidential information of the Company or any of its Subsidiaries who has not signed a valid and enforceable written Contract providing for the confidentiality and non-disclosure by such Person of all Trade Secrets and other confidential information of the Company or any of its Subsidiaries sufficient to protect the Company’s and its Subsidiaries’ interests therein, and (ii) no Person who has signed such a Contract is in breach of such Contract.

(g)The Company and its Subsidiaries have taken all commercially reasonable steps to protect, preserve, and maintain (i) the Business IP and (ii) the confidentiality of all Trade Secrets owned, in the possession of, or used by, any of them.
(h)Schedule 3.11(h), sets forth a true, complete, and correct list of the Software that was customized for the Company (whether developed internally or by a third party).  All databases that are in use for the data, content, and information owned or used by the Company or a Subsidiary are in good operating condition and usable in the Ordinary Course and will have at least the same data, content, information and functionality as of the date hereof immediately following Closing.  The Company and its Subsidiaries are and have been in full compliance with the terms and conditions of all licenses, including notice and attribution requirements, for any Open Source Software used by the Company and its Subsidiaries.  Except as set forth on Schedule 3.11(h), neither the Company nor any of its Subsidiaries have used any Open Source Software in any manner that has created or will create a requirement that any Business IP be disclosed or distributed in source code form, licensed for the purpose of making derivative works or other modifications of the Business IP, or redistributable at no charge.
(i)The Company Systems are sufficient in all material respects for the needs of the Company and its Subsidiaries.  During the past three years, there have been no malfunctions, failures, breakdowns or continued substandard performance of any Company Systems which have caused a material disruption or interruption in or to the use of the Company Systems or the conduct or operation of the Business.
(j)The Company and its Subsidiaries have conducted commercially reasonable testing or audits regarding data privacy, data security, and organizational, administrative, physical, and technical safeguards, including with respect to Company Systems, at reasonable and appropriate intervals and have timely resolved or remediated any material issues or vulnerabilities identified.  Personal Information is Processed by and on behalf of the Company and its Subsidiaries in an encrypted manner.
(k)The Company and its Subsidiaries have established and are in compliance with an Information Security Program, and during the past three years there have been no material violations of said Information Security Program.  The Company has timely and reasonably remediated and addressed any material audit or security assessment findings during the past three years relating to Information Security Program.
3.12Data Privacy.
(a)The Company and its Subsidiaries are, and the conduct of the Business is, and at all times during the past three years have been, in compliance in all material respects with applicable Data Privacy and Security Requirements.  The Company or a Subsidiary, as applicable, has the right to Process all Data as currently Processed.  True and complete copies of all privacy policies that have been used by the Company and its Subsidiaries within the past three years have been made available to Buyer.  The transactions contemplated by this Agreement do not and will not violate or breach any Data Privacy and Security Requirements.

(b)During the past three years, there have been no Security Incidents with respect to any Company Systems, Company Owned IP, or Personal Information or other Data that is material to the business of the Company or any of its subsidiaries Processed by or on behalf of the Company or any of its Subsidiaries.  There is not, and during the past three years there has not been, any Claim pending or threatened in writing by or against the Company or any of its Subsidiaries with respect to any Personal Information, Data Privacy and Security Requirement, Security Incident, or Processing, or any indemnification in connection with any of the foregoing.
(c)Neither the Company nor any of its Subsidiaries have, in the past three years, received any of the following: (i) written notice, request, correspondence, official notice (including an information notice, deregistration or enforcement notice), of investigation or other action under Privacy and Security Laws, or other communication or allegation from any data protection or privacy supervisory authority, alleging non-compliance with Privacy and Security Laws; or (ii) data protection enforcement action (including any fines or other sanctions) claim, complaint, correspondence or other written communication, action from or on behalf of a data subject or any other person alleging a breach or non-compliance with Privacy and Security Laws, or claiming a right to compensation under Privacy and Security Laws, including a claim for inaccuracy, loss or unauthorized disclosure by the Company and its Subsidiaries of Personal Information; or (iii) written claim, complaint, correspondence or other communication from a party to a third-party processing agreement, claiming that there has been any event which would constitute a default by the Company and its Subsidiaries of its contractual obligations under such agreement.
(d)To the Knowledge of Seller, the Company and its Subsidiaries engage and have engaged in Processing (and cause third parties to engage in Processing) only with respect to such third party and customer Data as they are authorized to so engage (or to cause such engagement, as applicable) by Law and contract.  The Company has contractually obligated all third party service providers to appropriate contractual terms relating to the protection and use of Personal Information.  The Company has taken reasonable measures to ensure that third parties engaged in such Processing have complied with their contractual obligations in all material respects.
(e)Neither the Company nor any of its Subsidiaries has received in writing any communication from any Person from whom it acquires, purchases, is provided, or engages in any other business relationship with respect to, any Data to the effect that, and neither the Company nor any of its Subsidiaries has any reason to believe that, any such Person will stop or decrease the rate of, or materially alter the terms of, the business it conducts with (or the Data it provides for) the Company or any such Subsidiary.
3.13Litigation.
(a)There are no Claims pending or, to the Knowledge of Seller, threatened against or affecting Seller, the Company or any of its Subsidiaries (including the Excluded Entities) in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(b) Except as set forth on Schedule 3.13(b), during the past three years, (x) there have been no material Claims (i) pending or, to the Knowledge of Seller, threatened against or affecting (A) the Business, the Company or any of its Subsidiaries, or (B) the Excluded Business or any of the Excluded Entities or, in each case, their respective assets, properties or rights or against any of their respective directors, managers, officers or employees (in each case, in their capacity as such) or (ii) initiated or threatened by or on behalf of the Company or any of its Subsidiaries, and (y) there have been no outstanding Orders to which the Company or any of its Subsidiaries is a party or to which the Company or any of its Subsidiaries or their respective assets or properties is bound.

3.14Labor Matters.
(a)Schedule 3.14(a) includes an accurate and complete list as of the date hereof of all employees of the Company and its Subsidiaries, including for each such employee: (i) name, (ii) job title, (iii) employing entity, (iv) Fair Labor Standards Act designation, (v) work location (identified by street address or, for store-level employees, store name or number), (vi) base salary or hourly wage rate, (vii) bonus or other incentives paid for the most recently completed fiscal year or other bonus period, (viii) material fringe benefits (other than employee benefits applicable to employees generally, which benefits are set forth on Schedule 3.15(a)), (ix) with respect to non-store level employees, a target bonus or other incentive opportunity for the current fiscal year or other bonus period, and (x) with respect to store level employees, the bonus or incentive compensation plan set forth on Schedule 3.15(a) in which such employee is eligible to participate.  For each individual independent contractor or other non-employee service provider, Schedule 3.14(a) lists the following information: name, work location, start date, department, and fees.  The Company and each of its Subsidiaries have, in all material respects, correctly classified those individuals performing services for the Company or any of its Subsidiaries as common law employees, leased employees, exempt or non-exempt employees, independent contractors or agents of the Company or any of its Subsidiaries, and the Company and its Subsidiaries have no Liability for improper classification of any such individual, including for unpaid overtime or by reason of an individual who performs or performed services for the Company or any of its Subsidiaries in any capacity being improperly excluded from participating in an Employee Benefit Plan.
(b)Except as set forth on Schedule 3.14(b), neither the Company nor any of its Subsidiaries has made any binding commitment to any directors, officers, employees or former employees or contractors with respect to compensation, benefits, promotion, retention, termination, severance, policies, change in control, other terms and conditions of employment or similar matters in connection with the transactions contemplated by this Agreement.
(c)Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or similar Contract between one or more employees and a labor union, works council, trade union or other employee representative organization.  During the past three years, neither the Company nor any of its Subsidiaries: (i) has experienced any strikes, work stoppages, walkouts or other labor disputes and no such dispute is pending or, to the Knowledge of Seller, threatened; (ii) has committed any unfair labor practice; (iii) to the Knowledge of Seller, has experienced any union organizational or decertification activities and no such activities are currently underway or threatened by, on behalf of or against any labor union, works council, trade union or other employee representative organization with respect to employees of the Company; or (iv) has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff Law (collectively, the “WARN Act”).  There are no Claims pending or, to the Knowledge of Seller, threatened, before any Government Entity between the Company or any of its Subsidiaries on the one hand, and (i) any of their current or former employees, consultants, leased employees, temporary employees, independent contractors or any other individual who provides (or formerly provided) personal services to the Company or any of its Subsidiaries, including any Claims in relation to the engagement of any such individual, or (ii) any person seeking employment with the Company or any of its Subsidiaries, on the other.
(d)The Company and its Subsidiaries are, and during the past three years, have been in compliance in all material respects with applicable Laws and Orders relating to labor and employment matters, including those relating to wages, hours, equal opportunity, fair labor standards, nondiscrimination, anti-harassment, workers compensation, collective bargaining, workplace safety, immigration (including with respect to Forms I-9), disability accommodation, protected paid or unpaid leave, administrative/reporting obligations, registrations, redundancies and workforce reductions, employee and worker classification, and the payment and withholding of social security and other payroll Taxes.  To the Knowledge of Seller, all employees of the Company and its Subsidiaries are authorized to work in the jurisdiction(s) in which they provide services on behalf of the Company and its Subsidiaries.  In all material respects, the Company and its Subsidiaries have completed a Form I-9 (Employment Eligibility Verification) for each employee of the Company or any of its Subsidiaries, and each such Form I-9 for current employees and former employees who had been hired in the past three years or terminated in the past one year has since been updated as required by applicable Law and, to the Knowledge of Seller, is true, complete and correct and has been made available to Buyer.  To the Knowledge of Seller, no investigation by any Government Entity of the employment policies or practices of the Company is pending or threatened, nor has the Company or its Subsidiaries received any notice from any Government Entity indicating an intention to conduct the same in the future.  No employee of the Company or its Subsidiaries has a principal place of employment outside the United States or, to the Knowledge of Seller, is subject to the labor and employment Laws of any country other than the United States.
(e)Each of the Company and its Subsidiaries has properly paid all wages, salaries, wage premiums, bonuses, commissions, fees and other compensation due and payable to its current and former employees and contractors pursuant to applicable Law, Contract or policy (to the extent required to have been paid).
(f)During the past three years, (i) there have not been any allegations made to or filed with the Company related to Prohibited Behavior, in each case by or against any current or former director or officer of the Company or any of its Subsidiaries, other than any allegations which were reviewed in accordance with Company policy determined by the Company to not have merit, (ii) neither the Company nor any of its Subsidiaries have entered into any settlement agreement related to any Prohibited Behavior by any current or former director, officer, or supervisory level employee of the Company or any of its Subsidiaries, and (iii) no currently-employed supervisory employee of the Company or any of its Subsidiaries has been subject to disciplinary action for Prohibited Behavior.

(g)Exhibit H includes an accurate and complete list as of the date hereof of all Persons employed by the Company or its Subsidiaries whose primary responsibilities consist of providing administrative, managerial, finance, legal, HR, IT, or other corporate functions or support services, or whose principal place of employment is one of the Company’s corporate headquarters.
3.15Employee Benefits.
(a)Schedule 3.15(a) sets forth a true, complete and correct list of each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), medical, dental, life insurance, equity or equity-based compensation, stock option, stock purchase, employee stock ownership, bonus or other incentive compensation, employment, consulting, profit sharing, disability, fringe benefit, salary continuation, severance, termination, indemnity, change in control, retention, retirement, pension, deferred compensation, vacation, sick pay or paid time off plan, program, arrangement or policy, and each other material benefit or compensation plan, policy, agreement (including employment and individual consulting agreements), program or arrangement, whether oral or written, funded or unfunded, terminated or ongoing, (A) that the Company or any of its Subsidiaries maintains, sponsors, contributes to or is required to contribute to, for the benefit of any current or former employee, officer, director or individual service provider of the Company or any of its Subsidiaries, (B) that an ERISA Affiliate of the Company maintains or sponsors for the benefit of any current or former employee, officer, director or individual service provider of the Company or any of its Subsidiaries or (C) under or with respect to which the Company or any of its Subsidiaries has any current or potential Liability (each, an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”).
(b)With respect to each Employee Benefit Plan, Seller has provided true, complete and correct copies of, as applicable: (i) the governing plan and trust documents, with all amendments thereto (or for each Employee Benefit Plan that is not written, a description thereof); (ii) the most recent summary plan description and all related summaries of material modifications; (iii) the most recent determination or opinion letter received from the IRS; (iv) the three most recent annual reports (Form 5500-series, with all applicable schedules and attachments); (v) all related insurance Contracts, other funding arrangements and administrative services agreements; and (vi) all material or non-routine notices or correspondence from or with any Government Entity during the past three years.  Except as set forth on Schedule 3.15(b), no Employee Benefit Plan that is sponsored or maintained by the Company or any of its Subsidiaries covers employees or individual service providers of any Person other than the Company and its Subsidiaries.
(c)Each Employee Benefit Plan (and each related trust, insurance Contract or fund) has been established, maintained, funded and administered, in all material respects, in accordance with its terms (and the terms of any applicable collective bargaining agreement, if applicable) and in compliance with all applicable requirements of ERISA, the Code and other applicable Laws.  The Company and each of its Subsidiaries have complied and are in all material respects in compliance with the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code, and any similar state Laws (“COBRA”) and the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, as amended, and any guidance issued thereunder (“PPACA”).  Neither the Company nor any of its Subsidiaries has incurred (whether or not assessed), or is reasonably expected to incur or to be subject to, any

Tax, penalty or other liability under PPACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980B, 4980D or 4980H of the Code.
(d)Each Employee Benefit Plan that is intended to be “qualified” under Section 401(a) of the Code either has received a current favorable determination from the IRS or may rely upon a current favorable opinion letter from the IRS that such Employee Benefit Plan is so qualified, and, to the Knowledge of Seller, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of Liability, penalty or Tax under ERISA, the Code or other applicable Law.  Each Employee Benefit Plan that is intended to be “qualified” under the Puerto Rico Code has received a current favorable determination from the Puerto Rico Hacienda that such Employee Benefit Plan is so qualified, and, to the Knowledge of Seller, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of Liability, penalty or Tax under applicable Law.
(e)With respect to each Employee Benefit Plan, all contributions, distributions, reimbursements and payments (including all employer contributions, employee salary reduction contributions, and premium payments) that are due have been made within the time periods prescribed by the terms of each Employee Benefit Plan, ERISA, the Code and other applicable Laws in all material respects, and all contributions, distributions, reimbursements or payments for any period ending on or before the Closing Date that are not yet due have been made or properly accrued in all material respects.  No Employee Benefit Plan has any unfunded Liability not reflected on the Financial Statements.
(f)During the past three years, none of the Company, any of its Subsidiaries or any ERISA Affiliate maintains, sponsors, contributes to, has any obligation to contribute to, or has any current or potential Liability under or with respect to (i) any “defined benefit plan” (as defined in Section 3(35) of ERISA) or any other plan that is or was subject to the funding requirements of Section 412 or 430 of the Code or Section 302 or Title IV of ERISA, (ii) any “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (iii) any multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA), (iv) any multiple employer plan (as described in Section 413(c) of the Code), or (v) any plan, program or arrangement that provides for or promises post-retirement or post-employment medical, life insurance or other similar welfare benefits (other than health continuation coverage required by COBRA for which the covered Person pays the full cost of coverage).  Neither the Company nor any of its Subsidiaries has any Liability (whether current or contingent) as a result of at any time being treated as a single employer under Section 414 of the Code with any other Person.
(g)With respect to each Employee Benefit Plan, (i) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code) and (ii) no “fiduciary” (as defined under ERISA) has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan.  With respect to each Employee Benefit Plan, no Claim (other than routine claims for benefits or appeals thereof) is pending or to the Knowledge of Seller threatened, and, to the Knowledge of Seller there are no facts that would give rise to or could reasonably be expected to give rise to any such Claim.  With respect to each Employee Benefit

Plan, no act, omission or transaction of the Company or any of its Subsidiaries has occurred which would result in the imposition on the Company or any of its Subsidiaries of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA, or (C) a Tax, penalty or assessment imposed pursuant to Chapter 43 of Subtitle D of the Code.
(h)Except as disclosed on Schedule 3.15(h), the consummation of the transactions contemplated by this Agreement, alone, or in combination with any other event, shall not (i) entitle any current or former employee or other individual service provider of the Company or any of its Subsidiaries (or the beneficiaries of such individuals) to any severance, change in control, transaction bonus, retention, or other similar payment under any Employee Benefit Plan or otherwise or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due to any such employee or other individual service provider (or their beneficiaries), or otherwise give rise to any obligation to fund or any Liability under any Employee Benefit Plan or otherwise, or restrict or limit the ability to amend any Employee Benefit Plan.
(i)The transactions contemplated by this Agreement will not give rise to a change in the ownership or effective control of a “corporation”, or a change in the ownership of a substantial portion of the assets of a “corporation,” as determined under the Treasury Regulations issued under Section 280G of the Code.
(j)Neither the Company nor any of its Subsidiaries or Affiliates has any indemnity or gross-up obligation on or after the Closing for any Taxes imposed under Section 4999 or Section 409A of the Code (or any corresponding provisions of state, local, or non-U.S. Tax Law).
(k)Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in compliance with, and is in documentary compliance with, Section 409A of the Code and the Treasury Regulations and other official guidance promulgated thereunder.
3.16Compliance with Laws; Licenses.
(a)Each of (i) the Company and its Subsidiaries (including the Excluded Entities) is, and for the past three years has been, in material compliance with all Laws and Orders applicable to their businesses, employees, operations, properties or assets.  No notices have been received by, and, to the Knowledge of Seller, no Claims have been made against the Company or any of its Subsidiaries (including the Excluded Entities) alleging a material violation of any Law or Order.
(b)Each of the Company and its Subsidiaries hold all material Licenses (including all certificates of occupancy and required business licenses for each Repair Shop) required for the conduct of its business and the ownership of and operations on its properties and assets, and Schedule 3.16(b) sets forth a list as of the date hereof of all of such material Licenses held by the Company and its Subsidiaries.  No notices have been received by the Company or any of its Subsidiaries alleging the failure to hold any material License by any Government Entity.  Each of the Company and its Subsidiaries is in compliance with all material terms and conditions of all Licenses which it holds.  All of such material Licenses are in full force and effect and will remain in full force and effect and will be available for use by the Company and its Subsidiaries immediately after the Closing.  No loss or expiration of any material License is pending or, to the Knowledge of Seller, threatened or reasonably foreseeable (including as a result of the transactions contemplated by this Agreement) other than expiration in accordance with the terms thereof.
3.17Government Contracting.  During the past three years, neither the Company nor any of its Subsidiaries has (a) breached or violated, in any material respect, any Law, clause, provision, or requirement pertaining to a Government Contract or Government Bid; (b) made an inaccurate representation or certification in connection with a Government Contract or Government Bid; (c) been subject to audit or investigation by a Government Entity or other Person with respect to a Government Contract or Government Bid (other than government audits conducted in the Ordinary Course that are not reasonably expected to result in Liability to the Company or any of the Subsidiaries); (d) had a Government Contract terminated for default, cause, or failure to perform; (e) been notified of an actual or threatened dispute related to any Government Contract; or (f) been suspended, debarred, proposed for debarment or otherwise excluded from bidding on contracts with a Government Entity.  To the Knowledge of Seller, no circumstances exist that would reasonably warrant the institution of such suspension, debarment, or exclusion proceedings against the Company, any of its Subsidiaries, or any Principals (as defined at 48 C.F.R. § 2.101) of the Company or any of its Subsidiaries.
3.18Inventory.  Except as set forth on Schedule 3.18, each item of Inventory consists of items which are free of any material defect or other deficiency and merchantable and are of a type, quality, quantity and composition presently useable and salable in the Ordinary Course.  All Inventory is owned by the Company or its Subsidiaries free and clear of any Liens (other than permitted Liens) and no Inventory is held on a consignment basis.
3.19Real Property.
(a)Schedule 3.19(a) sets forth a list as of the date hereof of the address of each owned real property of the Company and its Subsidiaries, including the Closed Owned Locations (the “Owned Real Property”).  Seller has provided, to the extent in Seller’s possession, true, complete and correct, copies of each deed and other instrument (as recorded) by which the Company or its Subsidiary acquired such parcel of Owned Real Property and true, complete and correct copies of each title insurance policy, opinion, abstract and survey in the possession of the Company or its Subsidiary with respect to such parcel.  With respect to each parcel of Owned Real Property: (i) the Company or its Subsidiary has good and marketable indefeasible fee simple title, free and clear of all Liens except for Permitted Liens, (ii)  neither the Company nor any of its Subsidiaries has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof, except as provided in Schedule 3.19(a)(ii), (iii) except for the Retail Leases, there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (iv) except as set forth on Schedule 3.19(a)(iv), there is no condemnation, expropriation or other Claim in eminent domain pending or, to the Knowledge of Seller, threatened, affecting any Owned Real Property or any portion thereof or interest therein.  Neither the whole nor any material portion of any Owned Real Property has been damaged or destroyed by fire or other casualty, which damage remains unrepaired.

(b)Schedule 3.19(b)(i) sets forth a list of each parcel of real property currently leased, sub-leased or otherwise occupied by the Company or any of its Subsidiaries, including each property on which a Repair Shop is located (the “Leased Real Property”).  Schedule 3.19(b)(ii) sets forth a list of each Lease as well as for each such Lease, the following information: (i) the address of the Leased Real Property, (ii) date of the Lease, (iii) the names of the parties to each Lease, (iv) applicable rent amount, (v) the security deposit, (vi) the current expiration date (exclusive of any remaining, unexercised renewal options), (vii) the number and duration of any remaining renewal options, (viii) the type of store operated at such location (i.e., whether a supercenter, a service center or a distribution center), and (ix) whether such Leased Real Property is a Closed Leased Location.  Seller has provided true, complete and correct copies of each Lease and, in the case of an oral Lease, a written summary of the material terms thereof.  The Company and its Subsidiaries have good and valid leasehold interest in and to all of the Leased Real Property, free and clear of all Liens except for Permitted Liens.  Each Lease is legal, valid, binding and in full force and effect and is enforceable against the parties thereto in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity. Except as set forth on Schedule 3.19(b)(iii): (i) None of Seller Guarantor, the Company or any of their respective Subsidiaries is nor, to the Knowledge of Seller, alleged to be in breach of or default in any material respect under any Lease, (ii) to the Knowledge of Seller, no counterparty is in breach of or in default in any material respect under any Lease, (iii) except pursuant to the Retail Leases and subleases to the Company or its Subsidiaries, none of Seller Guarantor, the Company or any of their respective Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof (iv) there is no condemnation, expropriation or other Claim in eminent domain pending or, to the Knowledge of Seller, threatened, affecting any Leased Real Property or any portion thereof or interest therein, and (v) to the Knowledge of Seller no condition exists that with notice or lapse of time would constitute a default under any Lease, except for any such default or event of default that would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.  Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty, which damage remains unrepaired.  No eminent domain or condemnation Claim is existing, pending, or to the Knowledge of Seller, threatened, that would preclude or materially impair the use of any Leased Real Property.
(c)The Owned Real Property identified in Schedule 3.19(a) and the Leased Real Property identified in Schedule 3.19(b) (collectively, the “Real Property”) comprise all of the real property used by the Company and its Subsidiaries, or otherwise related to, the business of the Company as conducted immediately prior to the date of this Agreement.  Except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, the Real Property conforms in all respects to all applicable building, zoning and other Laws, ordinances, rules and regulations.  All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, including in the Real Property are in reasonably good conditions and repair, normal wear and tear excepted, and are sufficient for the conduct of the business of the Company as conducted immediately prior to the date of this Agreement.
(d)Schedule 3.19(d) sets forth a list of each sublease, license, lease and occupancy Contract entered into by Seller Guarantor, the Company or any of their respective

Subsidiaries with respect to all or any portion of the Real Property (the “Retail Leases”), including, for each Retail Lease, (i) the address of the Real Property subject to the Retail Leases, (ii) date of the Retail Leases, (iii) the names of the parties to each Retail Lease, (iv) applicable sublease rent amount, (v) the security deposit, (vi) the current expiration date (exclusive of any remaining, unexercised renewal options), (vii) the number and duration of any remaining renewal options, and (viii) the type of store operated at such location (i.e., whether a service center, distribution center or retail use).  Seller has provided true, complete and correct copies of each Retail Lease and, in the case of an oral Retail Lease, a written summary of the material terms thereof for each Owned Real Property and for each Leased Real Property described on Exhibit L-1.  Each Retail Lease is legal, valid, binding and in full force and effect and is enforceable against the parties thereto in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.  Except as set forth on Schedule 3.19(d)(ii): (i) none of Seller Guarantor, the Company or any of their respective Subsidiaries is nor, to the Knowledge of Seller, alleged to be in breach of or default in any material respect under any Retail Lease, (ii) to the Knowledge of Seller, no counterparty is in breach of or in default in any material respect under any Retail Lease.  Each Retail Lease is in full force and effect, and none of Seller Guarantor, the Company or any of their respective Subsidiaries, nor, to the Knowledge of Seller, any other party to any Retail Lease, is in breach of or in default in any material respect under any Retail Lease.
(e)Prior to the Closing, Seller or one of its Affiliates has separately demised, the Real Properties set forth on Schedule 3.19(e), including, (i) constructing a demising wall between each such Real Property and the premises retained by Seller of one of its Affiliates, (ii) installing an exterior storefront with a separate entrance to the showroom of such Real Properties, and (iii) installing Seller’s prototypical signage on the exterior of such Real Properties (the “Pre-Closing Seller Premises Division Work”).  On or prior to the date hereof, Seller has delivered to Buyer true, complete, and correct copies of all invoices and other supporting documentation evidencing the In Process Division Costs.  Seller has obtained all Licenses required by applicable Law for the Pre-Closing Seller Premises Division Work and to allow the Company or its applicable Subsidiary to legally use, occupy and operate such Real Property as contemplated in the underlying Lease.  In addition, Seller or its applicable Affiliate has obtained the consent from the applicable landlord to conduct the Pre-Closing Seller Premises Division Work, to the extent required in the underlying Lease.  The Pre-Closing Seller Premises Division Work has been performed in all material respects in accordance with all applicable Laws and all Licenses required for the Pre-Closing Seller Premises Division Work have been signed off and closed out, or will be closed out within one hundred eighty days of the Closing.  Seller or one of its Affiliates has paid or will pay all contractors, vendors, suppliers and third parties for the Pre-Closing Seller Premises Division Work and there are no outstanding amounts due or payable for the Pre-Closing Seller Premises Division Work.  In addition, to the extent there are any landlord or subtenant allowances or contributions for the Pre-Closing Seller Premises Division Work, Seller or its applicable Affiliate has received all such allowances and contributions, or shall be entitled to receive such allowances and contributions to the extent they will be paid after the Closing.
(f)Prior to the Closing, Seller or one of its Affiliates has taken concrete steps to separately demise the Real Properties set forth on Schedule 3.19(f).  With respect to each such Real Property, Schedule 3.19(f) sets forth a true, complete and correct list of the material steps taken by Seller to effect such premises division and the out-of-pocket costs and expenses actually paid by Seller prior to the date hereof in connection with such steps (such costs with respect to each such Real Property, the “In Process Division Costs”).  Seller has made available to Buyer true, complete and correct copies of such invoices and other reasonable supporting documentation in its possession evidencing the payment of the In Process Division Costs.
(g)Schedule 3.19(g) sets forth a list of all guarantees provided by Seller or any of its Affiliates (including the Company and its Subsidiaries) with respect to any of the Leased Real Property.
3.20Environmental Matters. Except as provided for in Schedule 3.20: (a) neither the Company nor any of its Subsidiaries has received any written notice from any Government Entity or any other Person alleging either that the Company or any of its Subsidiaries is in material violation of any Environmental Law, which material violation remains uncured, or that the Company or any of its Subsidiaries has any material Liability arising under any Environmental Law, which material Liability remains unresolved; (b) neither the Company nor any of its Subsidiaries has any material Liability under any Environmental Law with respect to any manufacture, distribution, disposal or releases of, contamination by or exposure of Hazardous Substances; (c) each of the Company and its Subsidiaries has at all times complied, and is currently in compliance, in all material respects with all applicable Environmental Laws, including with respect to all material Licenses required pursuant to any Environmental Laws for the occupancy of its properties or facilities or the operation of its business; (d) neither the Company nor any of its Subsidiaries has treated, stored, disposed of, arranged for the disposal of, transported, handled, exposed any Person to or released any Hazardous Substance, or owned or operated any facility or property contaminated by a Hazardous Substance, so as to give rise to any current or future Liabilities pursuant to Environmental Law that would be material to the Company and its Subsidiaries taken as a whole; (e) the Company has not assumed by Contract or operation of Law, undertaken, provided an indemnity with respect to, or otherwise become subject to any Liability of any other Person relating to any Environmental Laws or Hazardous Substances that would be material to the Company and its Subsidiaries taken as a whole; (f) there is no Claim pending, or to the Knowledge of Seller, threatened, against the Company or any of its Subsidiaries relating to noncompliance with, or Liabilities pursuant to, Environmental Law that would have, or is reasonably likely to have, a Material Adverse Effect on the Company or any of its Subsidiaries.  Seller has furnished to Buyer true, complete and correct copies of all phase I and phase II environmental assessments, environmental audits, reports, correspondence with Government Entities, and other material environmental documents in the Company or its Subsidiaries’ possession or control relating to the Company or its Subsidiaries, former or current properties, facilities, operations or businesses.
3.21Affiliate Transactions.  Neither Seller nor any of its Affiliates (excluding the Company and its Subsidiaries (other than the Excluded Entities)) or any of Seller’s or any of its Affiliates (including the Company and its Subsidiaries) respective current or former directors, officers, partners, members, equityholders or employees, or any spouse, children, parents and siblings and any trust of any of the foregoing or other entity formed solely for the benefit of such person or such person’s spouse, children, parents or sibling (each, a “Company Affiliate”), (a) is a party to or otherwise bound by any Contract with the Company or any of its Subsidiaries (other than the Excluded Entities) or that pertains to the Business, other than any employment, non-

competition, confidentiality or other similar agreements between the Company or any of its Subsidiaries and any Person who is an officer, director, manager or employee of the Company or any of its Subsidiaries (each, an “Affiliate Agreement”), (b) has borrowed money from or loaned money to the Company or any of its Subsidiaries, (c) has guaranteed any obligations of, or has any of its obligations guaranteed by, the Company or any of its Subsidiaries, (d) has any claim or cause of action against the Company or any of its Subsidiaries or their respective businesses or (e) owns, leases, or has any economic or other right, license, title or interest in or to any asset, that is owned, used, or held for use by or necessary or material to the operation of the Business as currently conducted, other than any Leases set forth on Schedule 3.19(b)(i) in which a Company Affiliate is the landlord (clauses (b), (c), (d) and (e), together with the Affiliate Agreements, collectively the “Affiliate Transactions”).  As of the Closing, there will be no outstanding or unsatisfied Liabilities of any kind (including inter-company accounts, notes, guarantees, loans, or advances) between or among the Company or any of its Subsidiaries, on the one hand, and a Company Affiliate, on the other hand.

3.22Insurance.
(a)Schedule 3.22(a) sets forth a true, complete and correct list of each insurance policy including captive, fronting or self-insurance arrangement (each, an “Insurance Policy”) that insure the property or business of the Company or any of its Subsidiaries that is currently in effect.  With respect to each occurrence based Insurance Policy set forth on Schedule 3.22(a) which is not a currently active policy, the remaining policy limits thereunder are set forth next to the description of such Insurance Policy on Schedule 3.22(a).  Complete copies of such Insurance Policies have been made available to Buyer.  All premiums due and payable under the Insurance Policies have been timely paid or accrued, and neither the Company nor any of its Subsidiaries is in material default under any Insurance Policy.  As of the date of this Agreement, the Company and its Subsidiaries has not received any written notice or other written communication regarding: (i) cancellation, termination, avoidance, rescission, or non-renewal of any policy or (ii) any insurer’s denial of coverage or reservation of the right to deny coverage for any material claim or loss under any policy.  The Company and its Subsidiaries have reported in a timely manner all reportable events to its insurers and as of the date of this Agreement, there are no claims or losses under any Insurance Policy which are reasonably likely to exhaust the applicable limit of liability of such Insurance Policy.
(b)Schedule 3.22(b)(i) sets forth a true, complete and correct list of all pending Claims involving the Company or any of its Subsidiaries of the type described on Schedule 3.22(b)(ii), including whether insurance coverage is available therefor.
(c)The captive insurance program operated by Colchester (the “Captive Insurance Program”) is actuarially sound, and the historic premiums, fees and other amounts charged or allocated under or in connection with the Captive Insurance Program are, and for the past three years have been, sufficient to fund the losses, loss adjustment expenses, operating costs and regulatory capital requirements of Colchester, in each case in all material respects.  Schedule 3.5(c) sets forth the most recent actuarial report for Colchester and represents the expected claims development for future periods.  Except as set forth on Schedule 3.22(c) neither Seller Guarantor, the Company, nor any of their respective Subsidiaries has been required to make, or has committed to make, any additional capital contribution, surplus contribution, guaranty or other funding commitment to Colchester other than scheduled premium payments in the Ordinary Course.  Schedule 3.22(c) sets forth a true, complete and correct description of (i) the current and projected funding requirements of the Captive Insurance Program for the 36-month period following the date of this Agreement, and (ii) any scheduled or anticipated capital calls, surplus notes, or other funding obligations.  Colchester has not had any scheduled or anticipated capital calls, surplus notes, or other funding obligations.  As of the date of this Agreement, Colchester has sufficient assets and available liquidity to pay its obligations as they become due in the Ordinary Course without requiring any additional capital contribution or other financial support from any Person other than from premium payments received in the Ordinary Course.
(d)Schedule 3.22(d) sets forth a true, complete and correct list of: (i) all outstanding, pending or open Claims under or with respect to any Insurance Policy or other insurance policy, program or arrangement issued or administered by Colchester as part of the Captive Insurance Program, including, for each such Claim, the claimant, the type of Claim, the date of loss, the amount of reserves established with respect thereto, and the amount of any payment made to date; (ii) all Claims under or with respect to any such Insurance Policy or arrangement that have been reported but are not yet resolved (including Claims that are the subject of litigation, arbitration or other dispute resolution proceedings); and (iii) all incidents, circumstances or events which, to the Knowledge of Seller, could reasonably be expected to give rise to a future Claim under or with respect to the Captive Insurance Program.  No Claim under or with respect to any Insurance Policy or arrangement issued or administered by Colchester has been denied or contested.
(e)Colchester is, and for the past three years has been, in material compliance with all applicable Laws governing captive insurance companies, including all Laws of its domiciliary jurisdiction with respect to (i) minimum capital and surplus requirements, (ii) investment restrictions and guidelines (including applicable limitations on the types, quality and concentration of investments held by Colchester), (iii) reserving requirements, (iv) premium tax obligations, (v) filing and reporting requirements (including statutory financial statement filings and actuarial opinion filings), (vi) dividend or distribution restrictions, and (vii) any requirements regarding the segregation of assets, trust arrangements or custodial arrangements.  All statutory financial statements, annual reports, actuarial opinions and other filings required to be made by Colchester with any insurance regulatory authority or Government Entity have been timely filed and were true, complete and correct in all material respects when filed.  Colchester has not received any notice from any Government Entity of any pending or threatened examination, investigation, enforcement action, supervisory action, corrective order, consent order, or requirement to increase capital or surplus levels, and, to the Knowledge of Seller, no such examination, investigation or action is contemplated.  Neither Seller Guarantor, Colchester, the Company nor any of their respective Subsidiaries has received any written communication from any Government Entity expressing concerns regarding the financial condition, solvency or reserve adequacy of Colchester.
(f)Schedule 3.22(f) sets forth a true, complete and correct list of all reinsurance, excess-of-loss, stop-loss, retrocession and other risk-transfer agreements to which Colchester is a party or under which Colchester has any rights or obligations (collectively, the “Reinsurance Agreements”).  True, complete and correct copies of all Reinsurance Agreements have been made available to Buyer.  Each Reinsurance Agreement is in full force and effect and constitutes a legal, valid and binding obligation of Colchester and, to the Knowledge of Seller, of the other parties thereto, and neither Colchester nor, to the Knowledge of Seller, any other party thereto is in material breach of or default thereunder.  No party to any Reinsurance Agreement has given or received written notice of termination, cancellation or non-renewal thereof.  All amounts due and payable by Colchester under the Reinsurance Agreements have been timely paid, and all reinsurance recoverables reflected in the Financial Statements or statutory financial statements of Colchester are collectible in all material respects.
(g) (i) No Insurance Policy or other insurance policy, program or arrangement issued or administered by Colchester as part of the Captive Insurance Program is currently in run-off, and (ii) none of Seller Guarantor, the Company, Colchester or any of their respective Subsidiaries has entered into any Contract providing for extended reporting periods, tail coverage or other post-termination coverage obligations with respect to any Insurance Policy or other arrangement issued or administered by Colchester that would impose any obligation or Liability on Buyer, the Company, Colchester or any of their respective Subsidiaries after the Closing.
(h)Schedule 3.22(h) sets forth a true, complete and correct list of all (i) letters of credit, surety bonds, guarantees or other credit support instruments issued for the benefit of or posted by or on behalf of Seller Guarantor or any of its Affiliates, including Colchester, the Company or any of its Subsidiaries in connection with the Captive Insurance Program, (ii) trust agreements, custodial agreements, deposit arrangements or other security arrangements maintained by, for the benefit of, or required of Colchester (including any trust arrangements required by any Government Entity or fronting carrier), and (iii) cash, securities or other collateral pledged, deposited or otherwise posted by Seller Guarantor, Colchester, the Company or any of their respective Subsidiaries in connection with the Captive Insurance Program (collectively, “Captive Collateral Arrangements”), in each case specifying the type of arrangement, the beneficiary or secured party, the issuer or custodian, the face amount or value of collateral posted, the expiration or renewal date, and any conditions to draw or release.  True, complete and correct copies of all Contracts governing the Captive Collateral Arrangements have been made available to Buyer.  Each Captive Collateral Arrangement is in full force and effect and constitutes a legal, valid and binding obligation of the applicable party thereto, and neither Seller Guarantor, Colchester, the Company nor any of their respective Subsidiaries, nor, to the Knowledge of Seller, any other party thereto, is in material breach of or default thereunder.  (A) No event has occurred that would permit any beneficiary, secured party or counterparty to draw upon or accelerate any Captive Collateral Arrangement, other than in connection with the payment of valid claims in the Ordinary Course; (B) the Company and its Subsidiaries (including Colchester) are in compliance in all material respects with all collateral posting requirements and trust funding requirements imposed by any Government Entity, fronting carrier or cedent; (C) the aggregate value of the collateral posted under the Captive Collateral Arrangements is not less than the amount required to be posted under the terms thereof or by applicable Laws; and (D) no Government Entity, fronting carrier or cedent has provided written notice requiring an increase in collateral or funding levels under any Captive Collateral Arrangement, and, to the Knowledge of Seller, no such increase is required or contemplated.
3.23Customers and Vendors.  Schedule 3.23 sets forth a list of (a) the top ten fleet customers of the Company and its Subsidiaries (based on the approximate total revenues attributable to such customers) for the fiscal year ended December 31, 2025 (each a “Material Customer”, and collectively, the “Material Customers”) and (b) the top ten suppliers and vendors to the Company and its Subsidiaries (based on total amount purchased from such supplier or vendor) for the fiscal year ended December 31, 2025 (each a “Material Vendor”, and collectively, the “Material Vendors”).  From December 31, 2025 through the date of this Agreement, (a) no Material Customer or Material Vendor has canceled or otherwise terminated, or threatened in writing to cancel or terminate its relationship with the Company or any of its Subsidiaries, (b) no Material Customer or Material Vendor has materially decreased, modified or limited or threatened in writing to materially decrease, modify or limit its business with the Company or any of its Subsidiaries (except in the Ordinary Course), and (c) no Material Customer or Material Vendor has provided notice of non-renewal or informed Seller, the Company or any of its Subsidiaries in writing of its intent to materially adjust the terms of any applicable Contract.

3.24Accounts Receivable.  All accounts and notes receivable reflected on the Most Recent Balance Sheet are bona fide receivables arising in the Ordinary Course and are collectible in the Ordinary Course (net of allowances for doubtful accounts reflected on the Most Recent Balance Sheet).  There are no Liens (other than Permitted Liens) on such receivables or any part thereof and, other than in the Ordinary Course, there are no agreements for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables by the Company or any of its Subsidiaries.
3.25Bank Accounts.  Schedule 3.25 contains a true, complete and correct list of (a) all banks or other financial institutions with which the Company or any of its Subsidiaries has an account or maintains a lock box or safe deposit box, showing the type of each such account, lock box and safe deposit box and (b) the names of the Persons authorized as signatories thereon or to act or deal in connection therewith.
3.26No Broker.  No broker, finder or investment banker is entitled to any brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or other Contract to which any of Seller or its Affiliates, including the Company and its Subsidiaries, is a party or to which Seller or its Affiliates, including the Company and its Subsidiaries is subject, or for which the Company or any of its Subsidiaries or Buyer could become obligated after the Closing.
3.27No Other Representations and Warranties.  Except for the representations and warranties contained in this Article III and in Section 9.2 (including the related portions of the Schedules), none of Seller, the Company or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller or the Company, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Buyer and its representatives (including any information, documents or material delivered to Buyer or made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in law.

Article IV
Representations and Warranties of Buyer

Buyer makes to Seller the representations and warranties contained in this Article IV as of the date hereof and as of the Closing Date as follows:

4.1Organization; Good Standing; Power.  Buyer is duly organized, validly existing and in good standing under the Laws of the state of Delaware.  Buyer possesses full power and authority necessary to own and operate its properties and assets and to carry on its businesses in all material respects as presently conducted and as contemplated to be conducted immediately after the Closing.
4.2Authorization; Execution and Enforceability; No Breach.
(a)Buyer possesses full legal right and all requisite power and authority, and has taken all actions necessary, to authorize, execute, deliver and perform this Agreement and each other Transaction Document to which Buyer is a party and to consummate the transactions contemplated hereby and thereby, in accordance with the terms of this Agreement and the other Transaction Documents, as applicable.  No other corporate action on the part of Buyer is necessary to authorize the execution, delivery and performance of this Agreement or any other Transaction Documents or the consummation of the transactions contemplated hereby and thereby.  Each Transaction Document to which Buyer is or will be a party has been, or upon execution will be, duly and validly executed and delivered by Buyer and constitutes, or upon its execution and delivery will constitute (in each case, assuming due execution and delivery by each other party thereto), a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.
(b)Except for (i) compliance with and filings under the Hart-Scott-Rodino Antitrust improvements Act of 1976 and the expiration or termination of any applicable waiting period thereunder, and (ii) written approval of the Vermont Commissioner of Financial Regulation to the change of control of Colchester, no filing with or notice to, and no permit, authorization, registration, consent or approval of, any Government Entity is required on the part of Buyer for the execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated by this Agreement.  Neither the execution, delivery or performance by Buyer of this Agreement and the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, will (i) conflict with or result in a breach, violation or infringement of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (except for a Permitted Lien), (iv) give any Person the right to modify, cancel, terminate, suspend, revoke or accelerate any obligation under, (v) result in a violation of, or (vi) give rise to a loss of benefit under (A) the certificate of incorporation or bylaws (or other comparable organizational documents) of Buyer, (B) any Law or Order to which Buyer is subject or any of its properties or assets is subject or bound, or (C) any material Contract to which Buyer is a party or by which its properties, rights or assets is subject or bound, except in the case of clauses (B) and (C), for breaches, violations, infringements or Liens that would not be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement in a timely manner or perform its obligations hereunder.
4.3Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or other Contract to which Buyer is a party or to which Buyer is subject for which Seller could become liable or obligated after the Closing.
4.4Litigation.  There are no material Claims pending or, to the Knowledge of Buyer, threatened against or affecting Buyer in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with the transactions contemplated by this Agreement and the other Transaction Documents.
4.5Financing.  As of the date hereof, Buyer (or its affiliates) has obtained incremental debt financing commitments under its existing credit facility, and assuming the satisfaction of the conditions set forth in Article VII, at Closing Buyer (and its affiliates) will have an aggregate amount of cash on hand, borrowings under such increment debt financing commitments and other available sources of capital, in an amount sufficient to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder, in each case, on the Closing Date.
4.6Independent Investigation.
(a)Buyer has conducted its own independent investigation, review and analysis of the Business, as well as the results of operations, prospects, condition (financial or otherwise), or assets of the Company, and acknowledges that it has been provided reasonable access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Company for such purpose.
(b)Buyer acknowledges that (i) none of Seller, Seller Guarantor, the Company, or any other Person on behalf of Seller, Seller Guarantor or the Company has made any representation or warranty, expressed or implied, as to the Company or the Company Shares, or the accuracy or completeness of any information regarding the Company or the Company Shares furnished or made available to Buyer and its representatives, or any other matter related to the transactions contemplated herein, other than those representations and warranties expressly set forth in Article III and Section 9.2 of this Agreement (including the related portions of the Schedules), (ii) in determining to enter into this Agreement, Buyer has not relied on any representation or warranty from Seller, Seller Guarantor the Company or any other Person on behalf of Seller, Seller Guarantor or the Company, or upon the accuracy or completeness of any information regarding the Company or the Company Shares furnished or made available to Buyer and its representatives, other than those representations and warranties expressly set forth in Article III and Section 9.2 of this Agreement (including the related portions of the Schedules), and (iii) none of Seller, Seller Guarantor, the Company or any other Person acting on behalf of Seller, Seller Guarantor or the Company shall have any liability to Buyer or any other Person with respect to any projections, forecasts, estimates, plans, or budgets of future revenue, expenses, or expenditures, future results of operations, future cash flows, or the future financial condition of the

Company, the Business or the future business, operations, or affairs of the Company, except as expressly set forth in Article III and Section 9.2 of this Agreement (including the related portions of the Schedules).
Article V
Survival; Indemnification
5.1Survival.  The representations and warranties of the Parties and the covenants and agreements that by their terms contemplate performance prior to or at (but not following) the Closing, in each case, as set forth in this Agreement, shall terminate at, and will not survive, the Closing.  Notwithstanding the foregoing, unless otherwise set forth in this Agreement, (a) all covenants and agreements set forth in Section 6.2, Section 6.4, Section 6.5, Section 6.6, Section 6.7, Section 6.8, Section 6.9, Section 6.10, Section 6.12, Section 6.20, Section 6.21, Section 6.22, Section 6.23, Article V and Article IX shall survive the Closing and remain in full force and effect until the time such obligation is fully performed in accordance with its terms, and (b) all other covenants and agreements set forth in this Agreement that by their terms contemplate performance after the Closing shall survive the Closing and remain in full force and effect until the date that is five years following the Closing Date.  Notwithstanding the foregoing and for the avoidance of doubt, (i) to the extent any applicable statute of limitations with respect to the Tax matters set forth in Section 6.1 remains open, any covenants relating to such Taxes (including the indemnity obligations in Section 5.2(a)(ii)) shall survive for such period, plus 90 days, and (ii) any indemnification Claim shall survive the time at which it would otherwise terminate pursuant to this Section 5.1 if written notice of the Third Party Claim or Direct Claim, as applicable, shall have been given in good faith to the Party against whom such indemnity may be sought prior to such time the underlying Claim would otherwise cease to survive hereunder.  Nothing in this Section 5.1 shall limit or restrict (a) a Party’s right or ability to make any claim, or recover any amounts, in connection with Fraud, (b) Buyer’s ability to recover under the R&W Insurance Policy, (c) Buyer’s rights under this Article V or the rights of any party to any other Transaction Document, or (d) the survival of any representations, warranties, covenants and agreements in any other Transaction Document.
5.2Indemnifiable Matters.
(a)Indemnification Obligations of Seller.  Subject to the limitations contained in Sections 5.1 and 5.3, from and after the Closing, Seller shall indemnify Buyer, the Company and their respective Affiliates, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Buyer Indemnified Persons”) in respect of any Losses which any Buyer Indemnified Person may suffer as a result of, based upon, or arising from:
(i)any nonfulfillment or breach of any covenant or agreement by Seller or Seller Guarantor at any time under this Agreement;
(ii)any Pre-Closing Taxes;
(iii)any Asset Retirement Obligations incurred by the Company or its Subsidiaries in respect of: (i) repair shops, distribution centers or other properties previously leased, used or occupied by the Company or any of its Subsidiaries that are not operative or are closed as of the Closing Date, and (ii) any

Repair Shops or Distribution Centers closed by the Company or any of its Subsidiaries in the twelve months following the Closing;
(iv)the Excluded Business;
(v)the Restructuring (including any failure to complete any portion thereof);
(vi)the Non-Puerto Rico 401(k) Plan;
(vii)the Escheat and Unclaimed Property Obligations;
(viii)the [***] Litigation (including for the avoidance of doubt, the [***] Bond);
(ix) any breach or default by the Company or any of its Subsidiaries under any Lease occurring prior to the Closing and which Seller has Knowledge as of the Closing Date, including for the avoidance of doubt any Lease Default Event;
(x)any Closed Leased Locations, whether such Losses arise prior to, on or after the Closing;
(xi)any prime lease underlying any New Sublease Agreement, unless and until such prime lease has been assigned to LeaseCo, and the Company and its Subsidiaries have been fully and unconditionally released from all obligations and Liabilities thereunder except solely to the extent Buyer, the Company or any of their respective Affiliates is expressly responsible for such Losses under the applicable New Sublease Agreement;
(xii)the rent, additional rent, common area maintenance charges, Taxes, operating expenses, utilities, insurance, maintenance costs, repair costs, restoration costs, surrender costs, enforcement costs or any other Liabilities, arising out of, relating to or resulting from the headquarters leased locations identified on Schedule 5.2(a)(xii) and the applicable Leases relating thereto, except solely to the extent Buyer, the Company or any of their respective Affiliates is expressly responsible for such Losses under the Transition Services Agreement, and excluding any Losses arising with respect to the applicable headquarters Lease after such time as the Company or its applicable Subsidiary is fully released by the landlord for such property from any and all Liabilities under such Lease in connection with the transfer of such Lease to an Affiliate of Seller (with the prior written consent of the applicable landlord) in the Restructuring; and
(xiii)the actual cost incurred in connection with the termination (whether expressly provided by a Contract, negotiated with the applicable contractual counterparty or sought by the Company or its applicable Subsidiary) of any and all Corporate Contracts (other than those described in Section 6.24(b)) within the six months following the Closing Date.

(b)Indemnification Obligations of Buyer.  Subject to the limitations contained in Sections 5.1 and 5.2, from and after the Closing, Buyer shall indemnify Seller and its Affiliates, officers, directors, employees, agents, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Persons”) in respect of any Losses which any Seller Indemnified Person may suffer as a result of, based upon, or arising from any nonfulfillment or breach of any covenant, agreement or other provision by Buyer under this Agreement.
5.3Limitations on Indemnification.  Notwithstanding anything contained in Section 5.2, the indemnification obligations of the Parties are subject to the following limitations:
(a)Neither Seller nor Buyer shall be required to indemnify the Buyer Indemnified Persons or the Seller Indemnified Persons, respectively, against, or reimburse any such Person in respect of any Losses for which indemnity is claimed under Section 5.2 to the extent that the aggregate amount of such Losses indemnifiable by Seller or Buyer, as applicable, exceeds the Final Purchase Price, provided that indemnification for claims under Section 5.2(a)(iii) shall be limited in the aggregate to $[***]; indemnification for claims under Section 5.2(a)(vii) shall be limited in the aggregate to $[***]; indemnification for claims under Section 5.2(a)(viii) shall be limited in the aggregate to $[***]; and indemnification for claims under Section 6.20(f) shall not be limited to the Final Purchase Price cap set forth above.
(b)In no event shall either Party be liable to any Buyer Indemnified Person or Seller Indemnified Person, as applicable, for any special or punitive damages relating to the breach or alleged breach of this Agreement, except to the extent actually awarded or paid in connection with a Third Party Claim.
(c)Payments by either Party pursuant to Section 5.2 in respect of any Loss shall be limited to the amount of any such Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Buyer Indemnified Person or the Seller Indemnified Person, as applicable, in respect of the underlying Claim (less the sum of (i) reasonable out-of-pocket costs and expenses relating to collection of such proceeds, (ii) any incremental increase in premiums directly resulting therefrom, and (iii) any deductible or retention associated therewith).
(d)Notwithstanding any other provision of this Agreement to the contrary, no Buyer Indemnified Person, nor any of its Affiliates, shall have any right to indemnification under this Agreement with respect to, or based on, Taxes to the extent that such Taxes (i) are not Pre-Closing Taxes or (ii) are actually recoverable (without any requirement to commence litigation against any insurer) pursuant to the R&W Insurance Policy (taking into account the exclusions and limitations set forth therein); provided that, this clause (ii) shall not prevent any Buyer Indemnified Person from making an indemnity Claim hereunder for Pre-Closing Taxes simultaneously with, or during the pendency of any Claim for such Pre-Closing Taxes under the R&W Insurance Policy; provided, further, that such Buyer Indemnified Person shall (A) diligently pursue such Claim for such Pre-Closing Taxes under the R&W Insurance Policy, and (B) promptly reimburse Seller for any amounts paid to such Buyer Indemnified Person pursuant to an indemnity Claim for Pre-Closing Taxes under this Agreement to the extent of any amounts recovered pursuant to a simultaneous Claim under the R&W Insurance Policy.

5.4Manner of Payment.
(a)Any indemnification owing pursuant to this Article V by Seller shall be paid, at Buyer’s sole discretion, by (i) set-off against, with respect to Claims that are not in dispute in accordance with Section 5.5 or Section 5.6 (or, if disputed, adjudicated to be owed), any payments due and payable under any New Sublease Agreement, or (ii) directly by Seller by wire transfer of immediately available funds.
(b)The rights of set-off provided in Section 5.4(a)(i) are in addition to, and not in lieu of, any other rights or remedies available to Buyer or any Buyer Indemnified Person, and Buyer’s exercise of such set-off rights with respect to any portion of an indemnification Claim shall not limit the rights or remedies of any Buyer Indemnified Person with respect to any unpaid portion of such Claim.
5.5Third Party Claims.
(a)If any Claim is initiated by any third party (a “Third Party Claim”) against any Person entitled to seek indemnification under this Article V (an “Indemnified Party”), and if such Indemnified Party intends to seek indemnification with respect thereto under this Article V, such Indemnified Party shall promptly, after receipt of written notice of such Third Party Claim, provide written notice of such Third Party Claim to the party or parties from whom the Indemnified Party intends to seek indemnification (the “Responsible Party”), which notice shall describe such Third Party Claim in reasonable detail and the amount claimed in respect thereof (if known and quantifiable); provided, that the failure to so notify a Responsible Party shall not relieve such Responsible Party of its obligations hereunder unless and to the extent the Responsible Party shall be actually and materially prejudiced by such failure to so notify.  A Responsible Party shall be entitled to participate in the defense of such Third Party Claim giving rise to an Indemnified Party’s claim for indemnification at such Responsible Party’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof with reputable counsel chosen by the Responsible Party in connection with such defense within 30 days of its receipt of notice of the Third Party Claim; provided, that prior to the Responsible Party assuming control of such defense, it shall demonstrate to the Indemnified Party in writing such Responsible Party’s financial ability to provide full indemnification to the Indemnified Party with respect to such Third Party Claim (including the ability to post any bond required by the court or adjudicative body before which such Third Party Claim is taking place) and, subject to the limitations set forth herein, agree in writing to be fully responsible for all Losses relating to such Third Party Claim; provided, further, that:
(b)the Indemnified Party shall be entitled to participate (at its sole cost) in the defense of such claim and to employ counsel of its choice for such purpose (it being understood and agreed, for the avoidance of doubt, that any fees and expense of counsel incurred by the Indemnified Party prior to the date that the Responsible Party assumes the defense of such claim shall be indemnified Losses hereunder);
(c)the Responsible Party shall not be entitled to assume control of such defense if (i) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation, (ii) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects including if there is a reasonable likelihood that such Third Party Claim would be the subject of unwanted media attention or negative publicity, (iii) such claim seeks an injunction or equitable relief against the Indemnified Party, (iv) a conflict of interest exists between the Responsible Party and the Indemnified Party, (v) the Responsible Party failed or is failing to vigorously (given the nature of such claim) and in good faith prosecute or defend such claim, or (vi) the Indemnified Party is a Buyer Indemnified Person and the defense of such Third Party Claim by the Responsible Party would be, as reasonably determined by the Indemnified Party, expected to materially adversely affect the Indemnified Party’s relationship with any of such party’s material customers or vendors; and
(d)if the Responsible Party shall control the defense of any such claim, the Responsible Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a Third Party Claim or ceasing to defend such claim or Third Party Claim unless (i) the settlement involves only payment of money damages, (ii) all such money damages will be the responsibility of, and paid by, the Responsible Party, (iii) the settlement does not impose any injunction or other equitable relief on, and contains no admission of wrongdoing by, the Indemnified Party, and (iv) the settlement contains a legally binding, unconditional and irrevocable releases of the Indemnified Party from all Liabilities with respect to such claim.
5.6Direct Claims.  A claim for indemnification for any matter not involving a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party to the Responsible Party in writing with reasonable promptness.  The failure to give such prompt written notice shall not, however, relieve the Responsible Party of its indemnification obligations, unless and only to the extent that the Responsible Party shall be actually and materially prejudiced by such failure to notify.  Such notice by the Indemnified Party shall describe the obligation with respect to which the Direct Claim is made, the facts giving rise to and the alleged basis for such Direct Claim.  If the Responsible Party disputes its obligation to indemnify the Indemnified Party under this Article V, the Responsible Party shall have 60 days after its receipt of such notice to give written notice of such objection, and the grounds thereof.  If the Responsible Party does not so respond within such 60-day period, the Responsible Party shall be deemed to have acknowledged the validity of such Direct Claim.  If the Responsible Party disputes such Direct Claim in writing during the 60-day period, then during the 30-day period following delivery of written notice of dispute by the Responsible Party, the Indemnified Party and the Responsible Party shall seek in good faith to resolve the disputed claim.  If after 30 days the Parties are unable to come to an agreement regarding such indemnification obligations, the amount of indemnification to which an Indemnified Party shall be entitled shall be determined by either (a) the written agreement between the Indemnified Party and the Responsible Party, (b) a final written judgment or decree of any Government Entity of competent jurisdiction, or (c) any other means to which the Indemnified Party and the Responsible Party shall agree.
5.7Final Purchase Price Adjustment.  All indemnification payments made under this Article V shall be deemed to be an adjustment to the Final Purchase Price for Tax purposes.

5.8Exclusive Remedies.  The remedies provided in this Article V, subject to the limitations set forth herein, shall, from and after the Closing, be the sole and exclusive monetary remedies of the Buyer Indemnified Persons and the Seller Indemnified Persons with respect to the transactions contemplated by this Agreement (except (a) in the case of Fraud and (b) for any other remedies expressly set forth in Sections 2.3, 6.3, 6.4, 6.5, 6.11, 6.12, 9.2 and 9.12), and subject to the foregoing, neither the Buyer Indemnified Persons nor the Seller Indemnified Persons shall have any other rights or remedies in connection with any breach of this Agreement, or any other Loss arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement for the recovery of Losses resulting from, relating to or arising out of this Agreement; provided, that this Section 5.8 shall not be deemed a waiver by any Party of its right to seek specific performance or injunctive relief in the case of a failure by the other Party to comply with the covenants made by such other Party hereto.  The foregoing shall in no way limit the remedies available to any Person pursuant to any other Transaction Document. Notwithstanding anything to the contrary, from and after Closing, Buyer shall have no recourse against Seller, Seller Guarantor or their Affiliates for any inaccuracy or breach of any representation or warranty, and Buyer’s sole recourse for any such inaccuracy or breach shall be under the R&W Insurance Policy, except in the case of Fraud.
5.9Tax Benefits.  Any calculation of Losses for purposes of this Article V shall be reduced to take account of any net Tax benefit actually realized in cash in the same taxable year in which such Losses are incurred by the Indemnified Party as a result of any such Losses.
Article VI
Covenants and Agreements

Each of the Parties hereto agrees as follows with respect to the period after the Closing Date:

6.1Tax Matters.
(a)Allocation of Taxes for a Straddle Period.  For any Straddle Period, Taxes shall be attributable to the portion of such period ending on the Closing Date in an amount equal to: (i) in the case of any gross receipts, income, sales, revenue, payroll, employment or similar Taxes, the portion of such Taxes allocable to the portion of the Straddle Period ending on or before the Closing Date, as determined on the basis of the deemed closing of the books and records of the Company at the end of the Closing Date (unless otherwise required by applicable Tax Law) and (ii) in the case of any Taxes other than those described in clause (i), the Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period. Notwithstanding the foregoing, all applicable Tax deductions in respect of Seller Expenses shall be allocated to the Pre-Closing Tax Period to the extent “more likely than not” (or higher standard) allowed by applicable Law, and all deferred intercompany gain described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Law) entered into or created on or prior to the Closing Date shall be allocated to the Pre-Closing Tax Period.

(b)Tax Returns for Straddle Periods and Pre-Closing Periods.
(i)Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for any Affiliated Group of which the Company or any of its Subsidiaries are members along with Seller or any of its Affiliates (other than the Company and its Subsidiaries) and all Tax Returns for the Excluded Entities (the “Seller Group Returns”).  The Company and its Subsidiaries shall provide, and Buyer shall cause the Company and its Subsidiaries to provide, to the Seller Tax information in the possession or control of the Company and its Subsidiaries to the extent such information is reasonably ascertainable or was actually provided by Seller to Buyer pursuant to the transactions contemplated by this Agreement, reasonably requested, in writing, by Seller for inclusion in the Seller Group Returns for a Pre-Closing Tax Period; provided, that Seller shall in no event have any right to review or access any Tax Return of the Company or its Subsidiaries filed after the Closing Date except to the extent relating to a Pre-Closing Tax Period.  Seller shall remit or cause to be remitted to the appropriate Taxing Authority all amounts due and payable in connection with such Seller Group Returns.  Seller shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns of the Company and its Subsidiaries (other than Seller Group Returns) for tax periods that end on or before the Closing Date that have not been filed as of the Closing Date (the “Pre-Closing Tax Returns”), and all such Pre-Closing Tax Returns shall be prepared in a manner consistent with past practice with respect to the Company and its Subsidiaries unless otherwise required by applicable Law or this Agreement.  Seller shall provide drafts of each such Pre-Closing Tax Return to Buyer for Buyer’s review and comment at least 30 days prior to the due date for filing such Pre-Closing Tax Return (including any applicable extensions) or, in the case of Pre-Closing Tax Returns filed on a more frequent than annual basis, as soon as reasonably practicable but at least five days prior to the due date for filing such Pre-Closing Tax Return.  For the avoidance of doubt, any Pre-Closing Tax Return that is normally filed on an annual basis, but that is required to be filed for a period of less than one year due to a termination or other event (e.g., a “stub” period income Pre-Closing Tax Return of the Company or its Subsidiaries for the period ending on the Closing Date) shall not be considered a Pre-Closing Tax Return filed on a more frequent than annual basis.  Seller shall consider in good faith all reasonable comments made in writing by Buyer at least 15 days prior to the due date for filing such Pre-Closing Tax Return or, in the case of Pre-Closing Tax Returns filed on a more frequent than annual basis, at least two days prior to the due date of such Pre-Closing Tax Return; provided, that Seller shall not be required to accept any comments that do not reflect, in its good faith judgment, a position that is at least “more likely than not” to be sustained.  Seller shall jointly and severally pay to Buyer the amount of the Taxes with respect to such Pre-Closing Tax Returns for which Seller is responsible under Section 5.2(a)(ii) within five days of filing the applicable Pre-Closing Tax Return to which such Taxes relate, but only to the extent that such Taxes were not included as Net Working Capital, Unpaid Income Taxes, Closing Indebtedness, or Closing Payroll Taxes or otherwise taken into account in the calculation of the Final Purchase Price under Section 2.3.

(ii)Buyer shall prepare or cause to be prepared and file or cause to be filed all non-income Tax Returns of the Company and its Subsidiaries (other than, for the avoidance of doubt, the Excluded Entities) for tax periods that end on or before the Closing Date that are required to be filed after the Closing, and all Tax Returns of the Company and its Subsidiaries for the Straddle Period.  Buyer shall provide drafts of each such Tax Return to Seller for Seller’s review and comment at least 30 days prior to the due date for filing such Tax Return (including any applicable extensions) or, in the case of Tax Returns filed on a more frequent than annual basis, as soon as reasonably practicable but at least five days prior to the due date for filing such Tax Return.  Buyer shall consider in good faith all reasonable comments made in writing by Seller at least 15 days prior to the due date for filing such Tax Return or, in the case of Tax Returns filed on a more frequent than annual basis, at least two days prior to the due date of such Tax Return; provided, that Buyer shall not be required to accept any comments that do not reflect, in its good faith judgment, a position that is at least “more likely than not” to be sustained.  Seller shall pay to Buyer the amount of the Taxes with respect to such Tax Returns for which Seller is responsible under Section 5.2(a)(ii) within five days of filing the applicable Tax Return to which such Taxes relate, but only to the extent that such Taxes were not included as Net Working Capital, Unpaid Income Taxes, Closing Indebtedness, or Closing Payroll Taxes or otherwise taken into account in the calculation of the Final Purchase Price under Section 2.3.
(c)Other Tax Return Matters.
(i)Buyer shall not, and shall not permit any of its Affiliates (including, for the avoidance of doubt, the Company and its Subsidiaries) to, (A) file (except as set forth in Section 6.1(b)), amend, refile, revoke or otherwise modify any material Tax Return or Tax election of the Company or any of its Subsidiaries with respect to a Pre-Closing Tax Period, (B) except as set forth in Section 6.1(c)(ii), initiate any voluntary disclosure or similar process with respect to any Taxes or Tax Returns of the Company or any of its Subsidiaries that were originally due on or before the Closing Date (taking into account any applicable extensions), (C) make an election under Section 336 or 338 of the Code (or any comparable applicable provision of state, local or foreign Tax law) with respect to the transactions contemplated by this Agreement, (D) make any Tax election with respect to the Company or any of its Subsidiaries that is retroactively effective on or before the Closing Date, (E) with respect to the Company or any of its Subsidiaries, to engage in any transaction after the Closing on the Closing Date outside the Ordinary Course (other than as contemplated by this Agreement), or (F) carry back any item of loss, deduction, credit or other tax benefit of or in respect of the Company or any of its Subsidiaries from any taxable period into any Pre-Closing Tax Period, in each of (A) – (F) unless required by applicable Law or at the direction of a Taxing Authority or with the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed) if such action is reasonably likely to result in a material increase in Pre-Closing Taxes, Unpaid Income Taxes or the Tax Liability of Seller or a member of the Affiliated Group that includes Seller.

(ii)Notwithstanding anything to the contrary in this Agreement (including Section 6.1(c)(i)), following the Closing, Buyer may, in its sole discretion but solely with respect to (A) self-procurement Tax Returns or other premium-based Tax Returns of Colchester and (B) the Escheat and Unclaimed Property Obligations, cause the Company or any of the Company’s Subsidiaries to enter into voluntary disclosure agreements in accordance with applicable published programs of the relevant Government Entity and standard administrative practices (to the extent that such programs and practices exist in the relevant jurisdiction) (“VDA”), which VDAs relate to (x) Taxes for taxable periods (or portions thereof) ending on or prior to the Closing Date and (y) the Escheat and Unclaimed Property Obligations; provided that (A) Buyer shall only be entitled to initiate any such VDA within 18 months following the Closing Date and shall provide notice to Seller no later than five Business Days prior to the initiation of any such VDA, (B) such VDA shall be pursued in good faith with reasonable efforts to minimize any liability, (C) entry into any such VDA shall not constitute, or be deemed to constitute, an admission of wrongdoing or personal liability by Seller to Buyer, with Buyer’s sole right to indemnification being pursuant to Article V, (D) Buyer shall in good faith consider the reasonable comments submitted to Buyer by Seller, and (E) Seller shall have the right to participate in any such VDA at its own expense.
(iii)The parties agree that, except as required by applicable Law, (i) no election shall be made under Treasury Regulations Section 1.1502-76(b)(2)(ii)(D) to ratably allocate items (or make any similar election or ratably allocate items under any corresponding provision of applicable Law) and (ii) the parties shall not apply the “next day” rule of Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) (or make any similar election or ratably allocate items under any corresponding provision of applicable Law) with respect to any of the Tax deductions for Seller Expenses, which shall be reported in accordance with Section 6.1(a).
(d)Tax Sharing Agreements.  As of the Closing Date, Seller Guarantor and the Company (or any of their respective Subsidiaries, as applicable) shall have terminated any Tax sharing agreements or arrangements between Seller Guarantor (or any of its Affiliates) and the Company (or any of their respective Subsidiaries, as applicable), and such Tax sharing agreements or arrangements shall have no further effect for any taxable year (whether the current year, a future year or a past year).  After the Closing Date, the Company and its Subsidiaries shall not have any further rights or Liabilities thereunder or under any payables or receivables arising therefrom or thereunder.
(e)Cooperation on Tax Matters.
(i)Buyer and the Company, on the one hand, and Seller on the other, shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Returns pursuant to this Section 6.1 and any Claim with respect to Taxes.  Such cooperation shall include the retention and, upon the other Party’s request, the provision of records and information that are reasonably relevant to any such Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided that (x) Buyer and the Company shall not be required to provide Seller any Affiliated Group Tax Return or portion thereof (including any work papers or related documentation) of Buyer or its Affiliates, (y) Seller shall not be required to provide Buyer any Seller Group Return or portion thereof (including any work papers or related documentation), and (z) with respect to any information sought by Seller or its representatives with respect to any direct indemnification claim between any Indemnified Party and Seller under Article V, the applicable rules of discovery shall apply in lieu of this Section 6.1(e).  Buyer and the Company, on the one hand, and Seller, on the other hand, agree to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date for a period of seven years and to abide by all record retention agreements entered into with any Taxing Authority; provided, that Buyer may dispose of such books and records that are offered in writing to, but not accepted by, Seller.
(ii)Buyer and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Government Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed with respect to the transactions contemplated by this Agreement.
(f)Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (“Transfer Taxes”) shall be economically borne 50% on the one hand by Buyer and 50% on the other hand by Seller.  All Transfer Taxes shall be paid to the relevant Government Entity when due by the Party which is legally responsible in the first instance under applicable Law for paying such Transfer Taxes, and such Party shall, at its own expense and with the reasonable cooperation of the other Party, timely file any Tax Return or other document with respect to such Transfer Taxes.  The Party not legally responsible for paying such Transfer Taxes shall promptly reimburse the other Party for its share of such Transfer Taxes within five Business Days following the receipt of written request from the other Party for such Transfer Taxes.  Buyer and Seller agree to, and shall cause their respective Affiliates to, reasonably cooperate in the execution and delivery of all instruments and certificates reasonably necessary to remit and/or minimize the amount of any such Transfer Taxes.  Buyer and Seller further agree to conduct, or cause to be conducted, a Transfer Tax analysis which will set forth the Transfer Taxes that are due and owing and identify the Party responsible for such Transfer Tax, and the costs of such analysis shall be economically borne 50% on the one hand by Buyer, and 50% on the other hand by Seller.
(g)Tax Contests.  After the Closing, each of Buyer and Seller shall promptly notify the other in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim with respect to Taxes, of which such Party has been informed in writing by any Taxing Authority imposed on Buyer, the Company or any of its Subsidiaries, which, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification under this Agreement.  Such notice shall contain factual information (to the extent known to Seller, Buyer, or the Company, as applicable) describing the asserted Liability for Taxes in reasonable detail and shall include copies of any notice or other document received from any Taxing Authority in respect of any such asserted Liability for Taxes, provided, that failure to so notify Seller shall not relieve Seller of its obligations hereunder unless and to the extent Seller is actually and materially prejudiced thereby.  In the case of a Tax audit, or administrative or judicial proceeding, with respect to the Company or any of its Subsidiaries (a “Contest”) that relates to a Seller Group Return or that otherwise relates solely to a Pre-Closing Tax Period excluding any Straddle Period (a “Seller Contest”), Seller shall have the right, at its sole expense, to control the conduct of such Seller Contest; provided, that, in each case other than in respect of a Seller Contest that relates to a Seller Group Return, (i) Seller shall diligently prosecute such Seller Contest in good faith, (ii) Seller shall keep Buyer reasonably informed of the status of developments with respect to such Seller Contest, (iii) Seller shall not settle, discharge, or otherwise dispose of any such Seller Contest to the extent it could reasonably be expected to adversely affect the Tax liability of Buyer, the Company or any of the Company’s Subsidiaries for any taxable period beginning after the Closing Date without the prior written consent of Buyer (which consent is not to be unreasonably withheld, conditioned or delayed), and (iv) Buyer shall have the right to fully participate at its sole expense in any such Seller Contest.  For the avoidance of doubt, the Tax Liens shall be a Seller Contest subject to the provisions of this Section 6.1(g).  Buyer shall control and shall have the right to discharge, settle, or otherwise dispose of, at its sole expense, all other Contests; provided, for any such Contest that relates to a Pre-Closing Tax Period, (A) Buyer shall diligently prosecute such other Contest in good faith, (B) Buyer shall keep Seller reasonably informed of the status of developments with respect to such other Contest, (C) Buyer shall not settle, discharge, or otherwise dispose of any such other Contest to the extent it would increase the Tax liability of Seller for any taxable period ending on or before the Closing Date without the prior written consent of Seller (which consent is not to be unreasonably withheld, conditioned or delayed), and (D) Seller shall have the right to fully participate in any such other Contest at its sole expense.  To the extent of any inconsistency between this Section 6.1(g) and Article V, this Section 6.1(g) shall control.
(h)Tax Refunds.  Seller shall be entitled to all Tax refunds and credits (and any interest thereon) of the Company and its Subsidiaries relating to any Pre-Closing Tax Period, including the portion of a Straddle Period ending on and including the Closing Date, other than any such Tax refunds or credits to the extent included in the computation of the Final Purchase Price pursuant to Section 2.3, net of any reasonable out-of-pocket cost and expenses (including any Tax) incurred or suffered by the Company, its Subsidiaries, Buyer, or their respective Affiliates with respect to the receipt or obtaining thereof (collectively, “Tax Refunds”).  Any Tax Refunds received after the Closing by Buyer or any of its Affiliates (including the Company or any of its Subsidiaries) shall be remitted by Buyer to Seller within five Business Days of the receipt of such Tax Refund.  Buyer and Seller agree that any Tax Refund paid under this Section 6.1(h) shall be treated as an adjustment to the Final Purchase Price for Tax purposes and shall not take any Tax position inconsistent with such treatment unless otherwise required by applicable Law.  In the event that all or any portion of any Tax Refunds previously paid to Seller pursuant to this Section 6.1(h) is subsequently disallowed, reduced, or required to be repaid to a Taxing Authority (including as a result of any audit, examination, or other proceeding), Seller shall, within five Business Days after written notice from Buyer, repay to Buyer an amount equal to the portion of such Tax Refund so disallowed or reduced plus any interest, penalties or additions thereto imposed by the applicable Taxing Authority.  Buyer shall be entitled to set off against any amounts otherwise payable to Seller pursuant to Section 6.1 any amounts that are then due and payable (but remain unpaid) by Seller to Buyer or any of its Affiliates pursuant to this Agreement, including Section 5.2(a)(ii).

(i)Post-Closing Change of Control Payments.  In the event Buyer makes payment of any Change of Control Payments for which Seller actually reimburses Buyer pursuant to the terms of this Agreement or that otherwise reduces the Purchase Price, Buyer shall pay to Seller the amount of any net cash Tax benefit actually recognized by Buyer in the taxable year in which such Change of Control Payment is taken into account for income Tax purposes, as determined by Buyer in good faith on a “with and without” basis.  In the event that all or any portion of any such Tax benefit previously paid to Seller pursuant to this Section 6.1(i) is subsequently disallowed, reduced, or required to be repaid to a Taxing Authority (including as a result of any audit, examination, or other proceeding), Seller shall, within five Business Days after written notice from Buyer, repay to Buyer an amount equal to the portion of such Tax benefit so disallowed or reduced.
(j)Tax Lien Release.  From the date of this Agreement until the Closing, Seller shall use commercially reasonable efforts to fully pay, discharge, satisfy and release each outstanding Tax Lien listed on Schedule 1.1(d), and to deliver to Buyer evidence, in form and substance reasonably satisfactory to Buyer, of the full payment, discharge, satisfaction and release of each such Tax Lien, including filing confirmations and other customary evidence that such releases have been filed or recorded by the IRS.  Notwithstanding the foregoing, Seller shall be entitled to contest in any Tax Liens as a Seller Contest if, in Seller’s good faith judgment, such Tax Liens, including the underlying Taxes, have been improperly imposed.
6.2Employees and Benefit Plans.
(a)This Section 6.2 shall be binding upon and shall inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 6.2, express or implied, is intended to confer or shall confer upon the employees of the Company and its Subsidiaries who are employed by the Company or any of its Subsidiaries immediately following the Closing or any other Person (including for the avoidance of doubt any current or former directors, officers, employees, contractors or consultants of any of the Company or any of its Subsidiaries, or Buyer or any of its Subsidiaries) any rights or remedies of any nature whatsoever (including any third-party beneficiary rights) under or by reason of Section 6.2.  Nothing in this Section 6.2 shall constitute an amendment or modification to any Employee Benefit Plan or any other benefit or compensation plan, policy, program, agreement or arrangement at any time assumed, established, sponsored or maintained by the Company, Buyer or any of their respective Affiliates or shall be construed as prohibiting or limiting the ability of the Company, Buyer or any of their respective Subsidiaries or Affiliates to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings.  Nothing herein shall be construed as requiring, and neither the Company nor any of its Subsidiaries shall take any action that would have the effect of requiring, Buyer or its Affiliates to continue any specific benefit or compensation plans, programs, policies, arrangements or agreements or to continue the employment (or any particular term or condition of employment) of any specific Person.
(b)Seller shall cause the Company to pay, or shall cause to be paid, to each employee who is employed by the Company or one of its Subsidiaries immediately prior to the Closing and who participates in an Employee Benefit Plan that provides the opportunity to earn a bonus, commission or other incentive payment in respect of any period of time prior to the Closing for which the applicable measurement period has ended prior to the Closing but for which either

(i) the amount of such bonus, commission or other incentive payment is unpaid as of the Closing, or (ii) the satisfaction of any performance criteria related to such measurement period has not been determined as of the Closing, such employee’s bonus, commission or other incentive payment in an amount determined by the Company under the applicable terms of such Employee Benefit Plan as of immediately prior to the Closing.
(c)Prior to the Closing Date, the Company shall have caused: (i) the sponsorship of each Employee Benefit Plan intended to include a Code section 401(k) arrangement for U.S. employees outside of Puerto Rico (the “Non-Puerto Rico 401(k) Plan”), and (ii) all Contracts with respect to the Non-Puerto Rico 401(k) Plan to have been transferred to an Affiliate of Seller (other than the Company or one of its Subsidiaries), and shall have terminated participation by the Company and its Subsidiaries in the Non-Puerto Rico 401(k) Plan, and shall have provided Buyer evidence of such transfers and termination of participation in form and substance reasonably acceptable to Buyer.  Prior to the Closing Date, the Company shall take all actions necessary to cause the Non-Puerto Rico 401(k) Plan to fully vest, effective as of the Closing Date, the unvested account balances of the employees of the Company and its Subsidiaries.
6.3Restrictive Covenants.
(a)Non-Solicit.  As an inducement for Buyer to enter into this Agreement and to consummate the transactions contemplated by this Agreement, Seller Guarantor hereby covenants and agrees that during the period beginning on the date of this Agreement and ending on the second anniversary of the Closing Date, Seller Guarantor shall not (and shall cause its Affiliates not to), directly or indirectly, (i) hire any officer or employee or solicit or induce or attempt to solicit or induce any officer or employee of the Company or any of its Subsidiaries to leave the employ of the Company or any of its Subsidiaries, (ii) induce or attempt to induce any material customer, supplier, licensee, independent contractor or other material business relation of the Business to cease doing business with the Company or any of its Subsidiaries, or knowingly interfere with the relationship between the Company or any of its Subsidiaries and any material customer, supplier, vendor, licensee, independent contractor or other material business relation of the Business (including by inducing or attempting to induce any such person or entity to reduce the amount of business it does with the Company or any of its Subsidiaries).  Notwithstanding anything in this Agreement to the contrary, the foregoing shall not prevent Seller Guarantor or its Affiliates from (A) undertaking general solicitations of employment not specifically targeted at any of the foregoing employees, (B) hiring any of the foregoing employees six months following termination of employment of any such employee by Buyer, the Company or any of their Subsidiaries or Affiliates, so long as such termination is not the result of a breach of this Section 6.3(a), or (C) conducting their other business activities, provided, that such activities do not knowingly and intentionally violate this Section 6.3(a).
(b)Seller Guarantor acknowledges that the restrictions contained in this Section 6.3 are reasonable and necessary to protect the legitimate interests of the Company and its Subsidiaries and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 6.3 should ever be adjudicated to exceed the time or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time or other limitations permitted by applicable Law.  Each covenant contained in this Section 6.3 and each provision hereof is a severable and distinct covenant and provision.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
6.4Confidentiality.  From and after the Closing, Seller Guarantor shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its representatives to hold, in confidence and not disclose to any Person any and all information, whether written or oral, to the extent relating to the Company or any of its Subsidiaries, including any information provided to Seller Guarantor or any of its Affiliates or representatives pursuant to this Agreement after the Closing, except to the extent that such information (a) is generally available to or known by the public (other than through disclosure by Seller Guarantor, any of its Affiliates or its representatives in violation of this Section 6.4); (b) is lawfully acquired by Seller Guarantor, any of its Affiliates or its representatives after the Closing from a source which is not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; (c) is independently derived by Seller Guarantor or any of its Affiliates after the Closing without reference to or use of information subject to the confidentiality obligations of this Section 6.4; and (d) is required to be disclosed by Law, and in the case of this subclause (d), Seller Guarantor or its applicable Affiliate shall (i) disclose only that portion of such information which Seller Guarantor or its applicable Affiliate is advised by its counsel is legally required to be disclosed, and (ii) cooperate with Buyer (at its expense) to obtain a protective order or other confidential treatment with respect to such information.
6.5Certain Lease Matters.
(a)Cure Rights.  From and after the Closing, if a default occurs under the prime lease underlying any New Sublease Agreement, including any failure by Seller Guarantor, any of its Affiliates, or any of their respective successors or assigns, to satisfy rent payment obligations thereunder (other than a default directly caused by a failure of the Company or any of its Subsidiaries to perform under such New Sublease Agreement, to the extent such default has not been cured by the Company or any of its Subsidiaries), and the Company or any of its Subsidiaries cures such default under the applicable prime lease, Buyer shall be reimbursed by Seller, including by the right to set off against any other New Sublease Agreement, (i) the amount of all costs and expenses incurred by the Company or any of its Affiliates in curing such default, together with interest thereon at a rate of 12% per annum from the date such costs are incurred until recouped in full and (ii) if, as a result of a default by Seller, any of its Affiliates, or any of their respective successors or assigns under the applicable prime lease, such prime lease is terminated, an amount equal to $[***] for each lease year that remains prior to the then current expiration date of the applicable New Sublease Agreement or other Lease.
(b)Renewal Options.  If, following the Closing, the Company or any of its Subsidiaries elects to exercise a renewal option under any New Sublease Agreement, and Seller Guarantor, any of its Affiliates, or any of their respective successors or assigns, is obligated to exercise its corresponding option term under the applicable prime lease and fails to do so and Buyer has not retained access to such Repair Shop by entering into a direct lease with the applicable prime landlord for the duration of such option term, Buyer shall be reimbursed by Seller, including by the right to set off against any other New Sublease Agreement or any other Lease under which Seller Guarantor or any of its Affiliates is the landlord, an amount equal to $[***] for each year of such renewal option.
(c)Recognition Agreements.  From and after the date hereof, Seller Guarantor and its Affiliates shall use commercially reasonable efforts (excluding any obligation to pay landlord for same) to obtain and deliver to Buyer duly executed recognition agreements from the applicable prime landlord under each Lease set forth on Exhibit L-1, in each case substantially in the form attached hereto as Exhibit O, with only those modifications approved in writing by Buyer; provided, that with respect to any Lease for which an estoppel certificate in accordance with Section 6.5(d) has been delivered, the relevant estoppel language may be removed from the applicable recognition agreement.  Seller Guarantor and its Affiliates shall, (i) to the extent requested by Buyer, allow Buyer a reasonable opportunity to participate in any discussions with such prime landlords (including by providing advance notice thereof), (ii) keep Buyer reasonably informed of all material communications, developments and negotiations with such prime landlords, and (iii) promptly provide Buyer with copies of all written communications with such prime landlords.
(d)Landlord Estoppel Certificates.
(i)From and after the date of this Agreement and until the Closing, Seller Guarantor shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain and deliver to Buyer, as promptly as practicable and in any event no later than the Closing Date, estoppel certificates in the form attached hereto as Exhibit P, reasonably acceptable to Buyer and confirming the terms of the applicable Lease made available to Buyer prior to the date hereof, from the applicable landlord under each Lease.
(ii)Seller Guarantor shall (i) to the extent requested by Buyer, allow Buyer a reasonable opportunity to participate in any discussions with any landlords in connection with the foregoing Section 6.5(d)(i) (including by providing advance notice thereof), (ii) keep Buyer reasonably informed of all material communications, developments and negotiations with such landlords, and (iii) promptly provide Buyer with copies of all written communications with any landlord.
(iii)Without limiting the foregoing, Seller Guarantor shall promptly (and in any event within two Business Days) notify Buyer in writing of (A) any material issues, objections, or comments raised by any landlord under any Lease (in connection with the seeking of an estoppel certificate or otherwise), including any inaccuracy in any Lease made available to Buyer or the terms thereof, and (B) any defaults, events of default, or conditions that with notice or lapse of time, or both, would constitute a default (in each case, whether actual, alleged or threatened) under any Lease of which Seller Guarantor or any of its Affiliates becomes aware (“Lease Default Event”), and shall keep Buyer reasonably informed of the status and resolution of such matters.

(e)Landlord Consents.  From and after the date of this Agreement and until the Closing, Seller Guarantor shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain and deliver to Buyer, as promptly as practicable and in any event no later than the Closing Date, written consents from the applicable landlord, for the assignment of such Lease in connection with the Restructuring, sublease of such Lease to the Company or one of its Subsidiaries, or any other applicable transactions contemplated hereby, under each Lease set forth on Exhibit Q-1.  Each such landlord consent shall be in the form attached hereto as Exhibit Q-2, with only those modifications approved in writing by Buyer.
(f)Amendment of Leases.  From and after the date of this Agreement and until the Closing, Seller Guarantor shall not, and shall cause its Affiliates (including the Company and its Subsidiaries) not to, sell, pledge, assign, transfer, lease, license, dispose of, grant any easement with respect to, enter into any Lease with respect to, encumber, record a restrictive covenant against, or effect a deed in lieu of foreclosure with respect to any of the Owned Real Property, or enter into, modify, amend, terminate, waive, release, compromise or assign any material rights or claim with respect to any of the Leased Real Properties, in each case, other than in connection with the Restructuring; provided, however, Seller Guarantor and Affiliates (including the Company and its Subsidiaries) shall be able to enter into new Retail Leases without Buyer consent, solely to the extent (i) (1) the subject property is not subject to a Retained Lease or a parcel of Owned Real Property and (2) Seller Guarantor and its Affiliates would be permitted to enter into such Retail Lease following the Closing pursuant to the terms of the applicable Lease, Lease Amendment Agreement or New Sublease Agreement related to such property or (ii) such Retail Lease is under negotiation as of the date hereof and described on Schedule 6.5(f).
(g)Premises Division.  Any and all amounts payable, to become payable, or to be accrued in accordance with the Accounting Principles in connection with premises division work conducted on or before the Closing that remains unpaid as of immediately prior to the Closing shall be accrued as a current liability in the calculation of Net Working Capital.
(h)Negotiations.  If, as of the date hereof, Seller Guarantor or any of its Affiliates is in discussions or contract to acquire any real property on which a Repair Shop sits and Seller Guarantor or its applicable Affiliate has not acquired such real property as of the Closing Date, Seller Guarantor shall use commercially reasonable efforts to transfer any and all rights it may have with respect to the purchase of such real property to the Company and if, such transfer is not feasible, provide sale terms and owner contact information to Buyer to allow Buyer to seek to negotiate such purchase.
6.6Company Name and Marks.  Seller Guarantor hereby acknowledges and agrees that the Company and its Subsidiaries own all right, title and interest in and to the Company Name and Marks and that any and all rights of Seller Guarantor and each of its Affiliates (other than the Company and its Subsidiaries) to use the Company Name and Marks shall terminate as of the Closing and shall immediately revert to the Company and its Subsidiaries, along with any and all goodwill associated therewith.  As soon as practicable after the Closing, but in no event more than 45 Business Days thereafter, Seller Guarantor shall cause any of its Affiliates (other than the Company or any of its Subsidiaries) with names that include any Company Name and Marks to change its or their names, as applicable, to names that do not include and bear no similarities to any Company Name and Marks, and Seller Guarantor shall cause each of its Affiliates (other than the Company and its Subsidiaries) to make all filings (and deliver to Buyer copies of all such filings and executed copies of all documents) necessary to change the name of any such Affiliate to another name bearing no similarity to any of the Company Name and Marks, including, where applicable, name change amendments and appropriate name change notices for each jurisdiction the applicable Affiliate is qualified to do business.  From and after the Closing, Seller Guarantor and its Affiliates, unless otherwise required by Law, shall not use any Company Name and Marks (including in any Internet domain names or social media handle, tag or other identifier) other than for purposes of accurately describing the historical relationship of the Company with Seller Guarantor and its Affiliates; provided, that any such use shall not reasonably be expected to disparage or harm Buyer, the Company or any of their respective Affiliates, or any Company Name and Mark (including all goodwill therein) and shall not be made for purposes of marketing, promoting or selling any product or service.

6.7Release.  As a material inducement to Buyer to enter into this Agreement, effective as of the Closing, Seller Guarantor, on its own behalf and on behalf its Affiliates, agrees not to sue and fully releases and forever discharges the Company and its Subsidiaries and each of their respective directors, officers, employees, members, managers, equityholders, affiliates, agents, assigns and successors, past and present (collectively, the “Released Persons”), with respect to and from any and all Claims, demands, rights, liens, Contracts, covenants, Liabilities, debts, expenses (including reasonable attorneys’ fees) and Losses of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden; provided, that nothing in this Section 6.7 shall prohibit Seller Guarantor and its Affiliates from enforcing Seller Guarantor’s and its Affiliates’ rights under this Agreement or any Transaction Document.  It is the intention of Seller Guarantor that such release be effective as a bar to each and every demand and Claim hereinabove specified and in furtherance of such intention, Seller Guarantor or its own behalf and on behalf of its Affiliates, hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon such Person by the provisions of applicable Law and expressly agrees that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected demands and Claims, if any, as those relating to any other demands and Claims hereinabove specified, but only to the extent such provision is applicable to releases such as this.
6.8Record Retention.  Buyer and the Company will retain in accordance with their document retention policies, until the seventh anniversary of the Closing Date, any books and records of the Company and its Subsidiaries relating to pre-Closing periods to the extent in the possession of the Company or any of its Subsidiaries as of Closing.  After the Closing Date, upon reasonable written request and notice, Buyer and the Company will provide Seller with reasonable access during the Company’s business hours to such pre-Closing books and records of the Company and its Subsidiaries solely to the extent reasonably necessary to prepare Tax Returns or financial statements, comply with Tax audits or applicable regulatory reporting obligations or assert or defend claims, in each case to the extent that such access and disclosure would not obligate Buyer, the Company or any of its Subsidiaries to take actions in violation of the Access Limitations.
6.9Tail Insurance.  Prior to the Closing, the Company shall obtain irrevocable and fully paid “tail” insurance policies with respect to directors and officers liability, pollution,

EPL and fiduciary liability with respect to matters existing or occurring at or prior to the Closing Date for the period from the Closing Date and ending six years from the Closing Date, subject to limits and coverage that are reasonably available for companies of comparable size and scope.  From and after the Closing, Buyer will not, and will cause the Company not to, cancel, waive, modify or change such insurance policies in any respect.

6.10Insurance Coverage.  From and after the Closing, Seller Guarantor shall, and shall cause its applicable Affiliates to, maintain the current and historical occurrence-based insurance policies insuring the Business, the Company and its Subsidiaries. Seller Guarantor further covenants and agrees to preserve and exercise or, as applicable, to cause its Affiliates to preserve and exercise any rights or claims of the Business, the Company and its Subsidiaries under or in respect of any past or current insurance policy relating to the Business or under which the Business, the Company or any of its Subsidiaries is insured.  If the Company or any of its Subsidiaries suffers a casualty loss following the Closing related to a period prior to the Closing that is covered by insurance maintained by or for the benefit of Seller Guarantor or its Affiliates (other than insurance issued by Colchester), Seller Guarantor shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain any insurance proceeds payable in respect of such casualty loss from applicable third party insurance providers, and shall promptly remit, or shall cause to be remitted, such insurance proceeds to Buyer, net of any reasonable expenses incurred to obtain such insurance proceeds.
6.11[***].
(a)No later than [***], Buyer shall deliver to Seller a statement prepared in good faith setting for the amount of [***], together with reasonable supporting detail (the “[***] Statement”).  During the 30 days immediately following Buyer’s delivery of the [***] Statement (the “[***] Statement Review Period”), Buyer shall provide Seller and its representatives reasonable access to the books and records of the Company and such information used by Buyer to prepare the [***] Statement as Seller may reasonably request, in each case subject to the Access Limitations, for the purpose of reviewing the [***] Statement.
(b)Unless Seller reasonably and in good faith delivers to Buyer, prior to the expiration of the [***] Statement Review Period, a written notice contesting any portion of the [***] Statement with reasonable supporting detail, the [***] Costs Statement shall be deemed final and binding upon the Parties upon expiration of such period, and Buyer and Seller shall, within 30 days thereafter, execute joint written instructions to the Escrow Agent directing the release of the amount of [***]set forth in the [***] Statement to Buyer by wire transfer of immediately available funds to an account designated in writing by Buyer.
(c)If Seller reasonably and in good faith contests any portion of the [***] Statement in accordance with Section 6.11(b), Buyer and Seller shall promptly thereafter execute joint written instructions to the Escrow Agent directing the release to Buyer of the uncontested amount of such [***] set forth in the [***]Statement, and shall resolve the contested portion in accordance with the procedures set forth in Section 2.3(d)(iii) and 2.3(d)(iv) for determining the Final Purchase Price.

(d)Within five Business Days of the final determination of the [***] pursuant to this Section 6.11, Buyer and Seller shall deliver joint written instructions to the Escrow Agent, directing the release of the following amounts from the [***] Escrow Fund, in each case, by wire transfer of immediately available funds, (i) to an account designated in writing by Buyer, the amount of the finally determined [***] Loss (less any prior releases of uncontested amounts pursuant to Section 6.11(c)), and (ii) to an account designated in writing by Seller, the amount, if any, by which the funds remaining in the [***] Escrow Fund following the release described in clause (i) exceeds such finally determined [***] .
6.12R&W Insurance Policy.
(a)Buyer has purchased or will purchase, bind, execute and deliver an insurance policy for the benefit of Buyer for all Losses resulting from breach or inaccuracy of the representations and warranties contained in Article III, which insurance policy will contain customary terms and conditions.  The insurer will agree expressly to waive any and all subrogation rights against Seller, Seller Guarantor, and their respective Affiliates (including each Excluded Entity) with respect to any claim made by Buyer under the R&W Insurance Policy.  The insurer will expressly agree that Buyer will have no obligation to pursue any claim for Losses for breaches of representations and warranties against Seller, Seller Guarantor, and their respective Affiliates (including each Excluded Entity) in connection with any Losses incurred by Buyer, except in the event of Fraud.
(b)Buyer agrees that any and all fees, costs, expenses, Taxes and other amounts or payments incurred or payable with respect to, in connection with, or as a result of the negotiation, execution, delivery or issuance of the R&W Insurance Policy (including, among other things, the total premium, underwriting costs, brokerage and other commissions, fees and premium and other Taxes) shall, in each case, be borne, satisfied, discharged and paid solely and exclusively by Buyer and shall not be included or otherwise deemed or treated as being Seller Expenses.
(c)Buyer agrees to use commercially reasonable efforts to maintain the R&W Insurance Policy in full force and effect for the full policy period and not to terminate, cancel, amend, waive or otherwise modify the R&W Insurance Policy or any coverage thereunder in a manner that is materially adverse to Seller without the prior written consent of Seller.
6.13Conduct of Business Prior to Closing.  From the date hereof until the Closing, except as (a) otherwise provided in this Agreement, (b) expressly set forth in the Restructuring Documents, or (c) consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Company to, (i) conduct the Business in the Ordinary Course, and (ii) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Company and its Subsidiaries and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and its Subsidiaries.  Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall cause the Company and its Subsidiaries to:
(A)	preserve and maintain all material Licenses;

(B)	pay its debts, Taxes and other obligations when due;
(C)	maintain the properties and assets owned, operated or used by the Company in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;
(D)	preserve and maintain all Business IP;
(E)	not sell, assign, transfer, abandon, allow to lapse or be cancelled, license, encumber, or otherwise dispose of any material assets or any Business IP or any other Intellectual Property Rights (including any domain names or social media handles) held by or under control of the Company or any of its Subsidiaries;
(F)	continue all Insurance Policies in full force and effect without modification, except as required by applicable Law;
(G)	defend and protect its properties and assets from infringement or usurpation;
(H)	perform its obligations in all material respects under all Contracts relating to or affecting the Business;
(I)	maintain its books and records in accordance with past practice;
(J)	comply in all material respects with all applicable Laws;
(K)	not change their accounting methodologies, practices, estimation techniques, assumptions or principles, except as required (i) by changes in GAAP, after the date of this Agreement or (ii) by changes in Law, after the date of this Agreement;
(L)	not incur any Indebtedness for borrowed money or issue or sell any Equity or Equity Equivalents of the Company or any of its Subsidiaries;
(M)	not terminate, modify or amend, or waive, release or assign any material rights or claims under, any Material Contract (or enter into any Contract or arrangement that would constitute a Material Contract if entered into prior to the date hereof), in each case other than (i) terminations of Contracts as a result of the expiration of the term of such Contracts, or (ii) renewals of Contracts in the Ordinary Course of Business on terms no less favorable to the Company and its Subsidiaries than the terms that exist as of the date hereof and that are terminable by the Company and its Subsidiaries upon no more than 60 days’ notice, at no cost to the Company or its applicable Subsidiaries;
(N)	not to declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or other equity interests, property, rights or otherwise), or enter into any agreement with respect to the voting of the Company or any of its Subsidiaries; and
(O)	not take or permit any action that would cause any of the changes, events or conditions described in Section 3.7 or in clauses (A) through (L) above.
6.14Access to Information Prior to Closing.  From the date hereof until the Closing, Seller shall, and shall cause the Company and its Subsidiaries to, (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data related to the Company and its Subsidiaries and, to the extent reasonably necessary to review the Restructuring and the Restructuring Documents, Seller and its other Affiliates; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Company and its Subsidiaries (and, to the extent reasonably necessary to review the Restructuring and the Restructuring Documents, Seller and its other Affiliates) as Buyer or any of its Representatives may reasonably request; (c) permit Buyer to meet with employees of the Company and its Subsidiaries and shall reasonably cooperate with Buyer in such process; and (d) instruct the Representatives of Seller and the Company and its Subsidiaries to cooperate with Buyer in its investigation of the Company and as otherwise permitted under this Section 6.14.  Any investigation pursuant to this Section 6.14 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or the Company and its Subsidiaries or their respective Affiliates.
6.15No Solicitation of Other Bids.  From the date hereof until the Closing:
(a)Except with respect to the Excluded Business and the Excluded Entities, Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company and its Subsidiaries) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal or permit any other Person on its behalf to or to take any action to encourage, solicit, initiate, facilitate or continue discussions or negotiations; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal (as defined below); or (iii) enter into any Contract or other instruments (whether or not binding) regarding an Acquisition Proposal with any Person (other than the Buyer and its Representatives).  Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company and its Subsidiaries) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal.  For purposes hereof, “Acquisition Proposal” shall mean, in one or more transactions, any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (X) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company or its Subsidiaries; (Y) the issuance or, direct or indirect acquisition, sale, purchase, license, transfer or pledge of shares of capital stock or other equity securities of the Company or its Subsidiaries; or (Z) the sale, lease, exchange or other disposition of any material assets or properties of the Company or its Subsidiaries (it being understood that any and all of the equity interests in the Subsidiaries and any single Repair Shop or Distribution Center shall be deemed to be a material asset of the Company).

(b)In addition to the other obligations under this Section 6.15, Seller shall promptly (and in any event within two Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same, and provide copies of any written documentation received.
(c)Seller agrees that the rights and remedies for noncompliance with this Section 6.15 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.
6.16Notice of Certain Events.
(a)From the date hereof until the Closing, Seller shall promptly (and in any event within three Business Days after knowledge thereof) notify Buyer in writing of:
(i)any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct, or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Article VII or Section 7.2 to be satisfied;
(ii)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; and
(iii)any Claim commenced or, to the Knowledge of Seller, threatened against, relating to or involving or otherwise affecting Seller or the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.13 or that relates to the consummation of the transactions contemplated by this Agreement.
(b)Buyer’s receipt of information pursuant to this Section 6.16 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement and shall not be deemed to amend or supplement the Schedules hereto.
6.17Colchester Matters.
(a)Vermont Approval.  As promptly as practicable and in any event no later than five Business Days following the date hereof, Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain and deliver to Buyer an irrevocable written approval from the Vermont Commissioner of Financial Regulation approving the change of control of Colchester and the transactions contemplated by this Agreement, and Buyer shall reasonably cooperate with Seller in connection with obtaining the approval from the Vermont Commission of

Financial Regulation, including by providing information reasonably requested by the Vermont Commissioner of Financial Regulation regarding Buyer.
(b)A&R [***].  Prior to the Closing, Seller shall, and shall cause the Company and its applicable Subsidiaries to, amend and restate that certain [***], entered into by the Company or one of its Subsidiaries, on the one hand, and Colchester, on the other hand (as amended, the “[***]”), in form and substance reasonably satisfactory to Buyer, including that the [***] shall contain [***].  Seller shall provide Buyer with a reasonable opportunity to review and comment on such amendment and restatement prior to execution, and Seller shall consider in good faith and incorporate any reasonable comments provided by Buyer.
(c)[***].  If, prior to the Closing Date, Buyer requests in writing, Seller shall, and shall cause Colchester to, [***], including by delivering a [***] in accordance with the terms thereof, with such [***].
6.18Restructuring.
(a)As soon as reasonably practicable following the date hereof and in any event on or prior to the Closing, Seller Guarantor shall complete in all material respects the Restructuring on or prior to the Closing in accordance with Exhibit B, the Restructuring Documents as consented to by Buyer in accordance with this Section 6.18, and in accordance with applicable Law.  Seller Guarantor shall prepare, negotiate, execute and deliver the Restructuring Documents, in each case, in form and substance reasonably satisfactory to Buyer consistent with Exhibit B.  Seller Guarantor shall keep Buyer reasonably informed regarding the status of the Restructuring and any developments from the date hereof until the Closing.
(b)Seller Guarantor and Buyer promptly shall cooperate in good faith to finalize the Restructuring Documents in a manner consistent with the transactions contemplated by this Agreement.  Seller Guarantor shall provide Buyer with drafts of each Restructuring Document and each amendment, supplement or waiver thereto sufficiently in advance of the intended execution or filing date to afford Buyer a reasonable opportunity to review and comment.  Buyer shall provide its comments within two Business Days after receipt (or such shorter period as may be reasonably required under the circumstances).  Seller Guarantor shall consider in good faith any comments timely provided by Buyer and shall incorporate such comments to the extent reasonable, practical, and not inconsistent with Exhibit B.
(c)From and after the date of this Agreement, Seller Guarantor shall not, and shall cause its applicable Affiliates not to, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, (i) execute any Restructuring Document, (ii) amend, modify, supplement, terminate or waive any provision of any Restructuring Document, (iii) enter into any additional agreement or document that would constitute a Restructuring Document, or (iv) take any action that would reasonably be expected to result in a deviation from the Restructuring contemplated by Exhibit B or any Restructuring Document previously approved by Buyer.  Notwithstanding the foregoing, Buyer shall have no right to require revision or modification of, or to withhold, condition or delay its consent with respect to, or otherwise veto, (i) any provision of a Restructuring Document that is prescribed or required by[***], or (ii) any provision of a Restructuring Document that is required to comply with applicable Law; provided that Buyer and Seller Guarantor promptly shall determine in good faith and incorporate, with respect to the foregoing subsection (ii), the language necessary to satisfy such applicable Law and, with respect to the foregoing subsection (i), the language necessary to satisfy such [***].  Seller may, without Buyer’s prior written consent, but with reasonable advance notice to Buyer, make any amendment, modification or supplement that is necessary to correct a scrivener’s or drafting error, or required in compliance with the foregoing sentence, or determined on the advice of counsel to be required by applicable Law.  In each case in determining whether to grant its consent, Buyer shall take into account that Seller Guarantor is providing the indemnification set forth in Section 5.2 with respect to the Restructuring (including the level of credit support therefor).
(d)Seller Guarantor shall promptly, and in no event later than two Business Days following its execution or filing pursuant to this Section 6.18, furnish Buyer with copies of all executed Restructuring Documents and any amendments, modifications, supplements or waivers thereto, together with evidence reasonably satisfactory to Buyer that each such document has been duly executed, delivered, filed or otherwise made effective in accordance with its terms and applicable Law.
(e)Seller Guarantor shall promptly, and in no event later than two Business Days after Seller Guarantor first becomes aware thereof, notify Buyer in writing of any issue, dispute, delay or circumstance of which Seller Guarantor becomes aware that would reasonably be expected to prevent or materially delay completion of the Restructuring or result in any departure from Exhibit B.  The Parties shall cooperate in good faith to address any such matter in a manner consistent with the transactions contemplated by this Agreement, subject to the terms of this Section 6.18.
(f)Buyer shall not take any action, or fail to take any action, the primary purpose of which is to delay or impede the completion of the Restructuring.  Buyer shall not be entitled to assert as a basis for refusing to consummate the Closing any failure of the Restructuring to be completed to the extent such failure results primarily from Buyer’s breach of this Section 6.18 or its unreasonable withholding, conditioning or delaying of any consent, approval or cooperation required under this Section 6.18.
6.19Data Room Copies.  Within five Business Days following the date of this Agreement, Seller shall cause to be delivered to Buyer, four electronic copies of the Data Room as in effect as of 12:01 a.m., Eastern Time, on the date of this Agreement.
6.20Replacement of Seller Credit Support.
(a)As promptly as reasonably practicable following the Closing, and in any event no later than 90 days following the Closing Buyer shall, at Buyer’s sole cost and expense, use commercially reasonable efforts to obtain replacement letters of credit, surety bonds, insurance policies, guarantees, collateral placement or other credit support, or such other arrangements reasonably acceptable to the applicable beneficiary, sufficient to fully replace, individually and in the aggregate, all of the Seller Credit Support (other than the [***] Bond).

(b)From and after the Closing until the earlier of (i) the date that is 90 days following the Closing and (ii) the date on which all Seller Credit Support (other than the [***] Bond) has been replaced and Seller and its applicable Affiliates have received unconditional written releases from all obligations and contingent liabilities thereunder, Seller shall not, and shall cause its applicable Affiliates not to, cancel, amend, modify or permit the lapse of any Seller Credit Support without Buyer’s prior written consent not to be unreasonably withheld, conditioned or delayed.  Seller shall reasonably cooperate, at Buyer’s sole cost and expense, with Buyer’s efforts to replace the applicable Seller Credit Support, including by providing information and executing customary instruments reasonably requested by the applicable beneficiary or replacement credit support provider; provided, that neither Seller nor any of its Affiliates shall be required to incur any liability, extend any credit, provide any collateral or execute any new guarantee or reimbursement agreement, amend any existing facility or otherwise take any action that could reasonably be expected to increase its obligations.
(c)The obligations set forth in this Section 6.20 shall continue for the period described in Section 6.20(b) until every item of Seller Credit Support (other than the [***] Bond) has been terminated, cancelled or replaced and Seller and its applicable Affiliates have received unconditional written releases from all obligations and contingent liabilities thereunder.
(d)Buyer shall reimburse Seller within five Business Days for any amounts drawn under, paid pursuant to, or otherwise incurred in connection with the Seller Credit Support (other than the [***] Bond), together with reasonable and documented related costs and expenses.
(e)If Buyer fails to replace any Seller Credit Support (other than the [***] Bond) by the applicable deadline set forth in subsection (a) above, in addition to, and not in replacement of, any other remedy available to it, Seller may require Buyer, within five Business Days following written request therefor, to provide cash collateral, a replacement letter of credit issued by a nationally recognized financial institution, or other security reasonably satisfactory to Seller, in an amount equal to 100% of the maximum exposure under the applicable Seller Credit Support.
(f)Buyer shall indemnify, defend and hold harmless Seller and its Affiliates from and against any and all Liabilities and Losses, arising out of, relating to or resulting from the Post-Closing provision and maintenance of the Seller Credit Support (other than the [***] Bond) in accordance with this Section 6.20 by Seller and its Affiliates (other than as a result of any action willfully or negligently taken by of Seller or its Affiliates) and the breach of any of Buyer’s or its Affiliate’s obligations therewith.
(g)Until such time as the –[***] Litigation is fully and finally adjudicated, all amounts owing with respect thereto have been paid by the party owing such amounts, and Seller’s indemnification obligation under Section 5.2(a)(viii) have been fully satisfied (or are no longer applicable due to final and non-appealable adjudication of the –[***] Litigation in favor of the Company or its applicable Subsidiary), Seller shall maintain in place (and supplement as may be required by any applicable third party or Government Entity) the [***] Bond.

6.21Post-Closing Misdirected Payments.
(a)Following the Closing, if either Party or any of its Affiliates receives any cash, checks, wire transfers, refunds, credits, rebates or other funds that are the property of, or otherwise rightfully belong to, the other Party or any of its Affiliates under this Agreement or as a result of the transactions effected hereby, such receiving Party shall promptly (and in any event within ten Business Days after becoming aware thereof) remit or cause to be remitted such amounts to the Party entitled thereto.  Pending such remittance, the receiving Party shall hold such amounts for the benefit of the entitled Party and shall not exercise dominion or control over such amounts except as reasonably necessary to effect the prompt transfer thereof.
(b)Following the Closing, if either Party or any of its Affiliates inadvertently pays any invoice, charge or other amount that is the responsibility of the other Party or any of its Affiliates solely as a result of administrative delay, transition of accounts, automatic payment arrangements, billing practices, delayed transfer of vendor accounts or other similar transition-related circumstances arising from the transactions contemplated by this Agreement (including utilities, property taxes, telecommunications services, insurance premiums, maintenance contracts and other recurring operating expenses), the paying Party shall promptly notify the other Party and provide reasonable supporting documentation.  The Party responsible for such obligation shall promptly reimburse the paying Party for the amount so paid, and in any event within ten Business Days after receipt of such notice and supporting documentation.
(c)Without limiting the foregoing, nothing in this Section 6.21 shall (i) authorize either Party to knowingly or deliberately satisfy, prepay or assume any obligation of the other Party, (ii) require reimbursement for any payment knowingly or deliberately made on behalf of the other Party or their Affiliates, or (iii) alter the allocation of liabilities, obligations or expenses otherwise provided in this Agreement.
(d)Cooperation.  Each Party shall reasonably cooperate with the other Party to identify, reconcile and resolve any matters arising under this Section 6.21, including by providing such records, invoices, payment confirmations and other information as may be reasonably requested.  The rights and obligations set forth in this Section 6.21 are intended solely to facilitate the prompt correction of administrative errors occurring in connection with the transactions contemplated hereby or the sale of the Business following the Closing and shall not prejudice any Party’s rights or remedies under this Agreement.
(e)Each Party’s obligation to remit amounts or reimburse the other Party pursuant to this Section 6.21 shall be absolute and unconditional and shall not be subject to any right of setoff, recoupment, deduction, counterclaim or defense of any kind, whether arising under this Agreement, any Transaction Document or otherwise.  Any claim that a Party may have against the other Party shall be asserted separately in accordance with the terms of this Agreement and shall not delay or reduce any payment required under this Section 6.21.
6.22Certain Retained Leases; Post-Closing Cooperation and Cost Allocation.
(a)Notwithstanding anything in this Agreement, including Exhibit B, if any Lease intended to be assigned to LeaseCo set forth on Schedule 6.22(a) (which schedule may be supplemented by Seller following the date hereof and prior to the Closing Date to add no more than ten additional Leases) cannot be assigned as of the Closing (each, a “Retained Lease”) because a required landlord consent has not been obtained, such assignment would violate applicable Law or the applicable Lease, or Buyer and Seller Guarantor mutually determine that assignment should occur after Closing, such Retained Lease shall remain in the name of the Company or one of its Subsidiaries until assigned pursuant to this Section 6.22.  The failure, in and of itself, to complete any such assignment of a Retained Lease prior to Closing shall not constitute a breach of this Agreement or a failure of any condition to Closing.  During the period from the Closing until such Retained Lease is validly and fully assigned to LeaseCo in accordance with this Section 6.22, Buyer, the Company and their respective Subsidiaries, assigns and sublessees shall be solely entitled to occupy and use the premises subject to such Retained Lease consistent with the terms of such Retained Lease.
(b)Following Closing, Buyer and Seller Guarantor shall, and shall cause their respective Affiliates (including the Company), to cooperate in good faith and use commercially reasonable efforts to obtain all landlord consents and complete the assignment of each Retained Lease to LeaseCo, as promptly as reasonably practicable.  Seller Guarantor shall cause its applicable Affiliates (including LeaseCo) and Buyer shall cause the Company and its applicable Subsidiaries to, timely execute all landlord forms and provide such financial and operational information reasonably requested by landlords; provided, that neither Seller Guarantor, Buyer, the Company nor any of their respective Subsidiaries shall be required to pay additional consideration (except for any consideration that may be payable in accordance with the applicable Lease, which shall be the sole responsibility of Seller Guarantor) or accept materially adverse amendments to the applicable Retained Lease, or take any action that would reasonably be expected to impair Buyer’s, the Company’s or their respective Subsidiaries’ rights under such Retained Lease, Lease corresponding to a Closed Leased Location or this Section 6.22.
(c)Seller Guarantor may use commercially reasonable efforts to identify a subtenant for any Retained Lease; provided, that (i) any proposed subtenant and the terms and conditions of any proposed sublease shall be subject to Buyer’s prior written approval, not to be unreasonably withheld, conditioned or delayed, and (ii) no sublease shall be executed, delivered or become effective unless and until Buyer has approved the subtenant and the sublease in writing.  For the avoidance of doubt, Buyer may consider any factor a reasonable commercial landlord would consider in evaluating a proposed subtenant, including creditworthiness, intended use, operating history and compatibility with the premises underlying the Retained Lease.
(d)From and after the Closing and continuing for the entire remaining term of each Retained Lease (including any renewal and any option term that Seller Guarantor would have been obligated to exercise had the applicable prime lease been assigned to LeaseCo and the underlying premises subleased back to the Company pursuant to an applicable New Sublease Agreement), Seller Guarantor shall pay to Buyer, no later than five Business Days prior to each date on which any installment of rent becomes due and payable, an amount equal to the full amount of such rent and other charges becoming due on such date, other than (i) any amounts that would have been due by the Company or its applicable Subsidiary to LeaseCo under a New Sublease Agreement had the applicable prime lease been assigned to LeaseCo and the underlying premises subleased back to the Company pursuant to an applicable New Sublease Agreement and (ii) the amount of rent received by the Company or its applicable Subsidiary from a tenant under a Retail

Lease for a portion of such Real Property.  Seller Guarantor’s obligation to make such payments shall be absolute and unconditional and shall not be subject to any setoff, counterclaim, defense or deduction.
(e)Seller Guarantor’s obligation to pay rent and other charges pursuant to clause (d) shall terminate with respect to a Retained Lease solely upon the occurrence of one of the following: (i) such Retained Lease has been validly and fully assigned to LeaseCo or another Affiliate of Seller Guarantor and the Company and its Subsidiaries have been fully and unconditionally released from all obligations and liabilities thereunder; or (ii) a subtenant approved by Buyer in writing in accordance with Section 6.22(c) has assumed occupancy and entered into a sublease with the Company or its applicable Subsidiary to occupy all space in the applicable property that is not utilized for the applicable Repair Shop; provided, that Seller Guarantor’s payment obligations under Section 6.22(d) shall be relieved only for the duration of such sublease and upon the expiration or earlier termination of any such sublease (or any default by the subtenant in its payment obligations thereunder), Seller Guarantor’s payment obligations under Section 6.22(d) shall automatically resume.
(f)Neither Party shall unreasonably withhold, condition or delay its cooperation under this Section 6.22; provided, that nothing in this Section 6.22 shall limit, waive or otherwise modify Buyer’s approval rights with respect to any proposed subtenant or sublease.
6.23Seller Cooperation.  Prior to the Closing, and without limitation to Buyer’s rights pursuant to Section 6.14, Seller Guarantor shall use reasonable best efforts to, and shall cause its Subsidiaries to use reasonable best efforts to, and use its reasonable best efforts to, deliver to Buyer (a) the unaudited consolidated balance sheet, statement of income, and statement of cash flows of the Company, as of June 30, 2026, as promptly as practicable and in no event later than 45 days after the end of such quarter.
6.24Contractual Matters.
(a)From and after the date of this Agreement and until the Closing, Seller Guarantor shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain and deliver to Buyer, as promptly as practicable and in any event no later than the Closing Date, written consents from the applicable counterparties for any Contract to which the Company or any of its Subsidiaries is a party, which contains any restriction, termination right or other adverse term, in connection with a change of control of the Company or its applicable Subsidiaries, solely to the extent Buyer requests in writing for Seller Guarantor to pursue such consent, or otherwise in connection with the transactions contemplated hereby.
(b)With respect to the Material Contract listed as the [***] contract on Schedule 3.10, including any subcontract thereof, including that certain [***], by and between [***] and The Pep Boys – Manny, Moe & Jack, dated [***], the Parties will cooperate from and after the date of this Agreement until the Closing to terminate such Material Contract (and all statements of work and ancillary documents related thereto).  If the counterparty requires a fee or other financial concession for such termination, as between Buyer and Seller, Buyer shall be responsible for such fee, subject to Buyer’s reasonable approval.  If no such termination is available or Buyer does not approve a required fee, the applicable Material Contract will remain in place.
(c)Prior to the Closing, the Seller shall ensure that all fees, costs and expenses payable by the Company and its Subsidiaries in connection with Contracts with [***] and its Affiliates are paid in full and any such amounts remaining unpaid as of immediately prior to the Closing shall be accrued as a current liability in the calculation of Net Working Capital.
6.25No Impairment.  For so long as Buyer Guarantor or Seller Guarantor shall have ongoing obligations hereunder or under the terms of any applicable Transaction Document, neither Buyer Guarantor nor Seller Guarantor shall directly or indirectly, take any action, by amendment of such Person’s organizational documents or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of equity interests or securities, or any other voluntary action, with the intention of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed under this Agreement or any other Transaction Documents.
Article VII
CONDITIONS TO CLOSING
7.1Conditions to Obligations of the Parties.  The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition:
(a)No Government Entity shall have enacted, issued, promulgated, enforced or entered any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.
7.2Conditions to Obligations of Buyer.  The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:
(a)The (i) Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and as of the Closing as though made at Closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), and (ii) all other representations and warranties contained in Article III (except for the Fundamental Representations) shall be true and correct in all respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation contained in this Agreement) at and as of the date of this Agreement and as of the Closing as though made at Closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date), except where failure would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Seller shall have received all consents, authorizations, Orders and approvals from the Government Entities referred to in Section 3.2(b) of the Schedules, including the prior written approval of the Vermont Commissioner of Financial Regulation approving the change of control of Colchester, in form and substance reasonably satisfactory to Buyer, which is not subject to any qualifications, limitations or conditions that are adverse to Buyer, the Company or any of their respective Subsidiaries, and no such consent, authorization, Order and approval shall have been revoked.
(c)Seller shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, Seller shall have performed such agreements and covenants, as so qualified, in all respects.
(d)From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.
(e)The other Transaction Documents, including the Escrow Agreement and the Transition Services Agreement, shall have been executed and delivered by the parties thereto (other than Buyer) and true and complete copies thereof shall have been delivered to Buyer.
(f)Seller shall have delivered resignations effective as of the Closing Date of all of the Company’s and its Subsidiaries’ officers and directors (or equivalent member of a governing body) (in each case, in form and substance reasonably satisfactory to Buyer).
(g)Seller shall have delivered duly executed payoff letters and UCC-3 termination statements and other terminations, pay-offs or releases (including Intellectual Property Rights security interest releases in form and substance necessary for recordation in the United States Patent and Trademark Office, United States Copyright Office, or any other similar domestic or foreign office, department, or agency), evidencing the satisfaction in full of all outstanding Indebtedness of the Company and its Subsidiaries and the release of all Liens relating thereto (in each case, in form and substance reasonably satisfactory to Buyer), except with respect to the Tax Liens listed on Schedule 1.1(d), if not released prior to the Closing.
(h)Seller shall have delivered evidence of the termination of all Affiliate Agreements and Affiliate Transactions (other than in connection with the Seller Credit Support, the Restructuring Documents or otherwise as set forth on Schedule 7.2(h)), with no surviving obligations, Liabilities or commitments of the Company or any of its Subsidiaries to Seller Guarantor or any of its Affiliates (in each case, in form and substance reasonably satisfactory to Buyer).
(i)Seller shall have delivered to Buyer evidence of consummation of the Restructuring in all respects in accordance with Exhibit B, Section 6.18 and the Restructuring Documents.
(j)Seller shall have delivered a properly completed and duly executed IRS Form W-9 of Seller (or, if Seller is a disregarded entity for U.S. federal income tax purposes,

Seller’s regarded owner for U.S. federal income tax purposes) certifying that Seller (or Seller’s regarded owner for U.S. federal income tax purposes) is not subject to backup withholding.
(k)Seller shall have delivered each of the Lease Amendment Agreements, substantially in the form attached hereto as Exhibit I-2(a) containing those applicable terms described in the definition of “Lease Amendment Agreement” hereof, and the New Sublease Agreements, substantially in the form attached hereto as Exhibit L-2(a), Exhibit L-2(b) or Exhibit L-2(c), as applicable, containing those applicable terms described in the definition of “New Sublease Agreement” hereof, in each case, duly executed by LeaseCo and the Company or one of its Subsidiaries.
(l)Seller shall have delivered duly executed estoppel certificates from not less than [***]% of the applicable landlords under each of the Leases (in each case, in form and substance reasonably satisfactory to Buyer and otherwise in accordance with the provisions of Section 6.5(d)), which [***]% shall include estoppel certificate for those locations listed on Schedule 7.2(l),
(m)Seller shall have delivered duly executed consents from the applicable landlords under each of the Leases for those locations listed on Schedule 7.2(m) (in form and substance reasonably satisfactory to Buyer and otherwise in accordance with the provisions of Section 6.5(e));
(n)At least five Business Days before Closing, Seller shall have delivered the Preliminary Closing Statement, including the Estimated Cash and Cash Equivalents, the Estimated Net Working Capital Adjustment, the Estimated Closing Indebtedness, the Estimated Unpaid Seller Expenses, the Estimated Unpaid Income Taxes, and the calculation of the Estimated Purchase Price pursuant to Section 2.3(a).
(o)Seller shall have delivered, certificate(s) representing all of the Company Shares, duly endorsed in blank or accompanied by stock powers or other proper instruments of assignment endorsed in blank in proper form for transfer (in form and substance reasonably satisfactory to Buyer).
(p)Seller shall have delivered evidence of termination of the Tax sharing agreements described in Section 6.1(d) (in form and substance reasonably satisfactory to Buyer).
(q)Buyer shall have received a certificate of the Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.
(r)Buyer shall have received a certificate of the Secretary (or equivalent officer) of Seller certifying the names and signatures of the Persons of Seller authorized to sign this Agreement, the other Transaction Documents to which it is a party, and the other documents to be delivered hereunder and thereunder.

(s)Seller shall have delivered an executed certificate in form and substance reasonably acceptable to Buyer and executed by an authorized officer of Seller that each of the conditions set forth in Section 7.2(a), Section 7.2(c) and Section 7.2(d) has been satisfied.
(t)Seller shall have delivered four electronic copies of the Data Room as in effect as of 12:01 a.m., Eastern Time, on the Closing Date.
(u)From the date of this Agreement, there shall not have occurred (and no event, circumstance or condition shall have arisen that, with or without notice, lapse of time or both, would reasonably be expected to result in) a Lease Default Event with respect to [***] or more of the Leases.
(v)Seller shall have delivered to Buyer true, correct and complete copies of the fully executed amendment and restatement of the Colchester Note, together with such other evidence as Buyer may reasonably request confirming that such amendment and restatement has become effective in accordance with its terms (in each case, in form and substance reasonably satisfactory to Buyer).
(w)Seller shall have delivered evidence of the termination of the Leases set forth on Exhibit I-1 to this Agreement indicating a term length of zero years with no further Liability to the Company or any of its Subsidiaries (in form and substance reasonably satisfactory to Buyer).
(x)With respect to any Repair Shop with respect to which, prior to the Closing Date, Seller Guarantor or any of its Affiliates has entered into a definitive agreement to purchase the underlying real property or has purchased the underlying real property, if Buyer elects in its sole discretion, Seller shall have delivered a duly executed new lease in a form consistent with the Leases for which an Affiliate of Seller is the landlord, as modified by the form of Lease Amendment Agreement (including [***] duration),  containing the rent due under the existing lease for the applicable site and the other specific terms applicable to such property (e.g., super center or service center and, if a super center, separately demised or not).
(y)Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
7.3Conditions to Obligations of Seller.
(a)The representations and warranties contained in Article IV shall be true and correct at Closing as though made at Closing (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects), except where failure would not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)Seller shall have received all consents, authorizations, Orders and approvals from the Government Entities referred to in Section 4.2(b) of the Schedules, in form and substance reasonably satisfactory to Seller, and no such consent, authorization, Order and approval shall have been revoked.

(c)Buyer shall have duly performed and complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, Buyer shall have performed such agreements and covenants, as so qualified, in all respects.
(d)Buyer shall deliver, or cause the delivery, to Seller the Payment of the Estimated Purchase Price and the other amounts specified in Section 2.3(b) in accordance with the provisions set forth in Section 2.3(b).
(e)Buyer shall provide evidence of the fully bound R&W Insurance Policy.
(f)The other Transaction Documents, including the Escrow Agreement and the Transition Services Agreement, shall have been executed and delivered by the parties thereto (other than Seller and its Affiliates (including the Company and its Subsidiaries) and any other party to any Restructuring Document) and true and complete copies thereof shall have been delivered to Seller.
(g)an executed certificate in form and substance reasonably acceptable to Seller and executed by an authorized officer of Buyer that each of the conditions set forth in Section 7.3(a) and 7.3(c) has been satisfied.
(h)Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.
Article VIII
Termination
8.1Termination.  This Agreement only may be terminated at any time prior to the Closing:
(a)by the mutual written consent of Seller and Buyer;
(b)by Buyer by written notice to Seller if Buyer is not then in material breach of any provision of this Agreement and (i) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions to the obligations of Buyer specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within 15 days of Seller’s receipt of such written notice of breach from Buyer, and in any event prior to the Outside Date, (ii) Seller fails to consummate the Closing within five Business Days following the date the Closing was required to occur pursuant to this Agreement and Buyer was ready, willing and able to consummate the Closing, or (iii) Seller repudiates this Agreement (and does not legally retract such repudiation); provided, that a valid termination of this Agreement by Seller pursuant to Section 8.1 or any other communications regarding such a termination or any other discussion regarding the transactions contemplated hereby that does not legally constitute a repudiation of this Agreement in violation of its terms, shall not be deemed a repudiation of this Agreement;

(c)by Seller by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and (i) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions to the obligations of Seller specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within 15 days of Buyer’s receipt of written notice of such breach from Seller, and in any event prior to the Outside Date, (ii) Buyer fails to consummate the Closing within five Business Days following the date the Closing was required to occur pursuant to this Agreement and Seller was ready, willing and able to consummate the Closing, or (iii) Buyer repudiates this Agreement (and does not legally retract such repudiation); provided, that a valid termination of this Agreement by Buyer pursuant to Section 8.1 or any other communications regarding such a termination or any other discussion regarding the transactions contemplated hereby that does not legally constitute a repudiation of this Agreement in violation of its terms, shall not be deemed a repudiation of this Agreement;
(d)by Buyer or Seller by written notice to the other, if the Closing does not occur by the Outside Date; provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party whose breach of a representation, warranty, covenant or agreement under this Agreement has been the primary cause of or resulted in the failure of the Closing to occur on or before such date; or
(e)by Buyer or Seller by written notice to the other, if (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Government Entity shall have issued a final and non-appealable Order restraining or enjoining the transactions contemplated by this Agreement, and such Order shall have become final and non-appealable.
8.2Effect of Termination.
(a)In the event of the termination of this Agreement:
(i)in accordance with Section 8.1(a), Section 8.1(b), Section 8.1(d) or Section 8.1(e), this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto, except as provided in Section 8.2(b); or
(ii)if Seller has a right to, and does, validly terminate this Agreement pursuant to Section 8.1(c), Buyer shall, within one Business Day following Seller’s written demand therefor, pay to Seller a reverse termination fee by wire transfer of immediately available funds in an amount of $[***] (the “Reverse Termination Fee”) as full, complete and final settlement of all claims arising from Buyer’s failure to consummate the transactions contemplated by this Agreement.  Seller’s receipt of the Reverse Termination Fee shall be the sole and exclusive remedy of Seller against Buyer for any Loss relating to or arising from this Agreement or the transactions contemplated hereunder.  Upon receipt of the Reverse Termination Fee by Seller, this Agreement shall forthwith become void and none of Buyer or any of its Affiliates (including Buyer Guarantor) shall have any liability to

Seller or any of its Affiliates arising out of or relating to this Agreement, the transactions contemplated hereby or the termination hereof.
(b)Notwithstanding anything herein to the contrary, (i) no termination of this Agreement shall relieve any Party of any liability for damages to the other Parties hereto resulting from any willful and material breach of this Agreement, except as provided in Section 8.2(a)(ii), and (ii) this Section 8.2, Article IX and the Confidentiality Agreement shall survive termination of this Agreement.
Article IX
Miscellaneous
9.1Fees and Expenses.  Except as otherwise provided in this Agreement, (a) Buyer shall pay all costs and expenses incurred by Buyer in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement, whether or not the transactions contemplated by this Agreement are consummated, and (b) Seller shall pay at or prior to the Closing all costs and expenses incurred by the Company or its Subsidiaries or Seller in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement or the other Transaction Documents (including, for the avoidance of doubt, all Seller Expenses), whether or not the transactions contemplated by this Agreement are consummated.
9.2Seller Guaranty.
(a)In consideration of Buyer agreeing to enter into this Agreement, and in acknowledgment of the substantial and direct benefits that Seller Guarantor will derive from Seller’s performance under this Agreement, Seller Guarantor hereby unconditionally and irrevocably guarantees (the “Seller Guaranty”) to Buyer, the payment and performance of all obligations of Seller in this Agreement (the “Seller Guaranteed Obligations”) when and to the extent that Seller Guaranteed Obligation shall become due and payable, subject to the limitations set forth in this Agreement.
(b)If and whenever Seller defaults for any reason in the performance of any of the Seller Guaranteed Obligations, Seller Guarantor shall immediately upon demand from Buyer unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) such Seller Guaranteed Obligation in the manner prescribed by this Agreement and so that the same benefits shall be conferred on Buyer and its Affiliates as would have been received if such Seller Guaranteed Obligation had been duly performed and satisfied by Seller.
(c)This Seller Guaranty is an irrevocable, absolute, unconditional and continuing guarantee and shall remain in force until all the Seller Guaranteed Obligations have been performed or satisfied in full.  This Seller Guaranty is in addition to, without limitation to and not in substitution for, any rights or security that Buyer and its Affiliates may now or after the date hereof have or hold for the performance and observance of the Seller Guaranteed Obligations.
(d)A separate Claim or separate Claims under this Seller Guaranty may be brought and prosecuted against Seller Guarantor whether or not any Claim is brought or prosecuted against Seller or any other Person or whether Seller or any other Person is joined in any such Claim or Claims.  Any circumstance which operates to toll any statute of limitations applicable to Seller or Buyer shall also operate to toll the statute of limitations applicable to Seller Guarantor.  This Seller Guaranty is an unconditional guaranty of payment and not of collection.
(e)Seller Guarantor hereby waives the right to require Buyer to proceed against Seller or any other Person liable on the Seller Guaranteed Obligations or to pursue any other remedy in Buyer’s power whatsoever, and Seller Guarantor waives the right to have the proceeds of property of Seller or any other Person liable on the Seller Guaranteed Obligations first applied to the discharge of the Seller Guaranteed Obligations.  Seller Guarantor hereby waives, to the fullest extent permitted by Law, all rights and benefits under any applicable Law purporting to reduce a guarantor’s obligations in proportion to the obligation of the principal.  When making any demand on Seller Guarantor under this Seller Guaranty with respect to the Seller Guaranteed Obligations, Buyer may, but shall be under no obligation to, make a similar demand on Seller, and any failure by Buyer to make any such demand or to collect any payments from Seller shall not relieve Seller Guarantor of its obligations or Liabilities under this Seller Guaranty.  Buyer may, at its election, exercise any right or remedy it may have against Seller or any other Person without affecting or impairing in any way the Liability of Seller Guarantor under this Seller Guaranty, except to the extent the Seller Guaranteed Obligations have been paid, and Seller Guarantor waives any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or any other right or remedy of Seller Guarantor against Seller, whether resulting from such election by Buyer or otherwise.  Seller Guarantor hereby waives any defense based upon or arising by reason of: (i) any lack of authority of any officer, director or any other Person acting or purporting to act on behalf of Seller, or any defect in the formation of Seller; (ii) any act or omission by Seller which directly or indirectly results in or aids the discharge of Seller of any Seller Guaranteed Obligations by operation of law or otherwise; (iii) any default, failure, or delay, willful or otherwise, in the performance of the Seller Guaranteed Obligations; (iv) any modification of the Seller Guaranteed Obligations, in any form whatsoever, including the renewal, extension, acceleration or other change in time for payment or performance of the Seller Guaranteed Obligations, any waiver or modification of conditions precedent or any other change in the terms of the Seller Guaranteed Obligations or any part thereof; (v) the value, genuineness, irregularity, illegality, invalidity or enforceability of the Seller Guaranteed Obligations, this Agreement or any other agreement or instrument referred to in this Agreement; (vi) any change in ownership of Seller or Seller Guarantor or the dissolution, liquidation, winding-up, restructuring, bankruptcy or other change in the corporate existence of Seller or Seller Guarantor; (vii) any other circumstances that might otherwise constitute a legal or equitable discharge of a surety or guarantor; (viii) the existence of any Claim, set-off or other right that Seller Guarantor may have at any time against Buyer, Seller, any of their Affiliates or the Business, whether in connection with any Seller Guaranteed Obligation or otherwise; (ix) the adequacy of any other means Buyer may have of obtaining repayment of any of the Seller Guaranteed Obligations; or (x) the addition, substitution or release of any Person now or hereafter liable with respect to the Seller Guaranteed Obligations or otherwise interested in the transactions contemplated by this Agreement or any Transaction Documents.
(f)Seller Guarantor hereby waives all presentments, demands for performance, notices of nonperformance or default, protests, notices of protest, notices of dishonor and notices of acceptance of this Seller Guaranty and of the existence, creation or incurring of new or additional obligations with respect to the Seller Guaranteed Obligations.  Seller Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of Seller and of all other circumstances bearing upon the risk of nonpayment or nonperformance by Seller of the Seller Guaranteed Obligations which diligent inquiry would reveal, represents that it has adequate means of obtaining such financial information from Seller on a continuing basis, and agrees that Buyer shall have no duty to advise Seller Guarantor of information known to it regarding such condition or any such circumstances.  Seller Guarantor hereby waives notice of any action taken or omitted by Buyer in reliance hereon, any requirement that Buyer be diligent and prompt in making demands hereunder, notice of any waiver or amendment of any terms and conditions of this Agreement or any Transaction Documents, notice of any default by Seller or the assertion of any right of Buyer under this Agreement, and any right to plead or assert any election of remedies in any Claim to enforce this Seller Guaranty with respect to the Seller Guaranteed Obligations.
(g)This Seller Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any or all of the Seller Guaranteed Obligations is rescinded or must otherwise be restored or returned by Buyer upon the insolvency, bankruptcy or reorganization of Seller.  Notwithstanding any modification, discharge or extension of the Seller Guaranteed Obligations or any amendment, waiver, modification, stay or cure of Buyer’s rights which may occur in any bankruptcy or reorganization case or proceeding concerning Seller, whether permanent or temporary, and whether or not assented to by Buyer, Seller Guarantor hereby agrees that it shall be obligated hereunder to pay and perform the Seller Guaranteed Obligations and discharge its other obligations in accordance with the terms of the Seller Guaranteed Obligations as set forth in this Seller Guaranty in effect on the date of this Agreement.  Seller Guarantor understands and acknowledges that by virtue of this Seller Guaranty, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to Seller.
(h)Seller Guarantor is duly organized, validly existing and in good standing under the Laws of the state of Delaware.  Seller Guarantor possesses full power and authority necessary to own and operate its properties and assets and to carry on its businesses in all material respects as presently conducted and as contemplated to be conducted immediately after the Closing.
(i)Seller Guarantor possesses full legal right and all requisite power and authority, and has taken all actions necessary, to authorize, execute, deliver and perform this Agreement and each other Transaction Document to which Seller Guarantor is a party, and to consummate the transactions contemplated hereby and thereby, in accordance with the terms of this Agreement and the other Transaction Documents.  No other corporate action on the part of Seller Guarantor is necessary to authorize the execution, delivery and performance of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby.  Each Transaction Document to which Seller Guarantor is or will be a party has been, or upon execution will be, duly and validly executed and delivered by such party, and constitutes, or upon its execution and delivery will constitute (in each case, assuming due execution and delivery by each other party thereto), a valid and legally binding obligation of Seller Guarantor, enforceable against Seller Guarantor in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

(j)No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Government Entity is required on the part of Seller Guarantor for the execution, delivery and performance by Seller Guarantor of this Agreement and the other Transaction Documents nor the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  Neither the execution, delivery or performance by Seller Guarantor of this Agreement and the other Transaction Documents nor the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, will (i) conflict with or result in a breach, violation or infringement of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (except for a Permitted Lien), (iv) give any Person the right to modify, cancel, terminate, suspend, revoke or accelerate or increase any obligation under, (v) result in a violation of, or (vi) give rise to a loss of benefit under (A) the certificate of incorporation or bylaws (or other comparable organizational documents) of Seller Guarantor, (B) any Law or Order to which Seller Guarantor or any of its respective properties or assets is subject or bound, or (C) any material Contract to which Seller Guarantor is a party or by which its properties, rights or assets is subject or bound or any Material Contract, except in the case of clauses (B) and (C), for breaches, violations, infringements or Liens that would not be expected to (1) prevent, hinder or materially delay any of the transactions completed by this Agreement, or (2) materially impair the ability of Seller Guarantor to perform its obligations under this Agreement and the other Transaction Documents.
(k)Seller Guarantor warrants and agrees that each of the waivers set forth in this Section 9.2 is made with Seller Guarantor’s full knowledge of its significance and consequences and made after the opportunity to consult with counsel of its own choosing, and that under the circumstances, the waivers are reasonable and not contrary to public policy or Law.  If any of said waivers are determined to be contrary to any applicable Law or public policy, such waiver shall be effective only to the extent permitted by Law.
(l)Seller Guarantor shall have no obligations under this Agreement or the other Transaction Documents with respect to Seller or the transactions contemplated hereby or thereby, except as set forth in this Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, in connection with the Seller Guaranteed Obligations, Seller Guarantor shall be entitled to defenses available to Seller solely to the extent such defenses constitute rights and limitations of Seller expressly contemplated and set forth in this Agreement.
(m)The Seller Guaranty shall remain in full force and effect and shall be binding on Seller Guarantor until Seller has satisfied the Seller Guaranteed Obligations, and after such occurrence, the Seller Guaranty shall automatically terminate, shall have no further force and effect, and shall no longer be binding on Seller Guarantor.
(n)Nothing in this Section 9.2 is intended or shall be construed to confer upon or give any Person other than Buyer and its permitted assigns, any rights or remedies under this Section 9.2.
(o)Notwithstanding anything herein to the contrary, the obligations of Seller Guarantor shall be coextensive with, and shall not exceed, the obligations of Seller under this Agreement, and Seller Guarantor shall be entitled to the benefit of all limitations on liability, defenses, survival periods, thresholds, baskets, caps, exclusions and other protections available to Seller under this Agreement, and in no event shall the aggregate liability of Seller Guarantor exceed the aggregate liability of Seller under this Agreement.
9.3Buyer Guaranty.
(a)In consideration of Seller agreeing to enter into this Agreement, and in acknowledgment of the substantial and direct benefits that Buyer Guarantor will derive from Buyer’s performance under this Agreement, Buyer Guarantor hereby unconditionally and irrevocably guarantees (the “Buyer Guaranty”) to Seller, the payment and performance of all obligations of Buyer in this Agreement (the “Buyer Guaranteed Obligation”) when and to the extent that Buyer Guaranteed Obligation shall become due and payable, subject to the limitations set forth in this Agreement.
(b)If and whenever Buyer defaults for any reason in the performance of any of the Buyer Guaranteed Obligations, Buyer Guarantor shall immediately upon demand from Seller unconditionally perform (or procure performance of) and satisfy (or procure satisfaction of) such Buyer Guaranteed Obligation in the manner prescribed by this Agreement and so that the same benefits shall be conferred on Seller and its Affiliates as would have been received if such Buyer Guaranteed Obligation had been duly performed and satisfied by Buyer.
(c)This Buyer Guaranty is an irrevocable, absolute, unconditional and continuing guarantee and shall remain in force until all the Buyer Guaranteed Obligations have been performed or satisfied in full.  This Buyer Guaranty is in addition to, without limitation to and not in substitution for, any rights or security that Seller and its Affiliates may now or after the date hereof have or hold for the performance and observance of the Buyer Guaranteed Obligations.
(d)A separate Claim or separate Claims under this Buyer Guaranty may be brought and prosecuted against Buyer Guarantor whether or not any Claim is brought or prosecuted against Buyer or any other Person or whether Buyer or any other Person is joined in any such Claim or Claims.  Any circumstance which operates to toll any statute of limitations applicable to Buyer or Seller shall also operate to toll the statute of limitations applicable to Buyer Guarantor.  This Buyer Guaranty is an unconditional guaranty of payment and not of collection.
(e)Buyer Guarantor hereby waives the right to require Seller to proceed against Buyer or any other Person liable on the Buyer Guaranteed Obligations or to pursue any other remedy in Seller’s power whatsoever, and Buyer Guarantor waives the right to have the proceeds of property of Buyer or any other Person liable on the Buyer Guaranteed Obligations first applied to the discharge of the Buyer Guaranteed Obligations.  Buyer Guarantor hereby waives, to the fullest extent permitted by Law, all rights and benefits under any applicable Law purporting to reduce a guarantor’s obligations in proportion to the obligation of the principal.  When making any demand on Buyer Guarantor under this Buyer Guaranty with respect to the Buyer Guaranteed Obligations, Seller may, but shall be under no obligation to, make a similar demand on Buyer, and any failure by Seller to make any such demand or to collect any payments from Buyer shall not relieve Buyer Guarantor of its obligations or Liabilities under this Buyer Guaranty.  Seller may, at its election, exercise any right or remedy it may have against Buyer or any other Person without affecting or impairing in any way the Liability of Buyer Guarantor under this Buyer Guaranty, except to the extent the Buyer Guaranteed Obligations have been paid, and Buyer Guarantor waives any defense arising out of the absence, impairment or loss of any right of reimbursement or subrogation or any other right or remedy of Buyer Guarantor against Buyer, whether resulting from such election by Seller or otherwise.  Buyer Guarantor hereby waives any defense based upon or arising by reason of: (i) any lack of authority of any officer, director or any other Person acting or purporting to act on behalf of Buyer, or any defect in the formation of Buyer; (ii) any act or omission by Buyer which directly or indirectly results in or aids the discharge of Buyer of any Buyer Guaranteed Obligations by operation of law or otherwise; (iii) any default, failure, or delay, willful or otherwise, in the performance of the Buyer Guaranteed Obligations; (iv) any modification of the Buyer Guaranteed Obligations, in any form whatsoever, including the renewal, extension, acceleration or other change in time for payment or performance of the Buyer Guaranteed Obligations, any waiver or modification of conditions precedent or any other change in the terms of the Buyer Guaranteed Obligations or any part thereof; (v) the value, genuineness, irregularity, illegality, invalidity or enforceability of the Buyer Guaranteed Obligations, this Agreement or any other agreement or instrument referred to in this Agreement; (vi) any change in ownership of Buyer or Buyer Guarantor or the dissolution, liquidation, winding-up, restructuring, bankruptcy or other change in the corporate existence of Buyer or Buyer Guarantor; (vii) any other circumstances that might otherwise constitute a legal or equitable discharge of a surety or guarantor; (viii) the existence of any Claim, set-off or other right that Buyer Guarantor may have at any time against Seller, Buyer, any of their Affiliates or the Excluded Business, whether in connection with any Buyer Guaranteed Obligation or otherwise; (ix) the adequacy of any other means Seller may have of obtaining repayment of any of the Buyer Guaranteed Obligations; or (x) the addition, substitution or release of any Person now or hereafter liable with respect to the Buyer Guaranteed Obligations or otherwise interested in the transactions contemplated by this Agreement or any Transaction Documents.
(f)Buyer Guarantor hereby waives all presentments, demands for performance, notices of nonperformance or default, protests, notices of protest, notices of dishonor and notices of acceptance of this Buyer Guaranty and of the existence, creation or incurring of new or additional obligations with respect to the Buyer Guaranteed Obligations.  Buyer Guarantor assumes the responsibility for being and keeping itself informed of the financial condition of Buyer and of all other circumstances bearing upon the risk of nonpayment or nonperformance by Buyer of the Buyer Guaranteed Obligations which diligent inquiry would reveal, represents that it has adequate means of obtaining such financial information from Buyer on a continuing basis, and agrees that Seller shall have no duty to advise Buyer Guarantor of information known to it regarding such condition or any such circumstances.  Buyer Guarantor hereby waives notice of any action taken or omitted by Seller in reliance hereon, any requirement that Seller be diligent and prompt in making demands hereunder, notice of any waiver or amendment of any terms and conditions of this Agreement or any Transaction Documents, notice of any default by Buyer or the assertion of any right of Seller under this Agreement, and any right to plead or assert any election of remedies in any Claim to enforce this Buyer Guaranty with respect to the Buyer Guaranteed Obligations.
(g)This Buyer Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any or all of the Buyer Guaranteed Obligations is rescinded or must otherwise be restored or returned by Seller upon the insolvency, bankruptcy or reorganization of Buyer.  Notwithstanding any modification, discharge or extension of the Buyer Guaranteed Obligations or any amendment, waiver, modification, stay or cure of Seller’s rights which may occur in any bankruptcy or reorganization case or proceeding concerning Buyer, whether permanent or temporary, and whether or not assented to by Seller, Buyer Guarantor hereby agrees that it shall be obligated hereunder to pay and perform the Buyer Guaranteed Obligations and discharge its other obligations in accordance with the terms of the Buyer Guaranteed Obligations as set forth in this Buyer Guaranty in effect on the date of this Agreement.  Buyer Guarantor understands and acknowledges that by virtue of this Buyer Guaranty, it has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to Buyer.
(h)Buyer Guarantor is duly organized, validly existing and in good standing under the Laws of the state of Delaware.  Buyer Guarantor possesses full power and authority necessary to own and operate its properties and assets and to carry on its businesses in all material respects as presently conducted and as contemplated to be conducted immediately after the Closing.
(i)Buyer Guarantor possesses full legal right and all requisite power and authority, and has taken all actions necessary, to authorize, execute, deliver and perform this Agreement and each other Transaction Document to which Buyer Guarantor is a party, and to consummate the transactions contemplated hereby and thereby, in accordance with the terms of this Agreement and the other Transaction Documents.  No other corporate action on the part of Buyer Guarantor is necessary to authorize the execution, delivery and performance of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby and thereby.  Each Transaction Document to which Buyer Guarantor is or will be a party has been, or upon execution will be, duly and validly executed and delivered by such party, and constitutes, or upon its execution and delivery will constitute (in each case, assuming due execution and delivery by each other party thereto), a valid and legally binding obligation of Buyer Guarantor, enforceable against Buyer Guarantor in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.
(j)No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Government Entity is required on the part of Buyer Guarantor for the execution, delivery and performance by Buyer Guarantor of this Agreement and the other Transaction Documents nor the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  Neither the execution, delivery or performance by Buyer Guarantor of this Agreement and the other Transaction Documents nor the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, will (i) conflict with or result in a breach, violation or infringement of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien (except for a Permitted Lien), (iv) give any Person the right to modify, cancel, terminate, suspend, revoke or accelerate or increase any obligation under, (v) result in a violation of, or (vi) give rise to a loss of benefit under (A) the certificate of incorporation or bylaws (or other comparable organizational documents) of Buyer Guarantor, (B) any Law or Order to which Buyer Guarantor or any of its respective properties or assets is subject or bound, or (C) any material Contract to which Buyer Guarantor is a party or by which its properties, rights or assets is subject or bound or any Material Contract, except in the case of clauses (B) and (C), for breaches, violations, infringements or Liens that would not be expected to (1) prevent, hinder or materially delay any of the transactions completed by this Agreement, or (2) materially impair the ability of Buyer Guarantor to perform its obligations under this Agreement and the other Transaction Documents.
(k)Buyer Guarantor warrants and agrees that each of the waivers set forth in this Section 9.3 is made with Buyer Guarantor’s full knowledge of its significance and consequences and made after the opportunity to consult with counsel of its own choosing, and that under the circumstances, the waivers are reasonable and not contrary to public policy or Law.  If any of said waivers are determined to be contrary to any applicable Law or public policy, such waiver shall be effective only to the extent permitted by Law.
(l)Buyer Guarantor shall have no obligations under this Agreement or the other Transaction Documents with respect to Buyer or the transactions contemplated hereby or thereby, except as set forth in this Agreement.  Notwithstanding anything to the contrary set forth in this Agreement, in connection with the Buyer Guaranteed Obligations, Buyer Guarantor shall be entitled to defenses available to Buyer solely to the extent such defenses constitute rights and limitations of Buyer expressly contemplated and set forth in this Agreement.
(m)Buyer Guarantor possesses full legal right and all requisite power and authority, and has taken all actions necessary, to authorize, execute, deliver and perform this Agreement, and to consummate the transactions contemplated hereby, in accordance with the terms of this Agreement.  No other corporate action on the part of Buyer Guarantor is necessary to authorize the execution, delivery and performance of this Agreement or the payment, when due, of the Buyer Guaranteed Obligations.  This Agreement has been duly and validly executed and delivered by Buyer Guarantor, and constitutes a valid and legally binding obligation of Buyer Guarantor, enforceable against Buyer Guarantor in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.  At the Closing, Buyer Guarantor will have sufficient funds available to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder under this Section 9.3.
(n)The Buyer Guaranty shall remain in full force and effect and shall be binding on the Buyer Guarantor until Buyer has satisfied the Buyer Guaranteed Obligations, and after such occurrence, the Buyer Guaranty shall automatically terminate, shall have no further force and effect, and shall no longer be binding on Buyer Guarantor.  The Buyer Guaranty shall survive in full force and effect and shall be binding on the Buyer Guarantor until the later of (i) sixty days from the date of this Agreement and (ii) the final, non-appealable and conclusive determination of the Final Purchase Price, pursuant to Section 2.3(d).
(o)Nothing in this Section 9.3 is intended or shall be construed to confer upon or give any Person other than Seller and its permitted assigns, any rights or remedies under this Section 9.3.

(p)Notwithstanding anything herein to the contrary, the obligations of Buyer Guarantor shall be coextensive with, and shall not exceed, the obligations of Buyer under this Agreement, and Buyer Guarantor shall be entitled to the benefit of all limitations on liability, defenses, survival periods, thresholds, baskets, caps, exclusions and other protections available to Buyer under this Agreement, and in no event shall the aggregate liability of Buyer Guarantor exceed the aggregate liability of Buyer under this Agreement.
9.4Further Assurances.  Buyer and Seller shall, and shall cause their respective Affiliates to, from time to time (including following the Closing) at the request of the other Party, without any additional consideration, furnish such requesting Party such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the other Transaction Documents and give effect to the transactions contemplated by this Agreement and the other Transaction Documents, including to vest in Buyer good and valid title to the Company Shares.
9.5Press Release and Announcements.  Buyer and Seller shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby, and neither Buyer nor Seller, nor their respective Affiliates, shall issue any such press release or make any public announcement, without the prior consent of the other Party, except that no such approval shall be necessary to the extent disclosure is required by applicable Law, or any listing agreement with, or rules, of any national securities exchange or interdealer quotation service or by the request of any Government Entity; provided, that, unless such disclosure or document to be disclosed is entirely consistent with another public statement or filing made previously in accordance with this Section 9.5, Buyer or Seller, as applicable, shall use commercially reasonable efforts to allow the other Party reasonable time to review and comment on such release, announcement or in any other filing with any national securities exchange or Government Entity mentioning the transaction contemplated hereby or otherwise filing or disclosing the existence or terms of this Agreement or any Transaction Document, in each case, in advance of such issuance (and will consider any such comments in good faith); provided, further, that a Party may issue a press release or make a public statement that is consistent with prior press releases issued or public statements made in compliance with this Section 9.5 without such additional consultation and without such additional consent.  Notwithstanding the foregoing, Buyer, the Company and their Affiliates may, without consulting Seller, provide ordinary course communications regarding this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby, to its employees, including any representative bodies of such employees, or to have discussions with such Persons, about the transactions contemplated by this Agreement and the other Transaction Documents (so long as such Persons are instructed to keep the transactions contemplated by this Agreement and the other Transaction Documents confidential).  Notwithstanding the foregoing or anything in this Agreement to the contrary, Buyer and its Affiliates may make such announcements from time to time to their respective Affiliates in order that such Persons may provide information about this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby, to their respective limited partners, prospective limited partners and financing sources in connection with their ordinary course fundraising, reporting and other activities.

9.6Consent to Amendments; Waivers.  This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in writing, executed by Buyer, Seller and Seller Guarantor.  No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such Party under or by reason of this Agreement.
9.7Successors and Assigns.  This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties, shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties hereto whether so expressed or not, except that neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Seller without the prior written consent of Buyer, and neither this Agreement nor any of the covenants and agreements herein or rights, interests or obligations hereunder may be assigned or delegated by Buyer without the prior written consent of Seller; provided, that Buyer may (a) assign this Agreement and its rights and obligations hereunder without such prior written consent to any of its Affiliates, which assignment shall not relieve Buyer of its obligations hereunder or (b) make a collateral assignment in connection with any debt financing.
9.8Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
9.9Counterparts.  This Agreement may be executed in counterparts (including by means of facsimile or scanned and emailed signature pages), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.
9.10Descriptive Headings; Interpretation.  The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  The word “or” shall not be exclusive.  The word “extent” in the phrase “to the extent” shall mean to the degree to which a subject or other thing extends, and such phase shall not mean simply “if”.  References to “written” or “in writing” include electronic form.  The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Schedules, Annexes and Exhibits hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule, Annex and Exhibit references are to this Agreement unless otherwise specified.  Any capitalized terms used in any Schedule, Annex or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.  The words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation.”  The word “asset(s)” will be deemed to be followed by the words “tangible or intangible” unless otherwise specified.  The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms.  Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms.  All references to

“dollars” or “$” will be deemed references to the lawful money of the United States of America.  Any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Day”) shall be interpreted as a reference to a calendar day or number of calendar days.  If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be deferred until the next Business Day.  The words “Seller has provided” or “made available” or words of similar import with respect to any item provided or made available by Seller to Buyer shall mean posted on or prior to the date of this Agreement in the Data Room.  All references to “data” include “information” and vice versa.

9.11Entire Agreement.  This Agreement (including the Schedules, Annexes and Exhibits hereto), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way to the subject matter hereof or thereof.
9.12Specific Performance.
(a)Each Party acknowledges that the Parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any Party of any of the covenants or agreements contained in the Transaction Documents.  It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, (except in the circumstances described in the final sentence of this Section 9.12(a)) each of the Parties shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at Law or in equity as a remedy for any such breach or threatened breach.  Notwithstanding the foregoing, in any circumstance in which Seller is entitled to terminate this Agreement pursuant to Section 8.1(c), Seller’s sole and exclusive remedy shall be its right to terminate this Agreement and the payment of the Reverse Termination Fee by Buyer in accordance with this Agreement.
(b)Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.  Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.
9.13No Third Party Beneficiaries.  Except with respect to the Buyer Indemnified Persons and the Seller Indemnified Persons, who shall be third party beneficiaries hereunder, this Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted successors and assigns, any legal or equitable rights hereunder.

9.14Schedules, Annexes and Exhibits.  All Schedules, Annexes and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
9.15Governing Law.  This Agreement shall be interpreted and construed in accordance with the laws of the State of Delaware.  Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of Delaware, including its statutes of limitations, without giving effect to any conflict-of-laws or other rule that would result in the application of the laws of a different jurisdiction.
9.16Jurisdiction; Venue.  Each of the Parties irrevocably consents to the exclusive jurisdiction of and venue in the Delaware Court of Chancery within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court of the United States located in the State of Delaware, or, if any such federal court of the United States located in the State of Delaware declines to accept jurisdiction over a particular matter, any state court located in the State of Delaware) in connection with any dispute arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the other Transaction Documents (a “Dispute”).  Each Party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any Claim against it as contemplated by this Section 9.16 by any means of providing notice set forth in Section 9.18 of this Agreement.  Each Party waives and covenants not to assert or plead any objection that such Party might otherwise have to such jurisdiction, venue and process.  Each Party hereby agrees not to commence any Claim relating to or arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the other Transaction Documents in any jurisdiction or courts other than as provided herein.  Any final judgment rendered against a Party in any Claim shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by Law.
9.17Waiver of Jury Trial.  Each Party, Seller Guarantor and Buyer Guarantor waives, to the fullest extent permitted by applicable Law, any right it may have to trial by jury in respect of any Dispute.  Each Party, Seller Guarantor and Buyer Guarantor acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver in this Section 9.17.
9.18Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, when transmitted by email if transmitted prior to 6 pm (Eastern time) and if not, the next Business Day, three Business Days after being sent to recipient by U.S. First Class mail (postage prepaid), or one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid).  Such notices, demands and other communications shall be sent to Buyer and Seller at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.  All notices, demands and other communications hereunder may be given by any other means, but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

If to Seller:

Icahn Automotive Group LLC

c/o Icahn Enterprises L.P.
16690 Collins Avenue

Sunny Isles Beach, FL 33160
Attn: Jesse Lynn; Ted Papapostolou,
Email: [***]

with a copy (which shall not constitute notice to Seller) to:

Brown Rudnick LLP
Times Square Tower

7 Times Square

New York, NY 10036
Attn: Thomas Regan; John Cushing
Email: tregan@brownrudnick.com; jcushing@brownrudnick.com

If to Buyer or the Company:

Mavis Tire Express Services Corp.

100 Hillside Ave

White Plains, NY 10603

Attention: [***]

Telephone: [***]

Email: [***]

with a copy (which shall not constitute notice to Buyer or the Company) to:

Covington & Burling LLP
30 Hudson Yards
New York, NY 10001
Attention: Stephen Infante; Allison Schiffman
Email: sinfante@cov.com; aschiffman@cov.com

9.19No Strict Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

* * * * *

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

MAVIS TIRE SUPPLY, LLC

By:	/s/ David J. Sorbaro
	Name:	David J. Sorbaro
	Title:	Co-CEO

METIS HOLDCO, INC., solely for purposes of Sections 6.25 and 9.3

By:	/s/ David J. Sorbaro
	Name:	David J. Sorbaro
	Title:	Co-CEO

ICAHN AUTOMOTIVE GROUP LLC
By:	IEP ENERGY HOLDING LLC, its sole member

By:	/s/ Ted Papapostolou
	Name:	Ted Papapostolou
	Title:	President

ICAHN ENTERPRISES L.P., solely for purposes of Sections 6.1(d), 6.3, 6.4, 6.5, 6.6, 6.7, 6.10, 6.18, 6.22, 6.23, 6.25and 9.2
By:	ICAHN ENTERPRISES G.P. INC., its General Partner

By:	/s/ Ted Papapostolou
	Name:	Ted Papapostolou
	Title:	CEO